UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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K2M GROUP HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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October 5, 2018

Dear Fellow Stockholder:

On August 29, 2018, K2M Group Holdings, Inc. (“K2M”) entered into a definitive merger agreement to be acquired by Stryker Corporation (“Stryker”). Pursuant to and subject to the terms and conditions of the merger agreement, a direct or indirect wholly owned subsidiary of Stryker will be merged with and into K2M and K2M will survive the merger as a direct or indirect wholly owned subsidiary of Stryker.

If the merger is completed, our stockholders will have the right to receive $27.50 in cash, without interest, subject to any applicable withholding taxes, for each share of common stock, par value $0.001 per share, of K2M (“K2M common stock”) that they own immediately prior to the effective time of the merger (other than stockholders that have properly exercised and perfected and not lost or withdrawn their appraisal rights under Delaware law with respect to such shares).

You are cordially invited to attend a special meeting of our stockholders to be held in connection with the proposed merger on November 7, 2018 at 8:00 a.m., Eastern Time, at our offices at 600 Hope Parkway SE, Leesburg, Virginia 20175. At the special meeting, stockholders will be asked to consider and vote on a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (the “merger proposal”). Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of K2M common stock entitled to vote thereon.

The K2M board of directors has determined that it is in the best interest of K2M and the K2M stockholders that K2M enter into the merger agreement and has approved and declared advisable the merger agreement and the merger. The K2M board of directors made its determination after consideration of a number of factors more fully described in this proxy statement. The K2M board of directors unanimously recommends that you vote “FOR” the merger proposal.

The merger consideration of $27.50 per share represents a 26% premium over the closing price of $21.82 per share of K2M common stock on August 29, 2018, the last trading day prior to the public announcement of the proposed merger and a 30% premium over the 30-day volume-weighted average price of $21.15 per share of K2M common stock on August 28, 2018.

At the special meeting, K2M stockholders will also be asked to vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid to K2M’s named executive officers by K2M based on or otherwise relating to the merger, as required by the rules adopted by the Securities and Exchange Commission, and a proposal to approve an adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting. The K2M board of directors unanimously recommends that you vote “FOR” each of these proposals.

The merger cannot be completed unless K2M stockholders holding a majority of the outstanding shares of K2M common stock entitled to vote thereon approve the merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If you intend to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote on the merger proposal will have the same effect as a vote “AGAINST” this proposal.

The obligations of K2M and Stryker to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Stryker, the special meeting, the merger agreement and the merger.

Thank you for your confidence in K2M.

Yours truly,

Eric D. Major
Chairman of the Board of Directors, Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits of the merger agreement or the merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 5, 2018 and, together with the enclosed form of proxy, is first being mailed to K2M stockholders on or about October 9, 2018.

K2M Group Holdings, Inc.
600 Hope Parkway SE
Leesburg, Virginia 20175

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	November 7, 2018 at 8:00 a.m., Eastern Time

PLACE	600 Hope Parkway SE, Leesburg, Virginia 20175

ITEMS OF BUSINESS	•
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 29, 2018 (as it may be amended from time to time the “merger agreement”), by and among Stryker Corporation (“Stryker”), Austin Merger Sub Corp. (“Merger Sub”) and K2M Group Holdings, Inc. (“K2M”) and approve the transactions contemplated thereby, including the merger (the “merger proposal”); a copy of the merger agreement is attached to the accompanying proxy statement as Annex A;

•
To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by K2M to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•
To consider and vote on a proposal to approve an adjournment of the special meeting of K2M stockholders (the “special meeting”) to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting (the “adjournment proposal”).

RECORD DATE
Only K2M stockholders of record at the close of business on October 4, 2018 (the “record date”), are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting.

VOTING BY PROXY
Your vote is very important, regardless of the number of shares you own. The K2M board of directors (the “Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Board unanimously recommends that you vote:

	•	“FOR” the merger proposal;

	•	“FOR” the named executive officer merger-related compensation proposal; and

	•	“FOR” the adjournment proposal.

APPRAISAL
K2M stockholders who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of K2M common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the merger proposal and comply with all of the requirements of Section 262 of the DGCL, which are summarized herein. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement. The accompanying proxy statement constitutes the notice of appraisal rights with respect to the merger proposal required by Section 262 of the DGCL.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT A PROXY OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE IN PERSON AT THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THIS PROPOSAL.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of shares of K2M common stock outstanding at the close of business on the record date and entitled to vote thereon.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of shares of K2M common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Please also bring to the special meeting your account statement evidencing your beneficial ownership of K2M common stock as of the record date. All stockholders and proxy holders who attend the special meeting must also bring photo identification.

The proxy statement, of which this notice forms a part, provides a detailed description of the merger agreement and the merger. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of K2M common stock, please contact K2M’s proxy solicitor, Broadridge Financial Solutions, Inc. (“Broadridge”).

By Order of the Board of Directors,

Luke Miller
Secretary, Senior Vice President and General Counsel
Leesburg, Virginia
October 5, 2018

i

ii

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting of K2M stockholders. We urge you to carefully read the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on K2M included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 104. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “K2M,” “the Company,” “we,” “us,” or “our” in this proxy statement refer to K2M Group Holdings, Inc., a Delaware corporation; all references to “Stryker” refer to Stryker Corporation, a Michigan corporation; all references to “Merger Sub” refer to Austin Merger Sub Corp., a Delaware corporation and a direct or indirect wholly owned subsidiary of Stryker; all references to “K2M common stock” refer to the common stock, par value $0.001 per share, of K2M; all references to the “Board” refer to the board of directors of K2M; all references to the “merger” refer to the merger of Merger Sub with and into K2M with K2M surviving as a direct or indirect wholly owned subsidiary of Stryker; unless otherwise indicated or as the context otherwise requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of August 29, 2018, and as may be amended from time to time, by and among Stryker, Merger Sub and K2M, a copy of which is included as Annex A to this proxy statement. K2M, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Parties

K2M (see page 23)

K2M was formed in 2004 and began working with leading spine surgeons for the purpose of designing, developing and commercializing innovative and proprietary complex spine technologies and techniques. We are a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance. Our complex spine products are used by spine surgeons to treat some of the most difficult and challenging spinal pathologies, such as deformity (primarily scoliosis), trauma and tumor.

Our common stock is traded on the Nasdaq Global Select Market (“NASDAQ”) under the ticker symbol KTWO. Our headquarters are located at 600 Hope Parkway SE, Leesburg, Virginia 20175 and our telephone number is (703) 777-3155. Our corporate web address is www.k2m.com.

Stryker (see page 23)

Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. Stryker offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes.

The common stock of Stryker is listed on the New York Stock Exchange under the ticker symbol SYK. Stryker is a Michigan corporation with principal executive offices located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, telephone number (269) 385-2600.

For additional information, visit www.stryker.com. The information provided on the Stryker website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Stryker’s website provided in this proxy statement.

Merger Sub (see page 24)

Merger Sub is a Delaware corporation and a direct or indirect wholly owned subsidiary of Stryker, with principal executive offices located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, telephone number (269) 385-2600. It was formed for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into K2M, with Merger Sub ceasing to exist and K2M surviving as a direct or indirect wholly owned subsidiary of Stryker.

The Special Meeting

Date, Time and Place (see page 25)

The special meeting of K2M stockholders (the “special meeting”) is scheduled to be held at K2M’s offices at 600 Hope Parkway SE, Leesburg, Virginia 20175 on November 7, 2018 at 8:00 a.m., Eastern Time.

Purpose of the Special Meeting (see page 25)

At the special meeting, K2M stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (the “merger proposal”);
•	to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by K2M to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and
•	to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting (the “adjournment proposal”).

The Board has determined that it is in the best interest of the K2M stockholders to enter into the merger agreement and has approved and declared advisable the merger agreement and the merger. The Board unanimously recommends that the K2M stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

K2M stockholders must vote to approve the merger proposal as a condition for the merger to occur. If the K2M stockholders fail to approve the merger proposal by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote (see page 25)

Only holders of K2M common stock at the close of business on October 4, 2018, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. A list of such stockholders will be available during normal business hours at our principal executive offices at 600 Hope Parkway SE, Leesburg, Virginia 20175 at least 10 days prior to the special meeting and on the day of the special meeting for examination by any K2M stockholder registered on our stock ledger as of the record date for any purpose germane to the special meeting. At the close of business on the record date, 43,736,187 shares of K2M common stock were issued and outstanding.

Holders of K2M common stock are entitled to one vote for each share of K2M common stock they own at the close of business on the record date.

Quorum (see page 26)

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of shares of K2M common stock issued and outstanding at the close of business on the record date and entitled to vote at the special meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject K2M to additional expense. If no quorum is present at the special meeting, the chairperson of the meeting or the stockholders holding a majority in voting power of shares of K2M common stock, present in person or by proxy and entitled to vote at the special meeting, may adjourn the special meeting.

Required Vote (see page 26)

The approval of the merger proposal requires the affirmative vote of the holders of a majority of shares of K2M common stock outstanding at the close of business on the record date and entitled to vote thereon. If you do not vote, it will have the same effect as a vote “AGAINST” the merger proposal.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of shares of K2M common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Attendance and Voting at the Special Meeting (see page 27)

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” and you may vote your shares in person at the special meeting or by submitting a proxy by mail, over the internet or by telephone. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Although K2M offers four different methods for shares to be voted at the special meeting, K2M encourages you to submit a proxy over the internet or by telephone, as K2M believes they are the most convenient, cost-effective and reliable methods of causing your shares to be voted. If you choose to submit a proxy over the internet or by telephone, there is no need for you to mail back your proxy card.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Beneficial owners should also bring a copy of an account statement reflecting their ownership of K2M common stock as of the record date. All K2M stockholders and proxyholders who attend the special meeting must also bring photo identification.

If you are a current or former K2M employee with shares of K2M common stock received through the Employee Stock-Purchase Plan (“ESPP”) and held in street name by Morgan Stanley, you may receive one proxy card that covers the shares held for you by Morgan Stanley, as well as any other shares of K2M common stock registered directly in your name. You may submit one proxy for all of these shares via the internet, by telephone or by mail in the same manner as described above for registered stockholders. If you submit voting instructions for your ESPP shares by 11:59 p.m., Eastern Time, on November 6, 2018, Morgan Stanley will vote the shares as you have directed. If voting instructions are not received in time, Morgan Stanley will not vote your shares for any proposal.

K2M recommends that you submit a proxy or submit your voting instructions as soon as possible, even if you are planning to attend the special meeting, to ensure that your shares will be represented and voted at the special meeting. If you return an executed proxy and do not indicate how you wish to vote with regard to a particular proposal, your shares of K2M common stock will be voted “FOR” such proposal.

Solicitation of Proxies (see page 28)

The Board is soliciting your proxy, and K2M will bear the cost of soliciting proxies. Broadridge has been retained to assist with the solicitation of proxies. Broadridge will be paid approximately $6,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of K2M common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Broadridge or, without additional compensation, by certain of K2M’s directors, officers and employees.

Adjournments and Postponements (see page 28)

In addition to the merger proposal and the named executive officer merger-related compensation proposal, K2M stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If no quorum is present at the special meeting, the chairperson of the meeting or the stockholders holding a majority in voting power of shares of K2M common stock, present in person or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. Assuming a quorum is present, the affirmative vote of holders of a majority of the voting power of shares of K2M common stock present and entitled to vote on the adjournment proposal will be required to approve the adjournment proposal. The chairman of the meeting also has the power to adjourn the special meeting at any time, whether or not there is a quorum present. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes on the merger proposal, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

K2M may not change the record date for the special meeting without Stryker’s prior written consent and may not adjourn or otherwise postpone or delay the special meeting without Stryker’s prior written consent; however, K2M may adjourn or postpone the special meeting without Stryker’s consent (i) if as of the time for which the special meeting is originally scheduled (as set forth in this proxy statement) there are insufficient shares of K2M common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, (ii) after consultation with Stryker, to the extent necessary to ensure the distribution of any supplement or amendment to the proxy statement required by law within a reasonable amount of time in advance of the special meeting, (iii) if there are not sufficient votes at the time for which the special meeting is originally scheduled to constitute a quorum or to obtain approval of the merger proposal, or (iv) after consultation with Stryker, to the extent otherwise required to comply with applicable law; provided that K2M may only effect up to two such adjournments or postponements under the foregoing clauses (i) and (iii) (in the aggregate) for a period up to ten business days each and so long as no change in the record date for the special meeting would be required in case of such postponement.

The Merger

Structure of the Merger (see page 30)

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the merger (the “effective time”), Merger Sub will merge with and into K2M, the separate corporate existence of Merger Sub will cease and K2M will survive the merger as a direct or indirect wholly owned subsidiary of Stryker. As a result of the merger, each share of K2M common stock issued and outstanding immediately prior to the effective time (other than any shares that may be held by K2M as treasury stock or held directly by Stryker or any subsidiary of Stryker (including Merger Sub), and other than any shares owned by any stockholder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal) will be automatically cancelled and converted into the right to receive the merger consideration.

Merger Consideration — What Stockholders Will Receive in the Merger (see page 30)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, K2M stockholders will have the right to receive $27.50 in cash, without interest and less any applicable withholding taxes, for each share of K2M common stock that they own immediately prior to the effective time (other than any shares that may be held by K2M as treasury stock or held directly by Stryker or any subsidiary of Stryker (including Merger Sub), and other than any shares owned by any stockholder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal).

Effects on K2M if the Merger Is Not Completed (see page 31)

If the merger proposal is not approved by K2M stockholders or if the merger is not consummated for any other reason, K2M stockholders will not receive any payment for their shares of K2M common stock in connection with the merger. Instead, K2M will remain a public company, our common stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the merger agreement, K2M may be required to pay Stryker a termination fee of $47.6 million, as described under “The Merger Agreement—Termination Fee” beginning on page 85.

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Treatment of K2M Equity Awards (see page 30)

The merger agreement provides that outstanding equity-based awards issued under K2M’s equity incentive plans will be treated as set forth below:

Stock Options. Each option to purchase shares of K2M common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the excess, if any, of the merger consideration over the per share exercise price of such option, and (B) the number of shares of K2M common stock subject to such option as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law. Options with a per share exercise price equal to or exceeding the merger consideration will be cancelled without payment.

Restricted Stock Awards and Restricted Stock Unit Awards. Each K2M restricted stock award and K2M restricted stock unit award that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the merger consideration and (B) the number of shares of K2M common stock underlying the award as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law.

Effect Upon Employee Stock Purchase Plan (see page 30)

The current offering period under the ESPP will end as scheduled on December 31, 2018, or, if earlier, four trading days prior to the effective time. K2M will, prior to the effective time, take all actions necessary to terminate the ESPP effective as of the closing and to provide that (a) K2M will not commence a new offering period, (b) no new participants will be permitted into the ESPP and (c) existing participants may not increase their elections with respect to the current offering period. Participants who purchased shares of K2M common stock under the ESPP will receive the same merger consideration in the same manner as other K2M stockholders for each such share of K2M common stock that such participant holds as of the effective time.

Recommendation of the Board and Reasons for the Merger (see page 39)

After consideration of various factors, the Board determined that it is in the best interest of K2M and the K2M stockholders that K2M enter into the merger agreement, approved and declared advisable the merger and the merger agreement, resolved that the merger agreement be submitted for consideration by the K2M stockholders at the special meeting of the K2M stockholders and recommended that the K2M stockholders adopt the merger agreement and approve the transactions contemplated thereby. A description of factors considered by the Board in reaching its decision to adopt the merger agreement can be found in “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 42.

The Board unanimously recommends that K2M stockholders vote:

•	“FOR” the merger proposal;
•	“FOR” the named executive officer merger-related compensation proposal; and
•	“FOR” the adjournment proposal.

Opinion of Piper Jaffray & Co. (see page 44)

On August 29, 2018, Piper Jaffray & Co. (“Piper Jaffray”) delivered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Piper Jaffray’s written opinion dated the same date) that, as of August 29, 2018 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of K2M common stock issued and outstanding immediately prior to the effective time (other than any shares that may be held by K2M as treasury stock or held directly by Stryker or any subsidiary of Stryker (including Merger Sub), and other than any shares owned by any stockholder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal) pursuant to the merger agreement, was fair, from a financial point of view, to such holders.

The full text of the written opinion of Piper Jaffray, dated August 29, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B. Piper Jaffray provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Piper Jaffray opinion is not a recommendation as to how any holder of K2M common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between K2M and Piper Jaffray, K2M has agreed to pay Piper Jaffray a transaction fee, currently estimated to be approximately $21.4 million, which is contingent upon the consummation of the merger, except for $1 million of such fee which was paid by K2M to Piper Jaffray for rendering its fairness opinion and is creditable against the total fee. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Jaffray’s opinion.

Interests of K2M’s Executive Officers and Directors in the Merger (see page 54)

When considering the recommendation of the Board that you vote “FOR” the merger proposal, you should be aware that, aside from their interests as K2M stockholders, K2M’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other K2M stockholders generally. The Board was aware of such interests during its deliberations on the merits of the merger and in deciding to recommend that K2M stockholders vote “FOR” the merger proposal.

With regard to our directors serving on the Board (other than Mr. Eric D. Major and Dr. John P. Kostuik, whose interests are as executive officers), these interests relate to the impact of the transaction on the directors’ outstanding equity awards (which consist of restricted stock and stock options) and the provision of indemnification and insurance arrangements pursuant to the merger agreement and K2M’s certificate of incorporation and bylaws, which reflect that such directors may be subject to claims arising from their service on the Board.

With regard to our executive officers, these interests include the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger, assuming the merger occurred on October 1, 2018 and, where applicable, the executives’ employment was terminated by us without “cause” or, in some cases, by the executive for “good reason” (each as defined below) on October 1, 2018:

•	accelerated vesting of equity awards;
•	possible cash severance payments and other termination benefits under the executives’ employment agreements; and
•	the provision of indemnification and insurance arrangements pursuant to the merger agreement and K2M’s certificate of incorporation and bylaws.

Other Interests (see page 59)

On August 29, 2018, in contemplation of the merger, Stryker entered into an offer letter with Eric Major, K2M’s Chief Executive Officer and President, to serve as President of Stryker’s Spine division, beginning on, and subject to the occurrence of, the closing date of the merger, as further described in “The Merger—Other Interests” beginning on page 59. As of the date of this proxy statement, other than the arrangements discussed in this proxy statement, none of our executive officers has entered into any agreement with Stryker regarding employment with, or compensation from, the surviving corporation or Stryker on a going-forward basis following the completion of the merger although it is possible that additional agreements regarding going-forward employment could be reached prior to closing.

Effect of the Merger on K2M’s Convertible Notes (see page 31)

Under the terms of K2M’s 4.125% convertible senior notes due 2036 (the “2036 Convertible Notes”) and K2M’s 3.00% convertible senior notes due 2025 (the “2025 Convertible Notes” and, together with the 2036 Convertible Notes, the “Convertible Notes”), from and after the effective time of the merger, the Convertible Notes will no longer be convertible on the basis of K2M common stock and will instead be convertible into the cash consideration paid pursuant to the merger.

Under the terms of the Convertible Notes, the merger will constitute both a Fundamental Change and Make-Whole Fundamental Change. As a result, holders of the Convertible Notes will be permitted to choose (i) to convert their Convertible Notes at a temporarily increased conversion rate, (ii) to require K2M to buy back their Convertible Notes for a price equal to their principal amount plus accrued but unpaid interest to, but not including, the repurchase date or (iii) to continue holding their Convertible Notes; provided, however, that holders of the 2025 Convertible Notes will not have the right to require K2M to buy back their 2025 Convertible Notes if the cash consideration such holder would receive upon conversion of their 2025 Convertible Notes would exceed what they would receive upon a repurchase of their 2025 Convertible Notes in connection with such Fundamental Change.

If holders elect to convert their Convertible Notes in connection with the merger, the conversion rate will be temporarily increased (as set forth in the respective indentures governing the Convertible Notes) based upon (x) the date on which the merger is consummated and (y) the per share merger consideration provided for in the merger agreement.

Financing of the Merger (see page 61)

The consummation of the merger is not subject to any financing conditions. We anticipate that the total amount of funds necessary to consummate the merger and the related transactions, not including fees and expenses, will be approximately $1.40 billion, including the estimated funds needed to (i) pay our stockholders the merger consideration due to them under the merger agreement; (ii) make payments in respect of outstanding K2M stock options, K2M restricted stock awards and K2M restricted stock unit awards pursuant to the merger agreement; and (iii) pay the outstanding net indebtedness of K2M, including the consideration payable to holders of the outstanding Convertible Notes. We understand that Stryker expects to use cash and other available funds to fund the merger.

Regulatory Clearances and Approvals Required for the Merger (see page 61)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), we cannot complete the merger until we have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated. On September 13, 2018, K2M and Stryker each filed a premerger notification and report form under the HSR Act, as a result of which the applicable waiting period would expire on October 15, 2018, at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended by the antitrust authorities.

In addition, pursuant to conditions to the consummation of the merger set forth in the merger agreement, the parties are seeking governmental antitrust or merger control approvals in specified countries.

Generally under the merger agreement, each of K2M, Stryker and Merger Sub is required to use reasonable best efforts to satisfy the closing conditions relating to required antitrust and regulatory consents, subject to certain limitations, as further described in “The Merger—Regulatory Clearances and Approvals Required for the Merger” beginning on page 61.

While we have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner, there is no certainty that these approvals will be obtained.

Material U.S. Federal Income Tax Consequences of the Merger (see page 61)

The exchange of K2M common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 61 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (see page 62)

If the merger is consummated, stockholders are entitled to appraisal rights under the DGCL, in connection with the merger, provided that such stockholders meet all of the conditions and follow all of the requirements set forth in Section 262 of the DGCL. This means that stockholders who do not wish to accept the $27.50 per share merger consideration and meet all of the conditions set forth in Section 262 of the DGCL are entitled to seek appraisal of fair value of their shares of K2M common stock as of the effective time determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount determined by the Delaware Court of Chancery in an appraisal proceeding to be the fair value per share of K2M common stock as of the effective time may be less than, equal to or more than the $27.50 per share merger consideration that a stockholder would otherwise receive under the merger agreement if the merger is consummated.

To exercise appraisal rights, a stockholder of record must deliver a written demand for appraisal to K2M before the vote is taken on the merger proposal, such stockholder must not vote, in person or by proxy, in favor of the merger proposal, such stockholder must continue to hold the shares of K2M common stock of record from the date of making the demand for appraisal through the effective time, and such stockholder must otherwise follow the procedures prescribed by Section 262 of the DGCL. A stockholder’s failure to follow exactly the procedures specified under the

DGCL may result in the loss of such stockholder’s appraisal rights. See “The Merger—Appraisal Rights” beginning on page 62 and the text of Section 262 of the DGCL reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of K2M common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, because the demand for appraisal rights must be made by the record holder, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for such bank broker or other nominee to make a demand for appraisal on your behalf. Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. Stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL.

Expected Timing of the Merger

Assuming timely receipt of regulatory approvals and satisfaction of other closing conditions, we anticipate completing the merger in the fourth quarter of 2018. However, the merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside of the control of K2M or Stryker could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger.

No Solicitation; Company Acquisition Proposals (see page 75)

From and after the date of the merger agreement until the earlier of the effective time or the date, if any, on which the merger agreement is terminated by its terms, except as expressly permitted in connection with a Company Acquisition Proposal or Company Superior Proposal (each as defined in the merger agreement), K2M is generally not permitted to (and will not permit its subsidiaries and its and their respective affiliates and representatives to):

•	initiate, seek, solicit, knowingly facilitate or knowingly encourage, or knowingly induce or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Company Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals” beginning on page 75);
•	enter into, continue or otherwise participate in any negotiations or discussions with, or furnish or cause to be furnished any information or data to, or furnish access to K2M’s (or any of its subsidiaries’) properties with respect to, any third party (other than Stryker or any of its affiliates or representatives) relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal (other than informing any persons of the non-solicitation provisions in the merger agreement), or grant any waiver or release under (or terminate, amend or modify any provision of), or fail to use reasonable best efforts to enforce to the fullest extent permitted under applicable law, any confidentiality, standstill or similar agreement (except that if the Board determines in good faith, after consultation with K2M’s outside legal counsel, that the failure to grant any waiver or release would be inconsistent with the Board’s fiduciary duties under applicable law, K2M may waive any such standstill provision solely to the extent necessary to permit a third party to make a Company Acquisition Proposal);
•	execute or enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding relating to or in connection with, or that is intended to or would reasonably be expected to lead to any Company Acquisition Proposal;
•	submit any Company Acquisition Proposal or Company Superior Proposal to the K2M stockholders for their approval, or;
•	resolve to do, or agree or announce an intention to do, any of the foregoing.

However, if K2M receives, at any time following the date of the merger agreement and prior to approval of the merger proposal by K2M stockholders at the special meeting, a bona fide written Company Acquisition Proposal that did not result from a breach of the non-solicitation and related provisions of the merger agreement and the Board determines in good faith, after consultation with K2M’s financial advisors and outside legal counsel, that (i) such proposal constitutes or could reasonably be expected to lead to or result in a Company Superior Proposal and (ii) the failure to take the action described in the immediately following clause (x) or (y) would be inconsistent with the Board’s fiduciary duties under applicable law, then K2M may (x) furnish information concerning its business, properties or assets to the third party making such Company Acquisition Proposal pursuant to an acceptable confidentiality agreement and (y) negotiate and participate in discussions and negotiations with such third party concerning the Company Acquisition Proposal.

Before obtaining the required stockholder approval, the Board, in response to a Company Superior Proposal received by K2M or the Board that did not result from a breach of the non-solicitation and related provisions of the merger agreement, may authorize and cause K2M to effect a Company Adverse Recommendation Change and terminate the merger agreement, and concurrently with such termination enter into a definitive agreement providing for such Company Superior Proposal (subject to satisfaction of K2M’s termination fee obligations described below).

Conditions to the Merger (see page 83)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted by law, waiver of various conditions, including the following:

•	the merger agreement shall have been adopted by K2M stockholders at the special meeting;
•	the expiration or termination of the applicable waiting period under the HSR Act, and the receipt of any authorization or consent from a governmental authority required to be obtained with respect to the merger under specified antitrust laws; and
•	no governmental authority of competent jurisdiction issuing or entering any order, including any injunction, after August 29, 2018, and no law having been enacted or promulgated after August 29, 2018, in each case, that is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement.

The respective obligations of Stryker and Merger Sub to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of the following additional conditions:

•	K2M’s representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date) in the manner described under “The Merger Agreement—Conditions to the Merger” beginning on page 83;
•	K2M must have performed or complied in all material respects with all obligations required to be performed or complied with by it under the merger agreement on or prior to the effective time;
•	since the date of the merger agreement, there shall not have been any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the merger agreement);
•	Stryker must have received a certificate signed by an executive officer of K2M certifying that each of the conditions set forth in the preceding three bullet points have been satisfied; and
•	until June 29, 2019, the absence of any pending proceeding in a U.S. federal district court by any governmental authority against K2M, Stryker, Merger Sub or any of their respective subsidiaries seeking to (i) restrain or prohibit from retaining any portion of Stryker’s or Merger Sub’s assets or to restrain or prohibit Stryker or Merger Sub from acquiring any material portion of K2M’s or its subsidiaries’ business or assets, or to compel Stryker or Merger Sub to dispose of or hold separate any portion of the business or assets of K2M, Stryker or their respective subsidiaries in connection with the merger; (ii) challenging, seeking to restrain or prohibit the merger or seeking to obtain damages or any other material remedy in connection with the merger; (iii) seeking to impose material limitations on the ability of Merger Sub to consummate the merger; or (iv) seeking to impose limitations on the ability of Merger Sub or Stryker to exercise full rights of ownership of the shares of K2M common stock.

The obligation of K2M to effect the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following additional conditions:

•	Stryker’s and Merger Sub’s respective representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date) in the manner described under “The Merger Agreement—Conditions to the Merger” beginning on page 83;
•	Stryker and Merger Sub must have performed or complied in all material respects with each of their respective obligations required to be performed or complied with by them under the merger agreement on or prior to the effective time; and
•	K2M will have received a certificate signed by an executive officer of Stryker certifying that each of the conditions set forth in the preceding two bullet points have been satisfied.

Termination (see page 84)

The merger agreement can be terminated under the following circumstances:

•	by mutual written consent of Stryker and K2M;
•	by K2M or Stryker, if:
○	the merger is not consummated on or before 5:00 p.m. (New York City time) on August 29, 2019 (the “outside date”), and the terminating party’s failure to fulfill or comply with its obligations under the merger agreement in any material respect is not the principal cause of or principally resulted in the failure to so consummate the merger on or before the outside date;
○	any governmental authority of competent jurisdiction has issued or entered any final and non-appealable order, or any law has been enacted or promulgated, that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger or other transactions contemplated by the merger agreement, and the failure of the terminating party to perform or comply with any of its obligations under appropriate actions covenant of the merger agreement in any material respect has not been the principal cause of or principally resulted in the issuance of such order; or
○	the approval of the merger proposal has not been obtained upon a vote taken at the special meeting or any postponement or adjournment thereof at which a vote on the adoption of the merger agreement was taken.
•	by K2M:
○	if Stryker or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement in a manner that (i) results in the failure of K2M’s conditions to consummate the merger being satisfied and (ii) such breach is not capable of being cured by the outside date, or if capable of being cured, is not cured by Stryker or Merger Sub on or before the earlier of the outside date and the date that is 30 days of delivery of written notice to Stryker of such breach or failure to perform (provided that K2M’s right to terminate the merger agreement pursuant to this provision will not be available if K2M is then in material breach of any of its obligations under the merger agreement so as to result in the failure of the condition that Stryker and Merger Sub must have performed or complied in all material respects with all obligations required to be performed or complied with by it under the merger agreement on or prior to the effective time); or
○	before the approval of the merger proposal at the special meeting, in order to enter into a definitive agreement with respect to a Company Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, its obligations in respect of Company Superior Proposals described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals” beginning on page 81 of this proxy statement, and K2M pays Stryker the termination fee described below (provided that K2M may enter into such definitive written agreement simultaneously with such termination of the merger agreement);

•	by Stryker:
○	if K2M has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement in a manner that (i) results in the failure of Stryker’s and Merger Sub’s conditions to consummate the merger being satisfied and (ii) such breach is not capable of being cured by the outside date, or if capable of being cured, is not cured by K2M on or before the earlier of the outside date and the date that is within 30 days of delivery of written notice to K2M of such breach or failure to perform (provided that Stryker’s right to terminate the merger agreement pursuant to this provision will not be available if Stryker or Merger Sub is then in material breach of any of its obligations under the merger agreement so as to result in the failure of the condition that K2M must have performed or complied in all material respects with all obligations required to be performed or complied with by them under the merger agreement on or prior to the effective time);
○	if the Board makes a Company Adverse Recommendation Change; or
○	if K2M or the Board, as applicable, materially breaches its non-solicitation obligations under the merger agreement.

Termination Fee and Expenses Generally (see page 85)

If the merger agreement is terminated under specified circumstances, K2M may be required to pay a termination fee to Stryker of $47.6 million, including if Stryker terminates due to a Company Adverse Recommendation Change or if K2M terminates due to entering into a definitive agreement with respect to a Company Superior Proposal.

If we fail to pay Stryker the termination fee within the specified time period, we will be required to reimburse Stryker’s reasonable out-of-pocket costs and expenses incurred in connection with any action taken to collect payment of such amounts.

Except for the termination fee, out-of-pocket expenses and monetary damages payable by Stryker under the circumstances described above, whether or not the merger is completed, we and Stryker are each responsible for all of such party’s respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. We are not required to pay the applicable termination fee on more than one occasion.

Specific Performance (see page 86)

The parties to the merger agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Indemnification of Directors and Officers; Insurance (see page 82)

Prior to the effective time, K2M is required to or, if K2M is unable to, Stryker will cause the surviving corporation as of or after the effective time to, purchase a 6-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under K2M’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the effective time (including in connection with the merger agreement and the transactions or actions contemplated by the merger agreement), subject to certain limitations. If K2M or the surviving corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the effective time, Stryker is required to, for a period of 6 years from the effective time, cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by K2M with respect to matters arising on or before the effective time, subject to certain limitations.

Delisting and Deregistration of K2M Common Stock (see page 62)

As promptly as practicable following the completion of the merger, K2M common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Market Prices of K2M Common Stock (see page 91)

K2M common stock is listed on the NASDAQ under the symbol “KTWO”. On August 29, 2018, the last trading day prior to the public announcement of the proposed merger, the closing price per share of K2M common stock on the NASDAQ was $21.82. The closing price of the K2M common stock on the NASDAQ on October 4, 2018, the most recent practicable date prior to the filing of this proxy statement, was $27.27 per share. You are encouraged to obtain current market prices of K2M common stock in connection with voting your shares of K2M common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?
A.	On August 29, 2018, K2M entered into the merger agreement providing for the merger of Merger Sub with and into K2M, pursuant to which K2M will survive the merger as a direct or indirect wholly owned subsidiary of Stryker. You are receiving this proxy statement in connection with the solicitation by the Board of proxies from K2M stockholders to vote in favor of the merger proposal and the other matters to be voted on at the special meeting.
Q.	What is the proposed transaction?
A.	The proposed transaction is the acquisition of K2M by Stryker by way of merger of Merger Sub with and into K2M. If the merger proposal is approved by K2M stockholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or (to the extent permitted) waived, Merger Sub will merge with and into K2M. K2M will be the surviving corporation in the merger and will be privately held as a direct or indirect wholly owned subsidiary of Stryker. If the merger is consummated, each share of K2M common stock will automatically be cancelled and you will not own any shares of the capital stock of the surviving corporation.
Q.	What will I receive in the merger if it is completed?
A.	Under the terms of the merger agreement, if the merger is completed, you will be entitled to receive $27.50 in cash, without interest and less any applicable withholding taxes, for each share of K2M common stock you own (unless you have properly exercised and perfected and not lost or withdrawn your appraisal rights under Delaware law with respect to such shares). For example, if you own 100 shares of K2M common stock, you will be entitled to receive $2,750 in cash in exchange for your shares, without interest. You will not be entitled to receive shares in the surviving corporation or in Stryker.
Q.	Where and when is the special meeting, and who may attend?
A.	The special meeting will be held at K2M’s offices at 600 Hope Parkway SE, Leesburg, Virginia 20175 on November 7, 2018 at 8:00 a.m., Eastern Time. The meeting room will open at 7:30 a.m., Eastern Time, and registration will begin at that time. Stockholders who are entitled to vote may attend the meeting. Beneficial owners of shares held in “street name” who have not obtained a proxy from the holder of record but who wish to attend the meeting should bring a copy of an account statement reflecting their ownership of K2M common stock as of the record date. All stockholders and proxyholders should bring photo identification.
Q.	Who can vote at the special meeting?
A.	All K2M stockholders of record as of the close of business on October 4, 2018, the record date for the special meeting, are entitled to receive notice of, attend and vote at the special meeting, or any adjournment or postponement thereof. Each share of K2M common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were 43,736,187 shares of K2M common stock issued and outstanding.
Q.	What matters will be voted on at the special meeting?
A.	At the special meeting, you will be asked to consider and vote on the following proposals:
•	the merger proposal;
•	the named executive officer merger-related compensation proposal; and
•	the adjournment proposal.

Q.	How does the Board recommend that I vote on the proposals?
A.	The Board unanimously recommends that you vote:
•	“FOR” the merger proposal;
•	“FOR” the named executive officer merger-related compensation proposal; and
•	“FOR” the adjournment proposal.
Q.	What vote is required to approve the merger proposal?
A.	The merger proposal will be approved if K2M stockholders holding a majority of the outstanding shares of K2M common stock entitled to vote thereon approve the merger proposal.
Q.	What vote is required to approve the other proposals?
A.	Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of shares of K2M common stock present or represented by proxy at the special meeting and entitled to vote on the matter. If no quorum is present at the special meeting, the meeting may nonetheless be adjourned by the chairperson of the meeting or by the affirmative vote of the holders of a majority of the voting power of shares of K2M common stock present or represented by proxy at the special meeting and entitled to vote on the matter.
Q.	How are K2M’s directors and executives intending to vote?
A.	As of October 4, 2018, the directors and executive officers of K2M either directly or through their affiliates, collectively, beneficially owned and were entitled to vote 1,478,561 shares of K2M common stock, representing approximately 3.4% of the shares of K2M common stock outstanding on that date. K2M currently expects that these directors and executive officers will vote such shares of K2M common stock in favor of the foregoing proposals, although none of them has entered into any agreement obligating them to do so.
Q.	What factors did the Board consider in deciding to enter into the merger agreement and recommending the approval of the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal?
A.	In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend our stockholders approve the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal, the Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated thereby, including the merger, as well as other alternatives. For a more detailed description of these factors, see “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 39 of this proxy statement.
Q.	Do you expect the merger to be taxable to K2M stockholders?
A.	The exchange of K2M common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Q.	What other effects will the merger have on K2M?
A.	If the merger is completed, K2M common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and K2M will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to K2M common stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the merger, K2M common stock will no longer be publicly traded and you will no longer have any interest in K2M’s future earnings or growth; each share of K2M common stock you hold will represent only the right to receive $27.50 in cash, without interest and less any applicable withholding taxes.

Q.	When is the merger expected to be completed?
A.	Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the merger proposal, the parties to the merger agreement expect to complete the merger in the fourth quarter of 2018. However, K2M cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including the receipt of stockholder approval of the merger proposal and the receipt of certain regulatory approvals, the exact timing of the merger cannot be determined at this time and we cannot guarantee that the merger will be completed.
Q.	What happens if the merger is not completed?
A.	If the merger proposal is not approved by K2M stockholders, or if the merger is not completed for any other reason, K2M stockholders will not receive any payment for their shares of K2M common stock in connection with the merger. Instead, K2M will remain an independent public company and shares of K2M common stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Stryker a termination fee upon the termination of $47.6 million, as described under “The Merger Agreement—Termination Fee” beginning on page 85.
Q.	Does K2M intend to hold its 2019 annual meeting of stockholders?
A.	K2M has not yet determined whether it will hold its 2019 annual meeting of stockholders (the “2019 annual meeting”) due to the merger proposal. If the merger is not completed, K2M stockholders will continue to be entitled to attend and participate in K2M’s annual meeting of stockholders, and we will provide information about the 2019 annual meeting at a later date. If the merger is consummated, we will no longer have public stockholders and there will be no public participation in any future stockholders meetings of K2M.
Q.	Do any of K2M’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?
A.	Yes. In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the K2M stockholders. See “The Merger—Interests of K2M’s Executive Officers and Directors in the Merger” beginning on page 54.
Q.	Why am I being asked to consider and vote on the named executive officer merger-related compensation proposal?
A.	The SEC rules require K2M to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to K2M’s named executive officers in connection with the merger. Approval of the named executive officer merger-related compensation proposal is not required to complete the merger.
Q.	Who is soliciting my vote?
A.	The Board is soliciting your proxy, and K2M will bear the cost of soliciting proxies. Broadridge has been retained to assist with the solicitation of proxies. Broadridge will be paid approximately $6,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks or other nominees to beneficial owners of shares of K2M common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Broadridge or, without additional compensation, by certain of K2M’s directors, officers and employees.
Q.	What do I need to do now?
A.	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy (or provide instructions to your bank, broker or other nominee, as applicable) to vote your shares as promptly as possible to ensure that your shares will be represented and voted at the special meeting.

Q.	How do I vote if my shares are registered directly in my name?
A.	If your shares are registered directly in your name with our transfer agent (Equiniti Trust Company), you are considered a “stockholder of record” and there are four methods by which you may vote your shares or have your shares voted at the special meeting:
•	Internet: To submit a proxy to vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secured website. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you submit your vote via proxy over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on November 6, 2018.
•	Telephone: To submit a proxy to vote by telephone, call toll-free 1-800-690-6903 within the USA, US territories & Canada on a touch tone telephone. Please have your proxy card in hand when you access the website and follow the instructions in order to submit your vote by proxy by telephone. If you submit your vote via proxy by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on November 6, 2018.
•	Mail: To submit a proxy to vote by mail, complete, sign and date a proxy card and return it promptly to the address indicated on the proxy card in the postage-paid envelope provided.
•	In Person: You may attend the special meeting and vote your shares in person, rather than by submitting a proxy to vote your shares by mail, over the internet or by telephone. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to submit a proxy to vote to ensure your vote is counted. You may still attend the meeting and vote in person if you have already submitted a proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote by submitting a proxy over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. If you return your signed proxy card to us or vote by submitting your proxy by telephone or over the internet before the special meeting, and you do not subsequently revoke your proxy, we will vote your shares as you direct in such proxy.

If you return an executed proxy and do not indicate how you wish to vote with regard to a particular proposal, your shares of K2M common stock will be voted in favor of such proposal.

Q.	How do I vote if my shares are held in the name of my broker, bank or other nominee?
A.	If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner of shares held by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.
Q.	How do I vote my shares that are held in any employee plans?
A.	If you are a current or former K2M employee with shares of K2M common stock received through the ESPP and held in street name by Morgan Stanley, you may receive one proxy card that covers the shares held for you by Morgan Stanley, as well as any other shares of K2M common stock registered directly in your name. You may submit one proxy for all of these shares via the internet, by telephone or by mail in the same manner as described above for registered stockholders. If you submit voting instructions for your ESPP shares by 11:59 p.m., Eastern Time, on November 6, 2018, Morgan Stanley will vote the shares as you have directed. If voting instructions are not received in time, Morgan Stanley will not vote your shares for any proposal.

Q.	Can I change or revoke my proxy after it has been submitted?
A.	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy by:
•	submitting another proxy over the internet or by telephone prior to 11:59 p.m., Eastern Time, on November 6, 2018;
•	timely delivering a written notice that you are revoking your proxy to our Secretary;
•	timely delivering a valid, later-dated proxy; or
•	attending the special meeting and voting in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your voting instructions provided to such broker, bank or other nominee.

Q.	How many shares of K2M common stock must be present to constitute a quorum for the meeting?
A.	The presence at the special meeting, in person or by proxy, of a majority of the voting power of shares of K2M common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If no quorum is present at the special meeting, the chairperson of the meeting or the stockholders holding a majority in voting power of shares of K2M common stock, present in person or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject K2M to additional expense. As of the close of business on the record date, there were 43,736,187 shares of K2M common stock outstanding. Accordingly, 21,868,094 shares of K2M common stock must be present or represented by proxy at the special meeting to constitute a quorum. If you submit a signed proxy card, grant a proxy electronically over the Internet or by telephone, or submit a ballot in person at the special meeting (regardless of whether you indicate how you wish to vote), your shares of K2M common stock will be counted for purposes of determining the presence of a quorum.
Q.	What if I abstain from voting on any proposal? What if I do not vote?
A.	For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast for or against the merger proposal, but will still count for the purpose of determining whether a quorum is present. However, the vote to approve the merger proposal is based on the total number of shares of K2M common stock outstanding on the record date. As a result, if you abstain, or if you fail to vote (or submit voting instructions to your bank, broker or other nominee, in the case of “street name” shares), it will have the same effect as if you vote “AGAINST” the approval of the merger agreement.

For the named executive officer merger-related compensation proposal and the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Each of the named executive officer merger-related compensation proposal and the adjournment proposal requires for its approval the affirmative vote of the holders of a majority of the voting power of shares of K2M common stock present or represented by proxy at the special meeting and entitled to vote on the matter. As a result, abstentions will be counted for purposes of determining whether a quorum is present and, assuming a quorum is present, will have the same effect as a vote against the named executive officer merger-related compensation proposal and the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of K2M common stock will result in such shares not being counted for purposes of determining the presence of a quorum and will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person at the special meeting?
A.	If you are a stockholder of record and you do not attend the special meeting or sign and return your proxy card, vote by submitting your proxy by telephone or vote by submitting your proxy over the internet, your shares will not be voted at the special meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of K2M common stock outstanding as of the close of business on the record date. As a result, if you fail to return your proxy card or otherwise fail to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	What is a broker non-vote? If I hold my shares in “street name,” will my bank, broker or other nominee vote my shares for me on the proposals to be considered at the special meeting?
A.	Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if a beneficial owner of shares of K2M common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to at least one of the three proposals, then those shares will not be counted as present in person or by proxy at the special meeting (including for purposes of determining a quorum). Because all three proposals are non-discretionary matters, it is not expected that there will be any broker non-votes at the special meeting; however, it is possible that a broker non-vote could occur with respect to one or more of the proposals to the extent that voting instructions are given to a broker, bank or other nominee with respect to at least one but less than all of the proposals. Because the vote to approve the merger proposal is based on the total number of shares of K2M common stock outstanding on the record date, if you fail to issue voting instructions to your broker, bank or other nominee or if a broker non-vote occurs with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. To the extent that you fail to issue voting instructions to your broker, bank or other nominee or a broker non-vote occurs with respect to the named executive officer merger-related compensation proposal or the adjournment proposal, it will have no effect on the outcome of such proposals because such shares are not deemed present and entitled to vote on the matters under Delaware law.
Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A.	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.
Q.	What does it mean if I get more than one proxy card or voting instruction card?
A.	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the internet or by telephone) to ensure that all of your shares are voted.
Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of K2M common stock?
A.	Yes. If you are a record holder of K2M common stock and you do not vote in favor of the merger proposal, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. See “The Merger—Appraisal Rights” beginning on page 62. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex C.

Q.	How does the merger consideration compare to the market price of K2M common stock prior to the public announcement of the merger agreement? How does the merger consideration compare to the market price of K2M common stock as of a recent trading date?
A.	The merger consideration of $27.50 per share represents a 26% premium over the closing price of $21.82 per share of K2M common stock on August 29, 2018, the last trading day prior to the public announcement of the proposed merger and a 30% premium over the 30-day volume-weighted average price of $21.15 per share of K2M common stock on August 28, 2018. On October 4, 2018, the last practicable day before the printing of this proxy statement, the closing price of K2M common stock on the NASDAQ was $27.27 per share. You are encouraged to obtain current market quotations for K2M common stock.
Q.	What happens if I sell my shares of K2M common stock before the completion of the merger?
A.	If you transfer your shares of K2M common stock, you will have transferred your right to receive the merger consideration in the merger or to demand appraisal rights in connection with the merger. In order to receive the merger consideration or to exercise appraisal rights in connection with the merger, you must hold your shares of K2M common stock through the effective time of the merger. The record date for stockholders entitled to vote at the special meeting is earlier than the date the merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of K2M common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies K2M in writing of such special arrangements, you will transfer the right to receive the merger consideration, if the merger is consummated, to the person to whom you sell or transfer your shares of K2M common stock, but you will have retained your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of K2M common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.
Q.	What is a proxy?
A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of K2M common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of K2M common stock is called a “proxy card.” The Board has designated Luke Miller, K2M’s Senior Vice President, General Counsel and Secretary, and Gregory S. Cole, K2M’s Chief Financial Officer, as proxies for the special meeting.
Q.	If a stockholder gives a proxy, how are the shares voted?
A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the special meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the merger proposal; (ii) “FOR” the named executive officer merger-related compensation proposal; and (iii) “FOR” the adjournment proposal.
Q.	Who will count the votes obtained at the special meeting?
A.	The votes will be counted by the inspector of election appointed for the special meeting.
Q.	What will the holders of K2M stock options, K2M restricted stock awards, K2M restricted stock unit awards and the participants in the ESPP receive in the merger?
A.	As of the effective time, each outstanding and unexercised option to purchase shares of our common stock immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the excess, if any, of the merger consideration over the per share exercise price of such option, and (B) the number of shares of K2M common stock subject to such option as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law. Options with a per share exercise price equal to or exceeding the merger consideration will be cancelled without payment.

Each K2M restricted stock award and K2M restricted stock unit award outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the merger consideration and (B) the number of shares of K2M common stock underlying the award as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law.

Participants who purchased shares of K2M common stock under the ESPP will receive the same merger consideration in the same manner as other K2M stockholders for each such share of K2M common stock that such participant holds as of the effective time.

Q.	What is householding and how does it affect me?
A.	The SEC’s proxy rules and the DGCL permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or K2M at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered to any stockholder upon written request to: Secretary, K2M Group Holdings, Inc., 600 Hope Parkway SE, Leesburg, Virginia 20175.
Q.	When will K2M announce the voting results of the special meeting, and where can I find the voting results?
A.	K2M intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting. All reports that K2M files with the SEC are publicly available when filed.
Q:	Who can help answer my other questions?
A:	If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Broadridge, which is acting as the proxy solicitation agent for K2M in connection with the merger, or us.

Broadridge Financial Solutions, Inc.
 51 Mercedes Way
Edgewood, NY 11717

or

K2M Group Holdings, Inc.
Attention: Investor Relations
ir@k2m.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The proxy statement and the attached annexes contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to the expected timing, completion and effects of the proposed merger, as well as other statements representing management’s beliefs about, future events, transactions, strategies, operations and financial results, including, without limitation, our expectations with respect to the costs and other anticipated financial impacts of the merger; future financial and operating results of K2M; K2M’s plans, objectives, expectations and intentions with respect to future operations and services; required approvals to complete the merger by our stockholders and by governmental regulatory authorities, and the timing and conditions for such approvals; the stock price of K2M prior to the consummation of the merger; and the satisfaction of the closing conditions to the proposed merger. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our periodic reports filed with the SEC and are available on our website at www.k2m.com under “Investor Relations.” You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this proxy statement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only to expectations as of the date of this proxy statement. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this proxy statement, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this proxy statement, such statements or disclosures will be deemed to modify or supersede such statements in this proxy statement.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements. These risks and uncertainties include (1) with respect to the merger, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including in circumstances in which we would be required to pay a termination fee of $47.6 million; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions contemplated by the merger agreement; risks related to disruption of management’s attention from K2M’s ongoing business operations due to the transactions contemplated by the merger agreement; the effect of the announcement of the proposed merger on K2M’s relationships with its customers, employees, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees; the risk that our stock price may decline significantly if the merger is not consummated; the fact that under the terms of the merger agreement, we are unable to solicit other Company Acquisition Proposals during the pendency of the merger; the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others; the fact that receipt of the all-cash merger consideration would be taxable to our stockholders that are treated as U.S. holders for United States federal income tax purposes; the fact that our stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company; and (2) with respect to our business, economic conditions adversely affecting our business or results or the viability of our supply base; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; the unsuccessful implementation of our current expansion efforts adversely impacting our business or results; any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; pricing pressures from our customers adversely affecting our profitability; global competition adversely affecting our sales, profitability or financial condition; any disruption in our information technology systems adversely impacting our business and operations; any shortage of supplies causing a production disruption for any customers or us; the loss of any of our largest customers or a significant amount of their business, or a significant decline in their production levels, adversely affecting us; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; our contingent liabilities and tax matters causing us to incur losses or costs; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; commodity inflationary pressures adversely affecting our profitability or supply base; costs or adverse effects on our business, reputation or results from governmental regulations; work stoppages or other labor issues at our facilities or those of our customers or others in our supply chain adversely affecting our business, results or financial condition; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability and other risks and uncertainties set forth in K2M’s Annual Report on Form 10-K for fiscal year ended December 31, 2017 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K under Item 1A “Risk Factors”.

THE PARTIES TO THE MERGER

K2M Group Holdings, Inc.

K2M Group Holdings, Inc.
600 Hope Parkway SE
Leesburg, Virginia 20175
(703) 777-3155

K2M was formed in 2004 and began working with leading spine surgeons for the purpose of designing, developing and commercializing innovative and proprietary complex spine technologies and techniques.

We are a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance. Our complex spine products are used by spine surgeons to treat some of the most difficult and challenging spinal pathologies, such as deformity (primarily scoliosis), trauma and tumor.

Our products primarily consist of implants, disposables and instruments which are typically marketed and sold to hospitals for use by spine surgeons. As of December 31, 2017, our product portfolio contained 99 product lines that are used in complex spine, MIS and degenerative surgeries, enabling us to effectively compete in the $10.8 billion global spinal surgery market. We believe many of our products offer simplified surgical techniques and promote improved clinical outcomes for patients, although their quality, safety and efficacy are not yet supported by long-term clinical data.

Our common stock is traded on the NASDAQ the ticker symbol KTWO. Our headquarters are located at 600 Hope Parkway SE, Leesburg, Virginia 20175 and our telephone number is (703) 777-3155. Our corporate web address is www.k2m.com.

For additional information about K2M included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page 97.

Stryker Corporation

Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
(269) 385-2600

Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. Stryker offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes.

Stryker’s products are sold in over 85 countries through company-owned subsidiaries and branches, as well as third-party dealers and distributors, and include implants used in joint replacement and trauma surgeries; surgical equipment and surgical navigation systems; endoscopic and communications systems; patient handling, emergency medical equipment and intensive care disposable products; neurosurgical, neurovascular and spinal devices; as well as other products used in a variety of medical specialties. In the United States most of Stryker’s products are marketed directly to doctors, hospitals and other healthcare facilities.

The common stock of Stryker is listed on the New York Stock Exchange under the ticker symbol SYK. Stryker is a Michigan corporation with principal executive offices located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, telephone number (269) 385-2600.

For additional information, visit www.stryker.com. The information provided on the Stryker website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Stryker’s website provided in this proxy statement.

Merger Sub

Austin Merger Sub Corp.
c/o Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
(269) 385-2600

Merger Sub is a Delaware corporation and a direct or indirect wholly owned subsidiary of Stryker, with principal executive offices located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, telephone number (269) 385-2600. It was formed for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into K2M, with Merger Sub ceasing to exist and K2M surviving as a direct or indirect wholly owned subsidiary of Stryker. All of the outstanding shares of capital stock of Merger Sub is, and as of the effective time of the merger will be, owned directly or indirectly by Stryker.

THE SPECIAL MEETING

This proxy statement is being provided to the K2M stockholders as part of a solicitation by the Board of proxies for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at K2M’s offices at 600 Hope Parkway SE, Leesburg, Virginia 20175 on November 7, 2018 at 8:00 a.m., Eastern Time.

Purpose of the Special Meeting

At the special meeting, K2M stockholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the sections entitled “The Merger,” “The Merger Agreement” and “Merger Proposal (Proposal 1)” beginning on pages 30, 67, and 88, respectively;
•	the named executive officer merger-related compensation proposal, which approval shall be on a on a non-binding, advisory basis, as further discussed under “The Merger—Interests of K2M’s Executive Officers and Directors in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages 54 and 89, respectively; and
•	the adjournment proposal, as further described under “Adjournment Proposal (Proposal 3)” beginning on page 90.

K2M stockholders must approve the merger proposal as a condition to the completion of the merger. If the K2M stockholders fail to approve the merger proposal, the merger will not occur. The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, a stockholder may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote on the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on K2M, Stryker, Merger Sub or the surviving corporation. Accordingly, because K2M is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and the closing occurs, regardless of the outcome of the advisory vote.

Recommendation of the K2M Board of Directors

The Board has determined that it is in the best interest of K2M and the K2M stockholders that K2M enter into the merger agreement and has approved and declared advisable the merger agreement and the merger. A description of factors considered by the Board in reaching its decision to approve and declare advisable the merger agreement can be found in “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 39.

The Board unanimously recommends that the K2M stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

The merger proposal must be approved as a condition for the merger to occur. If the K2M stockholders fail to approve the merger proposal by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote

Only holders of K2M common stock at the close of business on October 4, 2018, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 43,736,187 shares of K2M common stock were issued and outstanding and entitled to vote at the special meeting. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 600 Hope Parkway SE, Leesburg, Virginia 20175, during regular business hours for a period of at least 10 days before the special meeting and at the place of the special meeting during the meeting.

Holders of K2M common stock are entitled to one vote for each share of K2M common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of shares of K2M common stock issued and outstanding at the close of business on the record date and entitled to vote at the meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If no quorum is present at the special meeting, the chairperson of the meeting or the stockholders holding a majority in voting power of shares of K2M common stock, present in person or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject K2M to additional expense.

If you submit a properly executed proxy card or submit your proxy over the internet or by telephone, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the special meeting. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of K2M common stock will result in such shares not being counted for purposes of determining the presence of a quorum.

Required Vote

The approval of the merger proposal requires the affirmative vote of the holders of a majority of the voting power of shares of K2M common stock issued and outstanding at the close of business on the record date and entitled to vote thereon.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of shares of K2M common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting by marking “ABSTAIN” on such holder’s ballot or proxy.

Abstentions will not count as votes cast for or against the merger proposal, but will still count for the purpose of determining whether a quorum is present. However, the vote to approve the merger proposal is based on the total number of shares of K2M common stock outstanding on the record date. As a result, if you abstain, it will have the same effect as if you vote “AGAINST” the approval of the merger agreement.

Each of the named executive officer merger-related compensation proposal and the adjournment proposal requires for its approval the affirmative vote of the holders of a majority of the voting power of shares of K2M common stock present or represented by proxy at the special meeting and entitled to vote on the matter. As a result, abstentions will be counted for purposes of determining whether a quorum is present and, assuming a quorum is present, will have the same effect as a vote “AGAINST” the named executive officer merger-related compensation proposal and the adjournment proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the named executive officer merger-related compensation proposal and (iii) approval of the adjournment proposal.

Failure to Vote and Broker Non-Votes

If you are a stockholder of record and you do not sign and return your proxy card by mail or submit a proxy over the internet or by telephone or if you do not vote in person at the special meeting, your shares will not be voted at the special meeting, will not be counted as present in person or by proxy at the special meeting and will not be counted as present for purposes of determining whether a quorum exists.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if a beneficial owner of shares of K2M common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to at least one of the three proposals, then those shares will not be counted as present in person or by proxy at the special meeting. Because all three proposals are non-discretionary matters, it is not expected that there will be any broker non-votes at the special meeting; however, it is possible that a broker non-vote could occur with respect to one or more of the proposals to the extent that voting instructions are given to a broker, bank or other nominee with respect to at least one but less than all of the proposals. Because the vote to approve the merger proposal is based on the total number of shares of K2M common stock outstanding on the record date, if you fail to issue voting instructions to your broker, bank or other nominee or if a broker non-vote occurs with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

To the extent that you fail to issue voting instructions to your broker, bank or other nominee or a broker non-vote occurs with respect to the named executive officer merger-related compensation proposal or the adjournment proposal, it will have no effect on the outcome of such proposals because such shares are not deemed present and entitled to vote on the matters under Delaware law.

Voting by K2M’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of K2M and their affiliates were entitled to vote 1,478,561 shares of K2M common stock, or approximately 3.4% of the shares of K2M common stock issued and outstanding on that date. K2M’s directors and executive officers have informed us that they intend to vote their shares in favor of the merger proposal and the other proposals to be considered at the special meeting, although none of K2M’s directors and executive officers is obligated to do so.

Attendance and Voting at the Special Meeting

Stockholders who are entitled to vote at the special meeting may attend the special meeting. Beneficial owners who have not obtained a proxy from the holder of record but who wish to attend the special meeting should bring a copy of an account statement reflecting their ownership of K2M common stock as of the record date. All stockholders and proxyholders should bring photo identification.

If your shares are registered directly in your name with our transfer agent (Equiniti Trust Company), you are considered a “stockholder of record” and there are four methods by which you may vote your shares or have your shares voted at the special meeting. You may attend the special meeting and vote your shares in person, or you may cause your shares to be voted by authorizing the persons named as proxies on the proxy card to vote your shares at the special meeting by returning the executed proxy card by mail or by voting through the internet or by telephone. If you choose to submit a proxy to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card. Although K2M offers four different voting methods, K2M encourages you to submit a proxy to vote either over the internet or by telephone to ensure that your shares are represented and voted at the special meeting.

•	To Vote in Person: If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.
•	To Submit a Proxy to Vote Over the Internet: To submit a proxy to vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secured website. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on November 6, 2018.
•	To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free 1-800-690-6903 within the USA, US territories and Canada on a touchtone phone. Please have your proxy card in hand when you access the website and follow the instructions in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on November 6, 2018.
•	To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage-paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of K2M common stock to be voted with regard to a particular proposal, your shares of K2M common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the special meeting and cannot be voted. If you submit a proxy by mail, you must return the proxy with sufficient time to be received by the time of the special meeting.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

If you are a current or former K2M employee with shares of K2M common stock received through the ESPP and held in street name by Morgan Stanley, you may receive one proxy card that covers the shares held for you by Morgan Stanley, as well as any other shares of K2M common stock registered directly in your name. You may submit one proxy for all of these shares via the internet, by telephone or by mail in the same manner as described above for registered stockholders. If you submit voting instructions for your ESPP shares by 11:59 p.m., Eastern Time, on November 6, 2018, Morgan Stanley will vote the shares as you have directed. If voting instructions are not received in time, Morgan Stanley will not vote your shares for any proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy by:

•	submitting another proxy over the internet or by telephone prior to 11:59 p.m., Eastern Time, on November 6, 2018;
•	timely delivering a written notice that you are revoking your proxy to our Secretary at K2M Group Holdings, Inc., 600 Hope Parkway SE, Leesburg, Virginia 20175, attn: Corporate Secretary;
•	timely delivering a valid, later-dated proxy; or
•	attending the special meeting and voting in person.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to K2M or by sending a written notice of revocation to K2M, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by K2M before the special meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on November 6, 2018.

If you are the beneficial owner of shares held in “street name,” you should contact your broker, bank or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Board is soliciting your proxy, and K2M will bear the cost of soliciting proxies. Broadridge has been retained to assist with the solicitation of proxies. Broadridge will be paid approximately $6,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of K2M common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Broadridge or, without additional compensation, by certain of K2M’s directors, officers and employees.

Adjournments and Postponements

In addition to the merger proposal and the named executive officer merger-related compensation proposal, K2M stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If no quorum is present at the special meeting, the chairperson of the meeting or the stockholders holding a majority in voting power of the shares of K2M common stock, present in person or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. If a quorum is present, then the holders of a majority of the voting power of shares of K2M common stock present and entitled to vote on the adjournment proposal will be required to approve the adjournment proposal. The chairman of the meeting also has the power to adjourn the special meeting at any time, whether or not there is a quorum present. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a signed proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. If the Board fixes a new record date for the adjourned meeting, or if the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting as of such new record date. In addition, the Board could postpone the special meeting before it commences. If the special meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

The Board unanimously recommends a vote “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on November 7, 2018

The proxy statement is available at http://www.proxyvote.com.

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Broadridge, our proxy solicitor, or K2M:

Broadridge Financial Solutions, Inc.
 51 Mercedes Way
Edgewood, NY 11717

or

K2M Group Holdings, Inc.
Attention: Investor Relations
ir@k2m.com

THE MERGER

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and hereby incorporated by reference into this proxy statement.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into K2M, the separate corporate existence of Merger Sub will cease and K2M will survive the merger as a direct or indirect wholly owned subsidiary of Stryker.

Merger Consideration — What Stockholders Will Receive in the Merger

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each outstanding share of K2M common stock (other than any shares that may be held by K2M as treasury stock or held directly by Stryker or any subsidiary of Stryker (including Merger Sub), and other than any shares owned by any stockholder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal) will be automatically converted into the right to receive $27.50 in cash, without interest and less any applicable withholding taxes. After the merger is completed, holders of K2M common stock will have only the right to receive a cash payment in respect of their shares of K2M common stock, and will no longer have any rights as holders of K2M common stock, including voting or other rights. Shares of K2M common stock held by us or by Stryker, Merger Sub or any of K2M’s or Stryker’s other direct or indirect wholly owned subsidiaries will be cancelled at the effective time.

Treatment of K2M Equity Awards

The merger agreement provides that outstanding equity-based awards issued under K2M’s equity incentive plans will be treated as set forth below:

Options. Under the merger agreement, each option to purchase shares of K2M common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the excess, if any, of the merger consideration over the per share exercise price of such option, and (B) the number of shares of K2M common stock subject to such option as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law. Options with a per share exercise price equal to or exceeding the merger consideration will be cancelled without payment. Any consideration with respect to K2M options will be paid by the surviving corporation as soon as reasonably practicable following the effective time, and in any event no later than 10 business days after the closing date.

Restricted Stock Awards and Restricted Stock Unit Awards. The merger agreement also provides that each K2M restricted stock award and K2M restricted stock unit award that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the merger consideration and (B) the number of shares of K2M common stock underlying the award as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law. Any consideration with respect to K2M restricted stock awards and restricted stock unit awards will be paid by the surviving corporation as soon as reasonably practicable following the effective time, and in any event no later than 10 business days after the closing date.

Effect Upon Employee Stock-Purchase Plan

The current offering period under the ESPP will end as scheduled on December 31, 2018, or, if earlier, four trading days prior to the effective time. K2M will, prior to the effective time of the merger, take all actions necessary to terminate the ESPP effective as of the effective time of the merger and to provide that (a) K2M will not commence a new offering period, (b) no new participants will be permitted into the ESPP and (c) existing participants may not increase their elections with respect to the current offering period. Participants who purchased shares of K2M common stock under the ESPP will receive the same merger consideration in the same manner as other K2M stockholders for each such share of K2M common stock that such participant holds as of the effective time.

Effect of the Merger on K2M’s Convertible Notes

As of October 4, 2018, approximately $50 million aggregate principal amount of 2036 Convertible Notes and $75 million aggregate principal amount of the 2025 Convertible Notes were outstanding. Under the terms of the Convertible Notes, from and after the effective time of the merger, the Convertible Notes will no longer be convertible on the basis of K2M common stock and will instead be convertible into the cash consideration paid pursuant to the merger. Pursuant to the terms of the respective indentures governing the Convertible Notes, K2M and the trustee for each series of Convertible Notes will enter into supplemental indentures providing for such changes to the conversion right. The Convertible Notes will remain obligations of K2M following the merger (until their conversion, repurchase, maturity or other cancellation).

Under the terms of the Convertible Notes, the merger will constitute both a Fundamental Change and Make-Whole Fundamental Change. As a result, holders of the Convertible Notes will be permitted to choose (i) to convert their Convertible Notes at a temporarily increased conversion rate, (ii) to require K2M to buy back their Convertible Notes for a price equal to their principal amount plus accrued but unpaid interest to, but not including, the repurchase date or (iii) to continue holding their Convertible Notes; provided, however, that holders of the 2025 Convertible Notes will not have the right to require K2M to buy back their 2025 Convertible Notes if the cash consideration such holder would receive upon conversion of their 2025 Convertible Notes would exceed what they would receive upon a repurchase of their 2025 Convertible Notes in connection with such Fundamental Change.

If holders elect to convert their Convertible Notes in connection with the merger, the conversion rate will be temporarily increased (as set forth in the respective indentures governing the Convertible Notes) based upon (x) the date on which the merger is consummated and (y) the per share merger consideration provided for in the merger agreement. Conversions of the 2036 Convertible Notes will be settled on the third business day after the relevant conversion date and conversions of the 2025 Convertible Notes will be settled on the second business day after the relevant conversion date.

Effects on K2M if the Merger Is Not Completed

If the merger proposal is not approved by K2M stockholders or if the merger is not completed for any other reason, K2M stockholders will not receive any payment for their shares in connection with the merger. Instead, K2M will remain an independent public company and shares of K2M common stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, K2M expects that management will operate K2M’s business in a manner similar to that in which it is being operated today and that K2M stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which K2M operates and adverse economic conditions. Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of K2M’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of K2M’s common stock would return to the price at which it trades as of the date of this proxy statement. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of K2M’s common stock.

Further, if the merger agreement is terminated under certain specified circumstances, K2M may be required to pay Stryker a termination fee of $47.6 million. See “The Merger Agreement—Termination Fee” beginning on page 85 for a discussion of the circumstances under which such fee may be payable.

Background of the Merger

The Board and K2M’s senior management regularly review and assess K2M’s operations and financial performance, industry conditions and related regulatory developments as they may impact K2M’s long-term strategic plans and objectives. As part of this ongoing evaluation, the Board, together with K2M’s senior management team, has considered various potential strategic opportunities to enhance stockholder value over the past several years, which have from time to time included evaluations of potential acquisition targets, potential business combination transactions and other potential financial and strategic alternatives.

In furtherance of its consideration of these types of potential strategic alternatives, the Board and K2M senior management have discussed a number of such alternatives with representatives of Piper Jaffray from time to time. K2M has periodically consulted with Piper Jaffray over the years, including during the periods between any formal engagements, for a number of reasons that include Piper Jaffray’s experience and expertise as a financial advisor in a wide variety of transactions and its familiarity with K2M’s business, including based on its work as an underwriter in K2M’s initial public offering and certain subsequent securities offerings. In connection with the strategic alternative exploration that led to the proposed merger, K2M discussed such matters with representatives of Piper Jaffray throughout the course of the events of 2017 and 2018 described below, and K2M formally entered into an engagement letter with Piper Jaffray as its financial advisor in connection with the proposed transaction on August 17, 2018. K2M has also worked with Simpson Thacher & Bartlett LLP (“Simpson Thacher”) over the years, including engaging Simpson Thacher as K2M’s outside counsel on K2M’s initial public offering and certain subsequent securities offerings as well as on public reporting and corporate governance matters. K2M discussed the strategic alternative exploration process that led to the proposed merger with representatives of Simpson Thacher throughout the course of the events of 2017 and 2018 described below.

From time to time over the past several years, including both before and after K2M’s initial public offering in 2014 through the middle of 2017, members of K2M senior management have had discussions regarding K2M’s business with representatives of other industry participants, including Stryker, regarding potential transactions with K2M. None of these discussions developed beyond a preliminary stage.

In August 2017, representatives of a company we refer to in this proxy statement as Company A reached out to representatives of Piper Jaffray to propose a meeting with K2M to discuss K2M’s business and the possibility of exploring the merits of a transaction in which Company A would seek to acquire K2M. K2M and Company A executed a confidentiality agreement in late August 2017 (which did not include a standstill provision), following which members of K2M management and Company A management met to discuss K2M’s business and prospects and their respective views on the industry outlook. These discussions did not address valuation and ultimately did not develop beyond a preliminary stage in light of, among other things, the parties’ view of the business and product redundancies between K2M and Company A.

In September 2017, members of Stryker’s management team contacted members of K2M management regarding a potential meeting with K2M management in order to discuss whether there could be a basis for a possible business combination with K2M. On September 29, 2017, K2M and Stryker executed a confidentiality agreement, following which representatives of K2M and Stryker worked to coordinate an in-person meeting.

Eric Major, Chairman, CEO & President of K2M, periodically updated the Board regarding the developments during August and September 2017, and the Board determined that these potential opportunities to enhance stockholder value merited further exploration.

On October 3, 2017, several representatives of Stryker’s management team traveled to Washington, D.C. for an in-person meeting with members of K2M senior management. During the course of this meeting, the parties discussed their respective views on the current direction and potential future of the spine industry. In addition, the K2M senior management team discussed in a general manner K2M’s recent financial results and their view of the future prospects and objectives of K2M’s business operations. The parties did not discuss any potential transaction terms, including price, at this time. On October 20, 2017, representatives of K2M management and Stryker management had a call to discuss follow-up questions and coordinate requests for information from Stryker.

On October 17, 2017, the Board held a meeting, which was also attended by members of K2M senior management and representatives of Piper Jaffray. The K2M senior management team updated the Board on the recent meetings and conversations with Stryker and reported that Stryker had expressed interest in conducting further exploratory discussions. Representatives of Piper Jaffray provided their views on a potential transaction with Stryker from a financial perspective, including on the potential synergy opportunity to Stryker and the possible impact that such an opportunity could have on Stryker’s valuation of K2M in a possible acquisition transaction. Following discussion, the Board determined that the K2M senior management team should continue to provide information to Stryker as requested and to be receptive to further exploratory discussions with Stryker about a potential transaction.

Following this meeting of the Board, K2M periodically provided information to Stryker, but no substantive discussions about a potential transaction took place. On November 30, 2017, Stryker notified K2M that it was no longer interested in pursuing a potential transaction with K2M at such time.

On December 7, 2017, Mr. Eric Major met with Mr. Kevin Lobo, Chairman and Chief Executive Officer of Stryker, in Washington, D.C. in connection with an industry conference attended by K2M and Stryker. During this meeting, Messrs. Major and Lobo discussed that K2M and Stryker might engage in further exploratory discussions about a potential transaction in the future.

In January 2018, representatives of Piper Jaffray, on behalf of and at the instruction of K2M, met with representatives of Stryker at an industry conference to provide further information about the business and prospects of K2M. During this meeting, representatives of Stryker and Piper Jaffray discussed that representatives of K2M and Stryker should meet again in the near term in furtherance of the preliminary discussions they had held in 2017.

On February 14, 2018, members of K2M senior management and Stryker management held an in-person meeting in New York City. During the course of this meeting, the parties discussed current industry dynamics and K2M’s recent financial results and business operations. The parties also discussed the potential benefits of a business combination transaction, including potential synergies or cost savings, but there was no discussion regarding the potential terms of such a transaction.

On March 20, 2018, the Board held a meeting at which representatives of the K2M senior management team updated the Board on the discussions to date with Stryker.

During the two months following the February 14, 2018 meeting, K2M and Stryker continued to periodically explore the possibility of a transaction, although no specific transaction terms were discussed. Also during this timeframe, K2M continued to provide information to Stryker from time to time pursuant to the previously executed confidentiality agreement.

On April 6, 2018, the Board held a meeting, which was also attended by members of K2M senior management and representatives of Piper Jaffray. A member of the K2M senior management team and representatives of Piper Jaffray updated the Board on the recent meetings and conversations with Stryker. Representatives of Piper Jaffray then discussed with the Board, as part of the Board’s regular review of K2M’s potential strategic alternatives and in light of the ongoing dialogue with Stryker, the possibility of contacting a select group of third parties to determine such parties’ interest in pursuing discussions with K2M regarding a potential transaction. In this regard, representatives of Piper Jaffray presented its views regarding the parties that Piper Jaffray considered to be most likely to have an interest in a potential transaction with K2M. In addition to Stryker and Company A, Piper Jaffray identified four other potential parties, which we refer to as Company B, Company C, Company D and Company E. Representatives of Piper Jaffray reviewed for the Board the profiles of all six parties, including Piper Jaffray’s perspective on each party’s likely willingness and ability to engage in discussions with K2M regarding a potential transaction. During the course of this discussion, representatives of Piper Jaffray noted, among other things, that all of these parties were strategic companies with existing medical device businesses and that Piper Jaffray did not believe that any potential private equity buyers would have a meaningful interest or ability to make a proposal that would be competitive with proposals from industry participants who could potentially achieve synergies in connection with an acquisition of K2M, and that potential private equity buyers would typically prefer to acquire companies with significant cash flow. The Board discussed various advantages (which included further assessing the possibility of a transaction that could result in significant stockholder value) and disadvantages (which included the possibility of a market leak that could have negative effects on K2M’s business and operations) of contacting third parties beyond Stryker to explore strategic alternatives, both in the context of the general environment for mergers and acquisition activity in the medical device industry, as well as in the context of K2M’s specific circumstances. Following this discussion, the Board concluded that although it believed that K2M remained on track to grow and deliver stockholder value as an independent company, it would be prudent to continue exploratory conversations with Stryker (which continued to conduct its review of K2M) and to contact Company A, Company B and Company C, which were the three parties beyond Stryker considered by the Board and Piper Jaffray to be the most likely to have an interest in pursuing a potential transaction with K2M, to determine their potential interest in K2M. Company A, Company B and Company C were parties with whom K2M had in prior years explored potential transactions, but such discussions had not developed beyond preliminary stages. The Board determined, upon consultation with Piper Jaffray and the senior management team, to refrain from contacting Company D or Company E at that time, as the Board did not believe the advantages of contacting these two additional parties outweighed the disadvantages such contact would present in terms of competitive and confidentiality risks.

Following this meeting, upon instruction by the Board, representatives of Piper Jaffray contacted representatives of each of Company A, Company B and Company C regarding each party’s interest in exploring a potential acquisition of K2M. During the succeeding two weeks, in April 2018, each of Company A, Company B, and Company C contacted Piper Jaffray to note that, although it had a positive view of K2M’s business and operations, it was not interested in pursuing a potential transaction with K2M at that time. Each party gave different reasons for declining the opportunity to pursue discussions at such time, including product overlap, expected near-term earnings dilution, and inconsistent strategic priorities. The K2M senior management team updated the Board regarding these conversations.

In May 2018, a strategic company in the medical field, which we refer to as Company F, contacted Piper Jaffray to inquire about the possibility of entering into discussions with K2M regarding a potential business combination transaction. Representatives of Piper Jaffray responded to Company F that they would report such interest to the Board, which Piper Jaffray did following such contact.

Also during the course of April and May 2018, Stryker continued its review and evaluation of K2M. In this regard, in mid-May 2018, Mr. Bradley Paddock, President, Stryker’s Spine division, communicated to Mr. Eric Major that Mr. Paddock remained impressed with the K2M business and expected to discuss with Stryker senior management the possibility of submitting a preliminary indication of interest for K2M for consideration by the Board. Mr. Paddock indicated it was possible that no indication of interest would be forthcoming and did not commit to any specific timing.

On June 5, 2018, at a regularly scheduled meeting, the Board continued its strategic review discussion from the April 2018 Board meeting and also discussed the ongoing conversations with Stryker. Members of K2M senior management and representatives of Piper Jaffray were present at such meeting. Representatives of Piper Jaffray discussed with the Board the results of the outreach to Company A, Company B, and Company C. Representatives of Piper Jaffray also provided the Board with an update on the status of the ongoing dialogue with Stryker, noting that Stryker continued to evaluate whether to pursue a transaction with K2M. In this regard, representatives of Piper Jaffray discussed with the Board that Stryker and K2M had not yet had any discussions around potential transaction terms, including price, and it was noted that Stryker did not commit to delivering any indication of interest on any specific timing or at all. Following discussion, the Board concluded that it would not initiate any further contact with Company A, Company B or Company C at this time, and that it should continue to refrain from contacting Company D or Company E at such time for the reasons discussed at the April 2018 Board meeting, although it would remain open to a dialogue should any of these parties make such a request or inquiry to K2M or its representatives. The Board further agreed that K2M should continue to execute on its existing business plan and explore a potential financing transaction, but should also continue to provide information as requested to Stryker for the time being and remain receptive to ongoing dialogue about Stryker’s potential interest in K2M.

Also at the June 5, 2018 meeting, representatives of Piper Jaffray reported to the Board that Company F had contacted Piper Jaffray to express an interest in exploring a potential transaction with K2M. Representatives of Piper Jaffray reviewed for the Board the profile of Company F as well as preliminary financial analyses regarding a potential transaction with Company F. The Board discussed the advantages and disadvantages of pursuing discussions with Company F, which the Board concluded would likely involve a transaction with all-stock or majority-stock consideration, and concluded that such discussions were not likely to lead to a transaction that would be in the best interest of K2M stockholders at this time in light of the significant relative valuation disparity and potential operational dis-synergies between K2M and Company F. Accordingly, the Board instructed Piper Jaffray to communicate that K2M was not at that time interested in pursuing discussions with Company F, which Piper Jaffray did following the meeting on June 5, 2018.

During the remainder of June 2018 and through the first two weeks of July 2018, Stryker continued its ongoing due diligence review of K2M.

On July 17, 2018, at Stryker’s request, Mr. Timothy Scannell, Group President, Medsurg and Neurotechnology of Stryker, together with Mr. Spencer Stiles, President, Instruments of Stryker, had an in-person meeting with Mr. Eric Major. Messrs. Scannell and Stiles informed Mr. Eric Major that Stryker continued to view K2M’s business as an attractive potential addition to Stryker’s spine business and that Stryker was prepared to move forward with evaluating in more detail a potential acquisition of K2M and to seek authorization from its board of directors in early August 2018 to submit a preliminary non-binding indication of interest relating to an acquisition of K2M, although Messrs. Scannell and Stiles indicated it was possible that no indication of interest would be forthcoming. At such meeting, Messrs. Scannell and Stiles also noted to Mr. Eric Major that Stryker may have a desire for certain members of K2M’s existing management team to join the combined K2M/Stryker spinal device and spinal product business should there be an agreed-upon transaction, and that they intended to discuss this possibility with the Stryker board of directors as the potential to retain certain members of the management team had become a meaningful factor in Stryker’s continued interest in pursuing a transaction with K2M. Mr. Eric Major informed Messrs. Scannell and Stiles that he would apprise the Board of these discussions.

On July 19, 2018, Mr. Lobo called Mr. Eric Major to express interest in discussing a potential acquisition of K2M with Stryker’s board of directors and to reiterate the messages conveyed during the July 17, 2018 meeting. Mr. Eric Major reiterated that he would relay these messages to the Board. At no time during these meetings, or otherwise in advance of August 25, 2018 as discussed below, did representatives of Stryker discuss with Mr. Eric Major or other representatives of K2M potential compensation or other employment-related details with respect to the potential employment of Mr. Major or other members of the K2M senior management team following the consummation of a potential transaction.

During the week following the July 19, 2018 call, K2M continued to provide representatives of Stryker with information regarding K2M.

On July 24, 2018, Mr. Paddock called Mr. Eric Major to further discuss the possibility of a transaction between Stryker and K2M and to inform Mr. Eric Major that the Stryker management team continued to plan to discuss such a potential transaction with the Stryker board of directors at its meeting on August 2, 2018.

On July 25, 2018, representatives of Citigroup Global Markets Inc. (“Citi”), Stryker’s financial advisor, called representatives of Piper Jaffray. The representatives of Citi noted that although Stryker continued to be interested in pursuing a transaction, it intended to remain disciplined regarding any potential purchase price. In that regard, Citi inquired as to whether K2M would be amenable to indicating what it would expect in terms of a potential bid valuation. Representatives of Citi also noted to Piper Jaffray that Citi expected that any indication of interest from Stryker would likely include a request for an exclusive negotiation period in light of the significant time and expense Stryker would expect to expend.

On July 26, 2018, the Board held a meeting to discuss the status of the discussions with Stryker, including the price guidance request received from Citi. Members of K2M management and representatives of Piper Jaffray and Simpson Thacher were also present at such meeting. Mr. Eric Major reported on his meeting with representatives of Stryker, including that representatives of Stryker had expressed an interest to again pursue an acquisition of K2M and that they intended to seek authorization from Stryker’s board of directors to deliver a preliminary non-binding indication of interest to K2M in early August. Representatives of Simpson Thacher then reviewed with the members of the Board their fiduciary duties under applicable law in connection with evaluation of a potential sale transaction. Representatives of Piper Jaffray presented to the Board an overview of K2M’s prior discussions with Stryker and other prospective buyers over the past several years. Representatives of Piper Jaffray also discussed with the Board the call they had with representatives of Citi on the previous day. The K2M senior management team presented to the Board the management financial projections for the five-year period from 2018 to 2022, which are described under “—Financial Projections.” In connection with this discussion, the senior management team reviewed with the Board its analysis of various business opportunities and challenges that K2M might anticipate over the course of the next several years if it were to remain an independent company. Representatives of Piper Jaffray then presented to the Board its preliminary financial analyses of K2M based on, among other things, K2M management’s projections as well as financial profiles of comparable companies.

At this July 26, 2018 meeting, the Board, together with the advisors and senior management, discussed potential next steps and the advantages and disadvantages of various potential courses of action. During the course of this discussion, representatives of Piper Jaffray again summarized for the Board the results of the outreach efforts made during the month of April 2018 to certain potential strategic buyers, as well as the prior discussions with the Board regarding various potential counterparties to a transaction with K2M, and the Board again evaluated the possibility of reaching out to additional potential buyers and discussed industry and market conditions. The Board also discussed with representatives of Piper Jaffray and Simpson Thacher potential responses to Citi’s request for valuation guidance in advance of Stryker’s board of directors meeting and the suggestion that any indication of interest from Stryker likely would be coupled with a request for an exclusivity period. Following further discussion, the Board determined that any further outreach to other potential buyers at this time was not likely to lead to a transaction that would be in the best interest of K2M stockholders in light of the Board’s view that such outreach was unlikely to result in actionable discussions but would create additional leak risk, which might cause Stryker to terminate discussions of a potential transaction or have other negative impacts on K2M’s business. The Board further concluded that under the circumstances, including the extended period of conversations with Stryker to date, it believed that providing some general valuation guidance to Stryker was the best next step in terms of eliciting a price indication from Stryker that could lead to actionable discussions regarding a potential transaction that could be in the best interest of K2M’s stockholders. In this regard, the Board, taking into account advice from the K2M senior management team and Piper Jaffray, instructed Piper Jaffray to inform Citi that the Board would expect a price indication from Stryker in the “high $20s” per share in order to continue discussions regarding a potential transaction.

Following the meeting on July 26, 2018, representatives of Piper Jaffray called representatives of Citi and informed Citi that the Board would consider a proposal by Stryker to acquire K2M at a price per share in the “high 20s.” The closing price per share of K2M common stock on July 27, 2018 was $19.68. Following this discussion, on July 27, 2018, representatives of Piper Jaffray made available to Citi the management financial projections described under “—Financial Projections” which the K2M senior management team had previously presented to the Board, and on July 30, 2018, representatives of Piper Jaffray and K2M senior management discussed these projections with representatives of Stryker and Citi.

On August 3, 2018, Stryker submitted to the Board a written confidential non-binding indication of interest to acquire 100% of the shares of K2M common stock at a price of $27.00 per share in cash, subject to the negotiation of definitive transaction documents and customary confirmatory due diligence. In connection with its non-binding indication of interest, Stryker also requested a four-week exclusivity agreement with K2M with respect to the negotiation of a definitive transaction. In connection with the submission of the indication of interest, also on August 3, 2018, representatives of Stryker called Mr. Eric Major to express Stryker’s interest in a potential transaction with K2M and to emphasize Stryker’s desire to understand promptly whether the Board would be willing to engage on the terms proposed in Stryker’s indication of interest. The closing price per share of K2M common stock on August 3, 2018 was $21.77.

On August 4, 2018, the Board held a telephonic meeting to discuss the non-binding indication of interest from Stryker and the exclusivity request. Members of K2M management and representatives of Piper Jaffray and Simpson Thacher were present at the meeting. The Board discussed with members of K2M management and representatives of Piper Jaffray and Simpson Thacher the terms of the indication of interest, the process leading up to the submission of the indication of interest by Stryker, and potential next steps. Mr. Eric Major informed the Board that Stryker had expressed a desire to understand promptly whether the Board would be willing to engage on the terms proposed in the indication of interest. Representatives of Piper Jaffray reviewed with the Board their preliminary financial analyses previously shared with the Board. Representatives of Simpson Thacher again reviewed with the members of the Board their fiduciary duties under applicable law. The Board proceeded to discuss with members of K2M management and representatives of Piper Jaffray and Simpson Thacher certain possible responses to Stryker’s indication of interest, Stryker’s offer price, certain risks and benefits of agreeing to Stryker’s request for an exclusivity period or seeking alternative proposals. The Board also discussed with representatives of Piper Jaffray and Simpson Thacher the possibility of seeking to negotiate one or more favorable contractual terms, particularly around the Board’s ability to exercise a fiduciary termination right, in connection with a response to the indication of interest and the likely impact that the terms of a definitive agreement would have on the ability of other potentially interested parties to come forward in the event of an announcement of a transaction with Stryker. After such discussion, the Board determined to respond to Stryker with a counterproposal of $28.50 per share in cash and a proposed exclusivity period of three weeks. In addition, although the Board believed, based on, among other factors, the outreach efforts and discussions with other parties over the previous two years, that a transaction with Stryker presented the best available option should the Board determine to proceed with a potential sale of K2M at this time, the Board also decided to include in the response to Stryker a request for a “go shop” provision that would permit K2M to solicit competing proposals for a limited period of time following an announcement of a transaction with Stryker. The Board instructed representatives of Piper Jaffray to proceed accordingly.

Later on August 4, 2018, at the instruction of the Board, representatives of Piper Jaffray called representatives of Citi to request that Stryker improve its proposal to $28.50 in cash per share, and to propose an exclusivity period of three weeks and a go shop provision.

During the evening of August 4, 2018, representatives of Citi delivered Stryker’s response to this proposal. They informed Piper Jaffray that Stryker was not receptive to the proposed offer price of $28.50 per share, but that Stryker had authorized Citi to increase its proposal to $27.35 in cash per share. Representatives of Citi also expressed Stryker’s willingness to agree to a three-week exclusivity period, but noted that Stryker viewed a “go shop” provision as unacceptable but acknowledged that any definitive agreement would provide the Board with a customary fiduciary termination right.

In the morning of August 5, 2018, the Board held a telephonic meeting, at which members of K2M management and representatives of Piper Jaffray and Simpson Thacher were present. Mr. Eric Major provided the Board with an update regarding the most recent discussions with representatives of Citi in response to the Board’s counterproposal on August 4, 2018. The Board discussed the proposed transaction in light of recent industry developments and general market conditions. The Board discussed K2M’s current direction and operations, risks and benefits of K2M continuing as a stand-alone public company, and the expectations of the Board and K2M management with respect to potential challenges facing K2M as a stand-alone company in the near and long term. Representatives of Piper Jaffray updated the Board on the conversations that Piper Jaffray had with Citi on August 4, 2018, and expressed their views on the likelihood of whether Stryker would be willing to entertain a higher offer price or terminate discussions if no tentative agreement on price could be reached imminently. Representatives of Piper Jaffray also again reviewed with the Board their preliminary financial analyses previously shared with the Board. The Board then discussed with representatives of Piper Jaffray and Simpson Thacher potential responses to Stryker in light of the foregoing, and the Board determined that it would be in the best interest of K2M for the parties to move quickly if agreement regarding price could be reached with Stryker, in an effort to contain the risk of a potential leak. In connection with such discussions, the Board concluded that it would be reasonable to accept Stryker's position to not provide for a “go shop” provision in light of the fact that any definitive agreement would provide the Board with a customary fiduciary termination right. Following further discussion, the Board determined that it would be willing to proceed with a potential transaction with Stryker on the basis of an increased transaction consideration of at least $27.50 per share in cash and otherwise as proposed by Stryker in its revised non-binding offer.

Later in the morning on August 5, 2018, at the instruction of the Board, representatives of Piper Jaffray informed representatives of Citi of the Board’s proposal to enter into an exclusivity agreement with Stryker and to proceed with confirmatory due diligence and to seek to negotiate a definitive agreement with Stryker on the condition that the offer price be increased to $27.50 in cash per share of K2M common stock.

In the afternoon on August 5, 2018, representatives of Citi informed representatives of Piper Jaffray that Stryker was amenable to the Board’s proposal to enter into an exclusivity agreement with K2M and was prepared to move forward to seek to finalize due diligence and definitive agreements at an increased offer price of $27.50 in cash per share of K2M common stock.

In the evening on August 5, 2018, representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), outside counsel to Stryker, submitted a draft exclusivity agreement to Simpson Thacher providing for a three-week exclusive negotiating period between Stryker and K2M.

On August 6, 2018, K2M and Stryker and their respective counsel negotiated and entered into the exclusivity agreement providing Stryker with an exclusive negotiating period through August 27, 2018.

On August 7, 2018, K2M provided representatives of Stryker and its outside legal counsel and advisors with access to an online data room. From August 7, 2018 through August 29, 2018, K2M continued to populate this online data room with materials in response to due diligence requests from Stryker. In addition, during the weeks of August 13, 2018 and August 20, 2018, members of K2M management participated in a number of due diligence calls with representatives of Stryker, its financial advisors and outside legal counsel.

On August 13, 2018, Skadden delivered an initial draft of the merger agreement to Simpson Thacher. The draft merger agreement provided, among other things, for a termination fee of 3.75% of the equity value of the transaction, and an obligation of K2M to reimburse Stryker for its expenses upon a termination of the merger agreement if the K2M stockholders did not approve the proposed transaction in the absence of any competing proposal.

On August 17, 2018, the Board held a telephonic meeting, at which members of K2M management and representatives of Piper Jaffray and Simpson Thacher were present. Mr. Eric Major informed the Board of the status of the discussions and negotiations with Stryker and Stryker’s diligence review of K2M. Representatives of Piper Jaffray again reviewed with the Board certain preliminary financial analyses of the merger consideration based on the increased $27.50 per share offer price, which remained consistent with the presentations by Piper Jaffray to the Board on August 4, 2018 and August 5, 2018. Representatives of Simpson Thacher again reviewed with the members of the Board their fiduciary duties under applicable law in connection with the proposed transaction, and discussed with the Board the terms of the draft merger agreement proposed by Stryker, including the amount of the termination fee payable by K2M in certain circumstances, the scope of Stryker’s obligations to obtain required antitrust approvals, and Stryker’s request that K2M reimburse Stryker for expenses if the K2M stockholders failed to vote in favor of the proposed transaction in the absence of any competing proposal. The Board discussed with representatives of Simpson Thacher, among other things, potential responses to these terms of the draft merger agreement. The Board then met in executive session, during which representatives of Simpson Thacher reviewed with the Board the disclosure statement provided to the Board by Piper Jaffray, which provided, consistent with prior discussions with the Board, that there were no recent prior engagements or relationships between Piper Jaffray and Stryker, as well as the proposed terms of the formal engagement of Piper Jaffray as financial advisor in connection with the proposed transaction.

Later on August 17, 2018, at the direction of the Board, Simpson Thacher sent a revised draft of the merger agreement to Skadden, which provided, among other things, for a termination fee of 3.0% of the equity value of the transaction, expanded obligations by Stryker with respect to obtaining required regulatory approvals, and rejected the proposed provision requiring K2M to reimburse Stryker for its expenses if the K2M stockholders did not approve the transaction in the absence of any competing proposal.

On August 21, 2018, Mr. Stiles of Stryker contacted Mr. Eric Major to inform Mr. Major of the progress of Stryker’s diligence review of K2M and to discuss the status of the negotiation process, and expressed optimism that a mutually acceptable agreement on key remaining open issues could be reached shortly.

In the evening on August 21, 2018, Skadden sent a revised draft of the merger agreement to Simpson Thacher.

From August 21, 2018 through August 29, 2018, representatives of Simpson Thacher and Skadden continued to exchange drafts and negotiate the terms of the merger agreement. Throughout this period, representatives of Simpson Thacher continued to update members of K2M management and representatives of Piper Jaffray as to the progress of the negotiations.

On August 22, 2018, Skadden informed Simpson Thacher that Stryker expected to need a few days beyond the expiration of the current exclusivity agreement to conclude its review of K2M and therefore was requesting to extend the exclusivity period between K2M and Stryker. Skadden delivered to Simpson Thacher a draft extension agreement that would extend the exclusive negotiating period by 72 hours, until August 30, 2018.

On August 24, 2018, the Board considered Stryker’s request to extend the exclusive negotiating period in light of the status, expected timing and substantial progress of the negotiations with Stryker in connection with the proposed transaction and approved an extension by 48 hours, until August 29, 2018. On August 27, 2018, K2M and Stryker executed the extension agreement providing Stryker with an exclusive negotiating period through August 29, 2018.

During the period between August 25, 2018 and August 29, 2018, representatives of Simpson Thacher and Skadden continued to negotiate the terms of the merger agreement. In connection with such discussions, by August 25, 2018, the parties had agreed on the material terms of the merger agreement to be proposed to their respective board of directors, including that the amount of the termination fee would be approximately 3.4% of the equity value of the transaction and that K2M would not be obligated to reimburse Stryker for its expenses in the event that K2M stockholder approval was not obtained in the absence of any competing proposal.

In light of the material terms of the merger agreement as well as the merger consideration having been agreed upon between the parties subject to approval by their boards of directors, on August 25, 2018, at Stryker’s request, Mr. Stiles and Mr. Eric Major met to discuss the potential for Mr. Major to lead Stryker’s Spine division following the consummation of the proposed merger, and on August 27, 2018, Stryker sent to Mr. Eric Major a draft of an offer letter for Mr. Major to serve as President of Stryker’s Spine division following the consummation of the proposed merger.

During the period from August 27, 2018 through August 29, 2018, Mr. Eric Major, through separate outside legal counsel engaged by Mr. Eric Major for this purpose and as approved by the Board, negotiated the terms of an offer by Stryker for Mr. Major to serve as President of Stryker’s Spine division following the consummation of the proposed merger.

On August 29, 2018, the Board held a telephonic meeting to discuss the proposed transaction with Stryker. All members of the Board were in attendance, other than Mr. Raymond Ranelli who was unable to participate for personal reasons, but who had participated in previous Board meetings discussing the proposed transaction with Stryker, was fully informed of the status of the discussions and negotiations with Stryker, had reviewed all materials relating to the potential transaction with Stryker, and had conveyed to Mr. Luke Miller, Secretary, Senior Vice President and General Counsel of K2M on August 29, 2018 that he was in favor of the merger and the merger agreement. Members of K2M management and representatives of Piper Jaffray and Simpson Thacher were also present at the meeting. Representatives of Simpson Thacher again reviewed with the members of the Board their fiduciary duties under applicable law. Representatives of Piper Jaffray then reviewed with the Board Piper Jaffray’s financial analyses of the proposed transaction, and delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion of Piper Jaffray dated August 29, 2018, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid in cash to the holders of K2M common stock issued and outstanding immediately prior to the effective time (other than any shares that may be held by K2M as treasury stock or held directly by Stryker or any subsidiary of Stryker (including Merger Sub), and other than any shares owned by any stockholder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion regarding the opinion provided by Piper Jaffray, please see “The Merger—Opinion of Piper Jaffray & Co.” beginning on page 44 of this proxy statement. Representatives of Simpson Thacher then proceeded to review the proposed final terms of the merger agreement, including changes that had been negotiated since the August 17, 2018 Board meeting. Mr. Miller of K2M then discussed with the Board the terms of Mr. Eric Major’s offer letter for his employment with Stryker following the consummation of the proposed merger. The terms of such offer letter are more fully described in the section entitled “The Merger—Interests of K2M’s Executive Officers and Directors in the Merger” beginning on page 54 of this proxy statement. Following discussion, the Board determined that it was in the best interest of K2M and the K2M stockholders that K2M enter into the merger agreement, approved and declared advisable the merger and the merger agreement, resolved that the merger agreement be submitted for consideration by the K2M stockholders at the special meeting of the K2M stockholders and recommended that the K2M stockholders adopt the merger agreement and approve the transactions contemplated thereby (which recommendation the Board subsequently confirmed by unanimous written consent).

In the evening of August 29, 2018, K2M and Stryker finalized and executed the merger agreement. Also in the evening of August 29, 2018, Mr. Eric Major executed Stryker’s offer letter to serve as President of Stryker’s Spine division following the consummation of the proposed merger.

In the morning of August 30, 2018, K2M and Stryker issued press releases announcing the execution of the merger agreement.

Recommendation of the Board and Reasons for the Merger

The Board unanimously recommends that the K2M stockholders vote “FOR” the merger proposal.

At a meeting of the Board held on August 29, 2018, the Board (i) determined that it was advisable and in the best interest of K2M and the K2M stockholders that K2M enter into the merger agreement, (ii) approved and declared advisable the merger and the merger agreement, (iii) resolved that the adoption of the merger agreement be submitted for consideration by the K2M stockholders at a special meeting of the K2M stockholders and (iv) recommended that the K2M stockholders adopt the merger agreement and approve the transactions contemplated thereby.

When you consider the Board’s recommendation, you should be aware that K2M’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of K2M stockholders generally. These interests are described in “The Merger—Interests of K2M Executive Officers and Directors in the Merger.”

Factors Considered Supporting Approval of the Merger.

In the course of reaching its decision, the Board consulted with members of K2M senior management, our financial and legal advisors, considered a significant amount of information and considered a number of factors that it believed supported its decision, including the following (not necessarily in order of relative importance):

The merger consideration represents a significant premium across a number of measuring periods. The Board considered that the merger consideration of $27.50 per share in cash was attractive value for the shares of K2M common stock and represented:

•	a 26% premium over the $21.82 closing price of K2M common stock on August 29, 2018 (the last trading day prior to the public announcement of the proposed merger);
•	a 67% premium over the 52-week intraday low closing price of $16.44 (on December 8, 2017);
•	a 5% premium over the all-time intraday high closing price of K2M common stock of $26.29 (on June 1, 2015);
•	a 30% premium over the volume weighted average price of K2M common stock of $21.15 reported for the 30-day period ended August 28, 2018;
•	a 26% premium over the volume weighted average price of K2M common stock of $21.85 reported for the 60-day period ended August 28, 2018; and
•	a 27% premium over the volume weighted average price of K2M common stock of $21.62 reported for the 90-day period ended August 28, 2018.

Strategic alternatives to a sale of the Company. The Board considered the potential values, benefits, risks and uncertainties facing K2M’s stockholders associated with possible strategic alternatives to the merger (including the potential stockholder value based on our business plan that could be expected to be generated from remaining an independent public company, the possibility of being acquired by other companies, the possibility of acquisitions or mergers with other companies and other transactions, as well as the potential benefits, risks and uncertainties associated with such alternatives), and the timing and likelihood of accomplishing such alternatives. The Board considered these alternatives as compared to the risks and benefits of the proposed merger.

Risks relating to remaining a stand-alone company. The Board evaluated K2M’s long-term strategic plan were it to remain an independent public company, as well as the significant risks associated with executing such plan. This evaluation included the Board’s review of our business, operations, assets, operating results, financial condition, prospects, business strategy, competitive position, and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of our common stock, to assess the prospects and risks associated with remaining an independent public company. The Board believed that the certainty provided by the acquisition of K2M by Stryker for $27.50 per share in cash was more favorable to our stockholders than the potential risk-weighted value of remaining an independent public company, after accounting for the risks and uncertainties associated with achieving and executing upon our business and financial plans in the short- and long-term. Such risks include:

•	increasing and changing regulatory, reimbursement and compliance requirements for operating as a publicly held medical device company in the United States and international markets, and the challenges faced in managing those requirements;
•	our ability to sustain our historical revenue growth, transition to profitability and generate consistent positive cash flows; and
•	other risks and uncertainties discussed in K2M’s public filings with the SEC. See “Where You Can Find More Information” beginning on page 97 of this proxy statement.

Process to explore a sale of the Company. The Board considered the strategic process that K2M undertook, with the assistance of its financial advisors at the Board’s direction, to evaluate its strategic alternatives, including a potential sale of K2M, which included the outreach conducted in April 2018 by our financial advisors during which K2M engaged with three other parties, before K2M entered into an exclusivity agreement with Stryker, and the fact that none of those companies demonstrated a substantial interest in acquiring K2M.

As a result of factors such as the processes conducted by K2M with the assistance of its financial advisors at the Board’s direction and the periodic conversations K2M has had with others parties over the past two years, the

Board believed that it had an informed understanding of the parties most likely to be willing and able to acquire or engage in other strategic transactions with K2M. The Board noted that such parties had been afforded the opportunity to participate in discussions with K2M with respect to a potential transaction, but that such discussions did not progress beyond a preliminary stage.

Cash consideration. The Board considered the fact that the merger consideration would be paid solely in cash, which, compared to non-cash consideration, provides certainty of value and immediate liquidity to our stockholders upon the consummation of the merger, in comparison to the risks and uncertainty that would be inherent in remaining an independent public company or engaging in a transaction in which all or a portion of the consideration is payable in stock. The Board weighed the certainty of realizing a compelling value for shares of K2M common stock by virtue of the merger against the uncertain prospect that the trading value for the K2M common stock would approach the merger consideration in the foreseeable future, as well as the risks and uncertainties associated with our business.

Negotiations with Stryker. The Board considered the extensive negotiations K2M and its legal counsel had with Stryker, including that throughout the period of time from August 3, 2018, which was the day Stryker first submitted a written indication of interest, to the date on which the merger agreement was executed on August 29, 2018. In this regard the Board considered that Stryker increased its proposed price per share from $27.00 per share to $27.50 per share, and its belief that the $27.50 per share price represented the highest price per share that Stryker was willing to pay for the K2M common stock, considering the extensive due diligence conducted by Stryker over the course of several months and the negotiations between the parties, and that the negotiations with Stryker had resulted in the highest price reasonably available to K2M under the circumstances. The Board further considered that no other potential buyer submitted and maintained an offer to acquire K2M at a purchase price per share that was greater than the $27.50 per share price to be paid in the proposed merger.

Anti-trust regulatory approvals. The Board considered that it believed that there would be limited antitrust impediments to the consummation of the merger, and the Board considered Stryker’s obligation under the merger agreement to use its reasonable best efforts to eliminate each impediment to the completion of the transactions contemplated by the merger agreement and obtain all approvals required under applicable antitrust laws, subject to certain limitations specified in the merger agreement.

No Financing Condition. The Board considered that the merger is not subject to a financing condition, that Stryker represented to K2M in the merger agreement that it will have sufficient financial resources at the closing to pay the aggregate merger consideration and to consummate the merger.

Fairness opinion. The Board considered the financial analyses presented by representatives of Piper Jaffray at the Board’s meeting on August 29, 2018, as well as the oral opinion of Piper Jaffray (which was subsequently confirmed in writing by delivery of Piper Jaffray’s written opinion, dated August 29, 2018) to the Board to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid in cash to the holders of K2M common stock issued and outstanding immediately prior to the effective time (other than any shares that may be held by K2M as treasury stock or held directly by Stryker or any subsidiary of Stryker (including Merger Sub), and other than any shares owned by any stockholder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal) pursuant to the merger agreement, was fair, from a financial point of view, to such holders. The Piper Jaffray opinion is more fully described in “The Merger—Opinion of Piper Jaffray & Co.” and the full text of the Piper Jaffray opinion is attached to this proxy statement as Annex B.

Merger agreement. The Board considered the terms and conditions of the merger agreement, including the structure of the transaction, the all-cash form of the merger consideration, the limited conditions to closing, the customary nature of the representations, warranties, and the covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Stryker, which were conducted at arm’s length and during which the Board was advised by independent legal and financial advisors on a regular basis. The Board took into account the terms of the merger agreement, including:

•	Stryker’s covenants in furtherance of obtaining required regulatory approvals, subject to certain limitations described in the merger agreement;

•	K2M’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith, after consultation with our financial advisors and outside legal counsel, that the third party has made a competing proposal that constitutes or could reasonably be expected to lead to a superior proposal;
•	the right of the Board to change its recommendation that the K2M stockholders adopt the merger agreement in connection with a superior proposal, subject to certain restrictions and the requirement that we pay Stryker the applicable termination fee if the Board makes a change in recommendation and the merger agreement is terminated as a result;
•	the Board’s belief that our obligation to pay Stryker a termination fee of $47.6 million, or approximately 3.4% of the aggregate equity value of the transaction, if the merger agreement is terminated under certain circumstances, as well as the right of Stryker to match any competing proposal that the Board in good faith determines constitutes a superior proposal, are reasonable under the circumstances and would not preclude other potential acquirers from making an alternative proposal to acquire K2M if they were interested in making such a proposal; and
•	the right of K2M to seek an injunction, specific performance and other equitable remedies if needed in order to prevent breaches of the merger agreement by Stryker.

Stryker’s capabilities. The Board considered that Stryker is a creditworthy entity with substantial assets, and considered Stryker’s reputation in the medical device industry, its financial capacity to complete an acquisition of this size and its prior track record of completing acquisitions, which the Board believed supported the conclusion that a transaction with Stryker could be completed relatively quickly and in an orderly manner.

Board’s independence and comprehensive review process. The Board considered the fact that the Board consisted of a majority of independent directors who approved the transaction following extensive discussions with K2M’s management team, representatives of financial advisers and outside legal counsel, and also took into consideration the financial expertise and prior industry experience held by a number of directors.

Stockholders’ ability to reject the merger. The Board considered the fact that the merger is subject to approval by the holders of a majority of K2M common stock, and that stockholders would be able to reject the merger.

Appraisal rights. The Board considered the fact that stockholders who do not vote for the adoption of the merger agreement and who follow certain prescribed procedures will have the right to dissent from the merger and demand appraisal of the fair value of their shares under the DGCL.

Other Factors Considered by the Board.

In the course of reaching its decision, the Board also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger, including the following:

No further stockholder participation in future gains. The Board considered the fact that K2M would no longer exist as an independent public company following the merger and that K2M stockholders would forgo any future increase in K2M’s value following the merger that might result from our earnings or possible growth as an independent company. Although the Board was optimistic about K2M’s prospects on a stand-alone basis and our strategic plan, the Board concluded that there were a number of significant risks associated with remaining an independent company (including as described in more detail above) that in many cases were difficult to quantify and that the premium reflected in the merger consideration constituted fair compensation for the loss of the potential stockholder benefits that could reasonably be expected to be realized by our strategic plan, particularly on a risk-adjusted basis.

Regulatory risk. The Board considered the risk that necessary regulatory approvals may be delayed, conditioned or denied, and the risk that the applicable governmental agencies may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals.

Risks associated with announcement and pendency of the merger. The Board considered the risk that the announcement and pendency of the merger may cause substantial harm to relationships with our employees, vendors, distributors, sales representatives, customers or strategic partners or may divert management and employee attention away from the day-to-day operation of our business. The Board also considered our ability to attract and retain key personnel while the proposed transaction is pending and the potential adverse effects on our financial results as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated thereby.

Risks associated with a failure to consummate the merger. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result there can be no assurance that the merger will be completed, even if the merger is approved by our stockholders. The Board noted the fact that, if the merger is not completed, (i) K2M will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the merger not to be completed, the price of the K2M common stock could decline, potentially significantly, and (iii) the market’s perception of K2M’s prospects could be adversely affected.

Restrictions on the operation of our business. The Board considered the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent K2M from realizing certain business opportunities or taking certain actions with respect to our operations that we might otherwise take absent the pending merger.

Ability to respond to unsolicited acquisition proposals. The Board considered the fact that the merger agreement precludes us from actively soliciting alternative proposals. The Board also considered, but did not consider preclusive, the fact that the right afforded to Stryker under the merger agreement to re-negotiate the terms of the merger agreement in response to a superior proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, K2M. The Board further considered the possibility that the termination fee payable to Stryker if the merger agreement is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals. However, the Board also considered that the structure of the transaction as a merger would result in detailed public disclosure and substantial time prior to consummation of the merger during which an unsolicited superior proposal could be submitted. In addition, the Board considered the “fiduciary out” provisions of the merger agreement, which, subject to the terms and conditions thereof, permit K2M to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals, and permit the Board to change its recommendation to K2M stockholders regarding the merger agreement and to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, subject to payment of a termination fee to Stryker. The Board further considered its belief that the $47.6 million termination fee (which is equivalent to approximately 3.4% of equity value of K2M) payable by K2M (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) was comparable to termination fees in transactions of a similar size, and (iii) would not preclude another party from making a competing proposal.

Tax treatment. The Board considered the fact that an all cash transaction would be taxable to K2M’s stockholders that are U.S. holders for U.S. federal income tax purposes.

Limited damages. The Board considered the fact that if it believed Stryker breached the merger agreement and K2M was unable to obtain specific performance to compel Stryker to perform its obligations under the merger agreement, then K2M’s only remedy is the right, in certain circumstances, to terminate the merger agreement and seek monetary damages.

Transaction costs. The Board considered the fact that K2M has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated.

Potential differing interests of directors and officers. The Board considered that, aside from their interests as K2M stockholders, K2M’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other K2M stockholders generally. See “The Merger—Interests of K2M’s Executive Officers and Directors in the Merger” beginning on page 54 of this proxy statement.

While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Board determined that the merger agreement and the merger are advisable and fair to, and in the best interest of, K2M and its stockholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the merger, but includes the material positive factors and material negative factors considered by the Board in that regard. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, and did not make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors. Based on the totality of the information presented, the Board collectively reached the decision to approve and declare advisable the merger agreement and the merger in light of the factors described above and other factors that the members of the Board felt were appropriate.

Portions of this explanation of K2M’s reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Piper Jaffray & Co.

K2M retained Piper Jaffray & Co. to act as financial advisor to the Board, and, if requested, to render to the Board an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of K2M common stock issued and outstanding immediately prior to the effective time, other than any shares that may be held by K2M as treasury stock or held directly by Stryker or any subsidiary of Stryker (including Merger Sub), and other than any shares owned by any stockholder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal (referred to as “Excluded Shares”).

The full text of the written opinion of Piper Jaffray dated August 29, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety and this summary is qualified in its entirety by reference to the written opinion. The Piper Jaffray opinion addresses only the fairness, from a financial point of view, and as of the date of the opinion, of the merger consideration to be received by the holders of K2M common stock (other than the Excluded Shares) in the merger. Piper Jaffray’s opinion was directed to the Board in connection with its consideration of the merger and was not intended to be, and does not constitute, a recommendation to any holders of K2M common stock as to how such stockholders should vote or act with respect to the merger or any other matter. Piper Jaffray’s opinion was approved for issuance by the Piper Jaffray opinion committee and Piper Jaffray has consented to the disclosure of its opinion in this proxy statement.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Jaffray, among other things:

•	reviewed and analyzed the financial terms of a draft of the merger agreement dated August 29, 2018;
•	reviewed and analyzed certain financial and other data with respect to K2M which was publicly available;
•	reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of K2M that were publicly available, as well as those that were furnished to Piper Jaffray by K2M;
•	conducted discussions with members of senior management and representatives of K2M concerning the two immediately preceding matters described above, as well as K2M’s business and prospects;
•	reviewed the current and historical reported prices and trading activity of K2M common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to K2M;
•	compared the financial performance of K2M with that of certain other publicly-traded companies that Piper Jaffray deemed relevant; and
•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant.

In addition, Piper Jaffray conducted such other analyses, examinations and inquiries, including a selected publicly traded companies analysis, a selected merger and acquisition (referred to as “M&A”) transaction analysis, a premiums paid analysis and a discounted cash flow analysis, and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion and reviewed with the Board at a meeting held on August 29, 2018.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 28, 2018, and is not necessarily indicative of current market conditions.

For purposes of its analyses, and unless the context indicates otherwise, Piper Jaffray (i) calculated K2M’s implied per share equity value based on diluted shares of K2M common stock (including options, K2M restricted stock awards and K2M restricted stock unit awards, and the Convertible Notes on an if-converted basis) as of August 27, 2018 calculated using the treasury stock method, and in respect of the Convertible Notes, assuming a make-whole date of September 30, 2018 and conversion of the Convertible Notes when economically advantageous for the holders thereof, (ii) calculated enterprise values (referred to as “EV”) to be implied equity value, plus debt (including capital lease obligations), which in the case of K2M was approximately $34 million (assuming conversion of the Convertible Notes), less cash, which in the case of K2M was approximately $66 million, in each case as of June 30, 2018, and (iii) used the Projections provided by K2M management, which were provided to Piper Jaffray by K2M and are described under “—Financial Projections” for its analyses of forward-looking information for K2M.

Historical Trading Analysis

Piper Jaffray reviewed the historical closing prices and trading volumes for K2M common stock over the 52-week period ended August 28, 2018 in order to provide background information on the prices at which K2M common stock has historically traded. The following table summarizes some of these historical closing prices, the average closing prices (based on volume-weighted average prices (referred to as “VWAP”)), relative to the merger consideration, and the premium that the merger consideration reflects relative to the referenced closing prices:

	Price per Share	Premium
Price on August 28, 2018	$21.95	25%
1-day prior price (August 27, 2018)	$22.80	21%
1-week prior price (August 21, 2018)	$21.21	30%
4-week prior price (July 31, 2018)	$20.37	35%
30-day VWAP	$21.15	30%
60-day VWAP	$21.85	26%
90-day VWAP	$21.62	27%
Merger consideration	$27.50	N/A

Piper Jaffray also noted that the VWAP for the one-year period ended August 28, 2018 was $20.18, the 52-week intraday high was $24.43 on June 13, 2018, the 52-week intraday low was $16.44 on December 8, 2017 and that the all-time intraday high was $26.29 on June 1, 2015.

Selected Public Companies Analysis

Medical Technology—Financial Profile

Piper Jaffray reviewed the financial data prepared by K2M management for the last 12-month period (referred to as “LTM”) as of June 30, 2018 and projected for the years ended December 31, 2018 and December 31, 2019, and compared such data to corresponding historical balance sheet and income statement data and Wall Street research estimates for public companies in the medical technology industry that Piper Jaffray believed were comparable to K2M’s financial profile, using the criteria below, based on Piper Jaffray’s professional judgment. Piper Jaffray selected U.S. public companies that it considered to be medical technology companies for which financial information was publicly available with LTM revenue between $50 million and $1 billion, projected 2018 revenue growth between 10% and 20% and LTM earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”) margins of less than 20%.

Based on these criteria, Piper Jaffray selected the following companies:

•	AtriCure, Inc.
•	Cantel Medical Corporation
•	Cardiovascular Systems, Inc.
•	Cutera, Inc.
•	Merit Medical Systems, Inc.
•	Varex Imaging Corporation

For the selected “financial profile” public companies analysis, Piper Jaffray compared, among other things, LTM and projected 2018 and 2019 implied EV/revenue and EV/gross profit multiples for K2M, based on the merger consideration, to the corresponding implied EV multiples for the selected medical technology public companies derived from their closing prices per share on August 28, 2018. LTM and projected 2018 and 2019 revenue and gross profit for K2M were provided by K2M management. LTM, 2018 and 2019 revenue and gross profit projections for the selected medical technology public companies were based on Wall Street research estimates and public filings of such companies.

The analysis indicated the following multiples:

Selected Medical Technology Public Companies
	K2M(1)	High	75th%	Mean	Median	25th%	Low
EV to LTM revenue	5.0x	6.6x	5.3x	4.3x	4.6x	3.2x	2.0x
EV to 2018 revenue	4.7x	6.2x	5.0x	4.1x	4.3x	2.9x	2.0x
EV to 2019 revenue	4.1x	5.6x	4.4x	3.7x	3.8x	2.5x	2.0x
EV to LTM gross profit	7.7x	10.1x	9.8x	7.7x	7.8x	6.0x	5.0x
EV to 2018 gross profit	7.1x	9.4x	8.5x	7.1x	7.4x	5.3x	4.6x
EV to 2019 gross profit	6.2x	8.3x	7.6x	6.3x	6.6x	5.1x	3.8x
(1)	Based on the merger consideration.

Based on this analysis, Piper Jaffray noted that, with respect to K2M, each of the EV/revenue and EV/gross profit multiples (other than projected EV to 2019 gross profit) fell between the 75th percentile and the mean range of implied EV/revenue or EV/gross profit multiples, as applicable, for the selected public companies, and the EV/gross profit multiple for 2019 fell between the 25th percentile and the mean range of implied EV/gross profit multiples for 2019 for the selected public companies. In addition, Piper Jaffray observed that the range of implied per share values for K2M common stock based on the mean and median for each analysis yielded the following, as compared to the merger consideration:

Implied Per Share Value of K2M Common Stock
LTM revenue	$23.86-$25.42
2018 revenue	$24.19-$25.37
2019 revenue	$24.58-$25.73
LTM gross profit	$27.55-$27.89
2018 gross profit	$27.34-$28.72
2019 gross profit	$27.78-$29.04
Merger consideration	$27.50

Spine—Business Profile

Piper Jaffray also reviewed financial data prepared by K2M management for LTM as of June 30, 2018 and projected for the years ended December 31, 2018 and December 31, 2019, and compared such data to corresponding historical balance sheet and income statement data and Wall Street research estimates for spine-focused public companies that Piper Jaffray believed were comparable to K2M’s business profile based on Piper Jaffray’s professional judgment. Piper Jaffray selected U.S. public companies that it considered to be comparable medical technology companies specifically focused in the spine business.

Based on these criteria, Piper Jaffray selected the following companies:

•	Globus Medical, Inc.
•	NuVasive, Inc.

For the selected “business profile” public companies analysis, Piper Jaffray compared, among other things, LTM, and projected 2018 and 2019 implied EV/revenue and EV/gross profit multiples for K2M, based on the merger consideration, to the corresponding implied EV multiples for the selected business profile public companies derived from their closing prices per share on August 28, 2018. LTM, and projected 2018 and 2019 revenue and gross profit for K2M were provided by K2M management. LTM, 2018 and 2019 revenue and gross profit for the selected business profile public companies were based on Wall Street research estimates and public filings of such companies.

The analysis indicated the following multiples:

Selected Business Profile Public Companies
	K2M(1)	High	75th%	Mean	Median	25th%	Low
EV to LTM revenue	5.0x	6.9x	6.2x	5.4x	5.4x	4.7x	3.9x
EV to 2018 revenue	4.7x	6.7x	6.0x	5.2x	5.2x	4.5x	3.8x
EV to 2019 revenue	4.1x	6.1x	5.5x	4.9x	4.9x	4.2x	3.6x
EV to LTM gross profit	7.7x	9.0x	8.1x	7.2x	7.2x	6.3x	5.4x
EV to 2018 gross profit	7.1x	8.7x	7.8x	6.9x	6.9x	6.1x	5.2x
EV to 2019 gross profit	6.2x	8.0x	7.2x	6.4x	6.4x	5.6x	4.9x
(1)	Based on the merger consideration.

Based on this analysis, Piper Jaffray noted that, with respect to K2M, each of the EV/revenue and EV/gross profit multiples (other than projected EV to 2019 revenue) fell between the 75th percentile and the 25th percentile range of implied EV/revenue or EV/gross profit multiples, as applicable, for the selected public companies, and the EV/revenue multiple for 2019 fell between the 25th percentile and the low range of implied EV/revenue multiples for 2019 for the selected public companies. In addition, Piper Jaffray observed that the implied per share values for K2M common stock based on such analysis yielded the following, as compared to the merger consideration:

Implied Per Share Value of K2M Common Stock
LTM revenue	$29.56
2018 revenue	$30.77
2019 revenue	$32.30
LTM gross profit	$25.67
2018 gross profit	$26.88
2019 gross profit	$28.36
Merger consideration	$27.50

Selected M&A Transaction Analysis

Medical Technology—Financial Profile

Piper Jaffray reviewed M&A transactions involving target companies in the medical technology industry that Piper Jaffray believed were comparable to K2M’s financial profile, using the criteria below, based on Piper Jaffray’s professional judgment. Piper Jaffray selected transactions that were announced after January 1, 2010 involving U.S.

public or private medical technology companies as targets with LTM revenue between $50 million and $1 billion, revenue growth between 10% and 20% for the 12-month period immediately following the LTM period (referred to as “FTM”) and LTM EBITDA margins of less than 20%.

Based on these criteria, the following 16 transactions were selected:

Target	Acquiror	Date of Transaction Announcement
PMG Intermediate Holding Corporation	NN, Inc.	April 3, 2018
Cogentix Medical, Inc.	LABORIE Medical Technologies	March 12, 2018
Entellus Medical, Inc.(1)	Stryker	December 7, 2017
NxStage Medical, Inc.	Fresenius Medical Holdings, Inc.	August 7, 2017
ZELTIQ Aesthetics Inc.	Allergan plc	February 13, 2017
Vascular Solutions, Inc.	Teleflex Incorporated	December 2, 2016
EndoChoice Holdings, Inc.	Boston Scientific Corporation	September 27, 2016
LDR Holding Corporation	Zimmer Biomet Holdings, Inc.	June 7, 2016
Synergetics USA, Inc.	Valeant Pharmaceuticals International, Inc.	September 2, 2015
AccessClosure Inc.	Cardinal Health Inc.	April 1, 2014
Lanx, Inc.	Biomet, Inc.	October 7, 2013
Rochester Medical Inc.	C. R. Bard Inc	September 4, 2013
Origio a/s	The Cooper Companies, Inc.	June 4, 2012
ZOLL Medical Corporation	Asahi Kasei Corporation	March 12, 2012
SonoSite, Inc.	FujiFilm Holdings	December 15, 2011
SeaSpine Holdings Corporation	Integra LifeSciences Holdings Corporation	May 24, 2011
(1)	FTM growth rate is based on core business, excluding growth from recently acquired businesses.

For the selected “financial profile” M&A transactions analysis, Piper Jaffray compared, among other things, implied EV/LTM revenue and EV/LTM gross profit multiples for K2M, based on the merger consideration, to the corresponding multiples for each selected transaction, as well as K2M’s implied multiples of EV/projected FTM revenue and EV/projected FTM gross profit, based on the merger consideration, to the corresponding multiples for each selected transaction. LTM revenues and LTM gross profit for K2M were based on historical financial data for the 12 months ended June 30, 2018 provided by K2M management. Projected FTM revenues and FTM gross profit for K2M were for the 12 months beginning June 30, 2018 and were based on estimates of K2M management. FTM revenues and FTM gross profit for the selected transactions were based on selected Wall Street research estimates.

The analysis indicated the following multiples:

Selected Financial Profile M&A Transactions
	K2M(1)	High	75th%	Mean	Median	25th%	Low
EV to LTM revenue	5.0x	7.7x	5.9x	4.0x	3.6x	2.6x	1.6x
EV to FTM revenue	4.4x	6.1x	5.1x	3.5x	3.2x	2.3x	1.4x
EV to LTM gross profit	7.7x	12.8x	10.1x	7.4x	7.0x	4.8x	2.1x
EV to FTM gross profit	6.7x	10.6x	8.4x	6.3x	6.0x	3.9x	1.8x
(1)	Based on the merger consideration.

Based on this analysis, Piper Jaffray noted that, with respect to K2M, each of the EV/revenue and EV/gross profit multiples fell between the 75th percentile and the mean range of implied EV/revenue or EV/gross profit multiples, as applicable, for the selected financial profile M&A transactions. In addition, Piper Jaffray observed that the range of implied per share values for K2M common stock based on the mean and median for each analysis, yielded the following, as compared to the merger consideration:

Implied Per Share Value of K2M Common Stock
LTM revenue	$19.95-$22.29

Implied Per Share Value of K2M Common Stock
FTM revenue	$19.94-$21.97
LTM gross profit	$24.96-$26.53
FTM gross profit	$24.93-$25.99
Merger consideration	$27.50

Spine—Business Profile

Piper Jaffray also reviewed M&A transactions involving spine-focused target companies in the medical technology industry that Piper Jaffray believed were comparable to K2M’s business profile, using the criteria below, based on Piper Jaffray’s professional judgment. Piper Jaffray selected transactions that were announced after January 1, 2010 involving public or private target companies (excluding Chinese companies) that it considered to be comparable medical technology companies specifically focused in the spine business.

Based on these criteria, the following six transactions were selected:

Target	Acquiror	Date of Transaction Announcement
VEXIM	Stryker	October 24, 2017
LDR Holding Corporation	Zimmer Biomet Holdings, Inc.	June 7, 2016
Ellipse Technologies, Inc.	NuVasive Inc.	January 5, 2016
Lanx, Inc.	Biomet, Inc.	October 7, 2013
SeaSpine Holdings Corporation	Integra LifeSciences Holdings Corporation	May 24, 2011
Orthovita, Inc.	Stryker	May 16, 2011

For the selected “business profile” M&A transactions analysis, Piper Jaffray compared, among other things, implied EV/LTM revenue and EV/LTM gross profit multiples for K2M, based on the merger consideration, to the corresponding multiples for each selected transaction, as well as K2M’s implied multiples of EV/projected FTM revenue and EV/projected FTM gross profit, based on the merger consideration, to the corresponding multiples for each selected transaction. LTM revenues and LTM gross profit for K2M were based on historical financial data for the 12 months ended June 30, 2018 provided by K2M management. Projected FTM revenues and FTM gross profit for K2M were for the 12 months beginning June 30, 2018 and were based on estimates of K2M management. FTM revenues and FTM gross profit for the selected transactions were based on selected Wall Street research estimates.

The analysis indicated the following multiples:

Selected Business Profile M&A Transactions
	K2M(1)	High	75th%	Mean	Median	25th%	Low
EV to LTM revenue	5.0x	9.3x	8.3x	5.0x	4.7x	1.7x	1.6x
EV to FTM revenue	4.4x	6.2x	6.1x	3.9x	4.2x	1.5x	1.4x
EV to LTM gross profit	7.7x	12.1x	11.6x	7.6x	7.4x	3.6x	2.1x
EV to FTM gross profit	6.7x	8.4x	8.2x	5.9x	6.3x	3.3x	1.8x
(1)	Based on the merger consideration.

Based on this analysis, Piper Jaffray noted that, with respect to K2M, each of the EV/revenue and EV/gross profit multiples fell between the 75th percentile and the mean range of implied EV/revenue or EV/gross profit multiples, as applicable, for the selected business profile M&A transactions. In addition, Piper Jaffray observed that the range of implied per share values for K2M common stock based on the mean and median for each analysis, yielded the following, as compared to the merger consideration:

Implied Per Share Value of K2M Common Stock
LTM revenue	$25.78-$27.41
FTM revenue	$24.68-$26.14

Implied Per Share Value of K2M Common Stock
LTM gross profit	$26.28-$26.97
FTM gross profit	$24.46-$26.24
Merger consideration	$27.50

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending M&A transactions to determine the premiums paid in such transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected transactions for which Piper Jaffray considered the target to be a North American public medical technology company, and applied, among other things, the following criteria:

•	transactions announced since January 1, 2010;
•	EV of target greater than $250 million; and
•	exclude transactions for which the consideration was 100% equity.

Based on these criteria, Piper Jaffray reviewed the resulting 46 transactions, and the table below shows a comparison of premiums paid in the selected transactions over certain time periods to the premium that would be paid to the holders of K2M common stock based on the merger consideration.

The analysis indicated the following premiums:

		Selected Transactions
	K2M(1)	High	75th%	Mean	Median	25th%	Low
Premium 1-day prior (to announcement of merger)	21%	96%	42%	32%	29%	16%	(12)%
Premium 1-week prior (to announcement of merger)	30%	81%	45%	33%	30%	22%	(11)%
Premium 4-weeks prior (to announcement of merger)	35%	107%	49%	38%	34%	25%	(11)%
(1)	Based on the merger consideration.

The premiums paid analysis showed that the premiums over the market prices for K2M common stock implied by the merger consideration (other than one day prior) fell between the mean and the median range of premiums paid in the selected M&A transactions, and the premiums paid for one day prior fell between the median and the 25th percentile range of premiums paid in the selected M&A transactions. In addition, Piper Jaffray observed that the range of implied per share values for K2M common stock, based on the mean and median for each analysis for premiums paid for one day prior, applied to both K2M’s one day prior and 30-day VWAP, and 4 weeks prior, yielded the following, as compared to the merger consideration.

Implied Per Share Value of K2M Common Stock
Premium 1-day prior (to announcement of merger)	$29.37-$30.14
Premium 30-day VWAP prior (to announcement of merger)	$27.25-$27.97
Premium 4-weeks prior (to announcement of merger)	$27.28-$28.06
Merger consideration	$27.50

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical EVs for K2M based on the net present value of (i) projected unlevered free cash flows from June 30, 2018 to December 31, 2022, discounted back to June 30, 2018 and (ii) a projected terminal value at December 31, 2022 based upon revenue exit multiples ranging from 4.0x to 5.0x, which range was selected based on Piper Jaffray’s professional judgment, discounted back to June 30, 2018. The estimates of free cash flows for each year and terminal year value were calculated from certain non-public, unaudited and prospective financial information provided by K2M management, which was provided to Piper Jaffray by K2M and is described under “—Financial Projections.” Piper Jaffray calculated the range of net present values for unlevered free cash flows for such periods and for the terminal value based on a range of discount rates ranging from 10.3% to 12.3%, based on its estimation of K2M’s weighted average cost of capital using the capital asset pricing model.

This analysis resulted in implied per share values for K2M common stock ranging from $23.90 to $31.69. Piper Jaffray observed that the merger consideration was within the range of implied per share values derived from this analysis.

Other Information—Company Analyst Price Targets

Piper Jaffray also noted for the Board the following additional information that was not relied upon in rendering its opinion, but was provided for informational purposes.

Piper Jaffray reviewed selected Wall Street research equity analyst per share target prices for shares of K2M’s common stock as of August 28, 2018. The range of these target prices was $20.00 to $29.00, with an average target price of $25.88.

Miscellaneous

The summary set forth above does not purport to contain a complete description of the analyses performed by Piper Jaffray and reviewed with the Board. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of K2M common stock.

None of the selected companies or transactions used in the analyses above is directly comparable to K2M or the merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Jaffray performed its analyses for purposes of providing its opinion to the Board. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon financial projections of future results furnished to Piper Jaffray by K2M management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from projected financial results.

Piper Jaffray’s opinion was one of many factors taken into consideration by the Board in making the determination to approve the merger agreement. While Piper Jaffray provided advice to the Board during K2M’s negotiations with Stryker, the Board determined the amount of merger consideration, and Piper Jaffray did not recommend any specific amount or type of merger consideration.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of K2M management that the financial information provided to Piper Jaffray by K2M management was prepared on a reasonable basis in accordance with industry practice, and that K2M management was not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of K2M management as to the expected future results of operations and financial condition of K2M. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray relied, with consent of the Board, on advice of the outside counsel and the independent accountants to K2M, and on the assumptions of K2M management, as to all accounting, legal, tax and financial reporting matters with respect to K2M and the merger agreement.

In arriving at its opinion, Piper Jaffray assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to its analysis, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to Piper Jaffray’s analysis, (iii) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto and (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that would not adversely affect K2M or the contemplated benefits of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of K2M, and Piper Jaffray was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of K2M under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of K2M or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which K2M or any of its affiliates is a party or may be subject, and at K2M’s direction and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither K2M nor Stryker is party to any material pending transaction, including without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray did not express any opinion as to the price at which shares of K2M common stock may trade following announcement of the merger or at any future time. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to holders of K2M common stock (other than the Excluded Shares) of the proposed merger consideration set forth in the merger agreement and did not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to K2M, Stryker’s ability to fund the merger consideration, or any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of K2M. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the compensation to be received by holders of K2M common stock in the merger or with respect to the fairness of any such compensation.

Information about Piper Jaffray

As a part of its investment banking business, Piper Jaffray is regularly engaged in the valuation of businesses in the medical technology and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board selected Piper Jaffray to be its financial advisor and render its fairness opinion in connection with the merger on the basis of such experience and its familiarity with K2M.

Piper Jaffray acted as a financial advisor to K2M in connection with the merger and will receive a fee, currently estimated to be approximately $21.4 million from K2M, which is contingent upon the consummation of the merger, except for $1 million of such fee which was paid by K2M to Piper Jaffray for rendering its fairness opinion and is creditable against the total fee. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Jaffray’s opinion. K2M has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. Piper Jaffray has in the past provided financial advisory and financing services to K2M and may continue to do so and has received, and may receive, fees for the rendering of such services. In particular, in the past three years, Piper Jaffray has acted as co-manager on K2M’s 2018 private offering for $75 million aggregate principal amount of the 2025 Convertible Notes, sole book-running manager of K2M’s 2017 sale of 4 million shares of K2M common stock by selling stockholders, and sole bookrunning manager on K2M’s 2016 private offering for $50 million aggregate principal amount of the 2036 Convertible Notes, for which Piper Jaffray received aggregate consideration of approximately $2.9 million. In addition, in the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of K2M and Stryker for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of its business, Piper Jaffray may also publish research on K2M common stock. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to K2M, Stryker or entities that are affiliated with K2M or Stryker, for which Piper Jaffray would expect to receive compensation. Piper Jaffray has not received fees or other compensation from Stryker for any services rendered to Stryker in the two years prior to the issuance of its fairness opinion.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations and/or publish research reports with respect to K2M and the merger and other participants in the merger that differ from the opinions of Piper Jaffray’s investment banking personnel.

Financial Projections

K2M has historically prepared and provided public guidance as to its projected financial and operational results for the upcoming fiscal year in its press releases announcing its financial results for the immediately preceding quarter or year, as applicable. K2M management has also maintained longer range financial projections for internal budgeting and planning purposes, which K2M management reviews with the Board from time to time. However, other than the financial guidance discussed above, K2M does not in the ordinary course make public projections as to future performance, earnings or other results and is especially cautious of making financial forecasts for extended periods because of the unpredictability of the underlying assumptions and estimates. However, in connection with the Board’s evaluation of the proposed merger, our management prepared certain, unaudited, stand-alone, financial forecasts regarding our anticipated future operations, which we refer to as “Projections,” described below. Our management provided the Projections to the Board for review in connection with the Board’s evaluation of the proposed merger, and to Piper Jaffray, our financial advisor in connection with the proposed merger. Our management also provided the Projections to Stryker.

The Projections were developed for internal use and for use by our financial advisor, and were not prepared with a view toward public disclosure and do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. Generally Accepted Accounting Principles (“GAAP”). Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the Projections, and does not express an opinion or any form of assurance related thereto. Such non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and such non-GAAP financial measures as used by K2M may not be comparable to similarly titled amounts used by other companies. The Projections and summaries of the Projections are not being included in this proxy statement to influence any K2M stockholder’s decision whether to vote for the merger, but are being included because they were made available to the Board and our financial advisor for their respective evaluation of the proposed merger. The Projections are not intended to be considered as public guidance of our financial performance.

The Projections, while presented with numerical specificity, necessarily were based on numerous estimates, variables and assumptions that are inherently uncertain and many of which are beyond our control. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Projections also reflect assumptions as to certain business decisions that are subject to change. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential acquisition of K2M by Stryker pursuant to the merger agreement or our compliance with our covenants under the merger agreement. Important factors that may affect actual results and result in the Projections not being achieved include, but are not limited to, the risk factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2017, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period.

The Projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 of this proxy statement.

Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement should not be regarded as an indication that we or any of our affiliates, advisors, including Piper Jaffray, or representatives considered or consider the Projections to be predictive of actual future events, and they should not be relied upon as such. Neither we nor any of our affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. We do not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither we nor any of our affiliates, advisors, officers, directors or representatives has made or makes any representation to any K2M stockholder or other person regarding our ultimate performance compared to the information contained in the Projections or that the Projections will be achieved. We have made no representation to Stryker in the merger agreement or otherwise concerning the accuracy or reliability of the Projections.

The following table sets forth the Projections and certain historical financial information for comparison purposes:

	Historical(1) (in millions)			Projected (in millions)
Line Item	2016	2017	LTM(2)	FTM(3)	2018	2019	2020	2021	2022
Revenue	$237	$258	$272	$312	$294	$333	$376	$423	$476
Gross Profit	$154	$169	$177	$205	$193	$220	$252	$285	$324
Total Operating Expenses	$189	$203	$214		$219	$239	$256	$270	$286
Operating Income / (Loss)	$(35)	$(33)	$(37)		$(27)	$(19)	$(4)	$16	$38
Net Income / (Loss)	$(42)	$(37)	$(39)		$(39)	$(35)	$(22)	$1	$31
Adjusted EBITDA(4)	$1	$(1)	$(7)		$6	$15	$31	$50	$73
Unlevered Free Cash Flow(5)(6)						$(6)	$9	$29	$52
(1)	We have included historical information for comparison purposes.
(2)	LTM as of June 30, 2018.
(3)	FTM as of June 30, 2018.
(4)	Adjusted EBITDA represents net loss plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, transaction expenses associated with K2M’s Spanish business combination and foreign currency transaction (gain) loss.
(5)	Unlevered Free Cash Flow is calculated as (i) Operating Income / (Loss) after tax, plus (ii) Depreciation & Amortization, plus (iii) Stock-based Compensation, plus/minus (iv) Change in Working Capital, less (v) Capital Expenditures, in each case, for such projected period.
(6)	Projected Unlevered Free Cash Flow for the second half of 2018: $(3).

Interests of K2M’s Executive Officers and Directors in the Merger

When considering the recommendation of the Board that you vote to approve the merger proposal, you should be aware that, aside from their interests as K2M stockholders, K2M’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of K2M stockholders generally. This includes, for instance, payments that our executive officers are entitled to receive under K2M’s incentive plans, as described more fully below.

With regard to our directors serving on the Board (other than Mr. Eric D. Major and Dr. John P. Kostuik, whose interests are as executive officers), these interests relate to the impact of the transaction on the directors’ outstanding equity awards (which consist of restricted stock and stock options) and the provision of indemnification and insurance arrangements pursuant to the merger agreement and K2M’s certificate of incorporation and bylaws, which reflect that such directors may be subject to claims arising from their service on the Board.

With regard to our executive officers, these interests include coverage under insurance arrangements, and the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger, assuming the merger occurred on October 1, 2018 and, where applicable, the executive officers’ employment was terminated by us without “cause” or by the executive officer for “good reason” (each as defined below) on October 1, 2018 (or before the merger if the executive officer’s termination is determined to be in connection with the merger):

•	approximately $18.1 million to cash out the executive officers’ outstanding stock options and restricted stock, including accelerated vesting of approximately $6.7 million pursuant to the terms of the merger agreement;
•	possible cash severance payments and other termination benefits under the executive officers’ employment agreements, in a maximum aggregate amount of approximately $3.5 million for all executive officers; and
•	the provision of indemnification and insurance arrangements pursuant to the merger agreement and K2M’s certificate of incorporation and bylaws.

Treatment of Director and Executive Officer Common Stock

K2M’s directors and executive officers will receive the same merger consideration as other stockholders of $27.50 in cash, without interest, subject to any applicable withholding taxes, for each share of K2M common stock that they own at the effective time. For information regarding beneficial ownership of K2M common stock by each of K2M’s current directors, K2M’s named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92.

Treatment of Director and Executive Officer Equity Awards

As described under “The Merger Agreement—Treatment of K2M Equity Awards” beginning on page 30, the merger agreement provides that each option to purchase shares of K2M common stock and each share of K2M restricted stock will be treated as set forth below. None of our executive officers hold restricted stock units.

Treatment of Stock Options

Each option to purchase shares of K2M common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the excess, if any, of the merger consideration over the per share exercise price of such option, and (B) the number of shares of K2M common stock subject to such option as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law. Options with a per share exercise price equal to or exceeding the merger consideration will be cancelled without payment.

Treatment of Restricted Stock Awards

Each K2M restricted stock award that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the merger consideration and (B) the number of shares of K2M common stock underlying the award as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law.

The table below shows the outstanding options and shares of restricted stock held by our executive officers as of October 1, 2018 and, for illustrative purposes, the value our executive officers would receive in respect of these outstanding options and shares of restricted stock in connection with the merger.

Executive Officer	K2M Options (#)	K2M Restricted Stock (#)	Value ($)
Named Executive Officers
Eric D. Major President and Chief Executive Officer	668,557	86,091	9,947,986
John P. Kostuik Chief Medical Officer	138,146	10,212	2,183,793
Gregory S. Cole Chief Financial Officer	165,701	27,895	2,112,917
Other Executive Officer	250,265	22,464	3,887,240
Total	1,222,669	146,662	18,131,937

The table below shows the outstanding options and restricted stock held by our directors as of October 1, 2018 and, for illustrative purposes, the value our directors would receive in respect of these outstanding options and restricted stock in connection with the merger.

Director	K2M Options (#)	K2M Restricted Stock (#)	Value ($)
Daniel A. Pelak	518,595	5,451	8,858,914
Brett P. Brodnax	47,554	5,451	560,693
Carlos A. Ferrer	47,554	5,451	560,693
Paul B. Queally	47,554	5,451	560,693
Raymond A. Ranelli	47,554	10,610	702,566
Sean M. Traynor	47,554	5,451	560,693
Total	756,365	37,865	11,804,253

Retention Bonuses

K2M will establish a retention program to encourage K2M employees, which includes certain executive officers, to remain employed with K2M and the surviving corporation prior to and following the effective time (the “Retention Program”). The Retention Program allows for payments of retention bonus awards. Each individual’s retention bonus will vest as to 25% on the closing date, which portion will be paid at or promptly following the closing, and 75% of such bonus will vest on June 30, 2019 and will be paid at or promptly following such date, in each case, subject to the individual’s continued employment through each vesting date. However, if the individual’s employment is terminated without “cause” (as defined in K2M’s 2016 Omnibus Incentive Plan) prior to any vesting date, the individual will receive any unpaid portion of such bonus promptly following the individual’s termination date. Individual awards to be made under the Retention Program are determined by K2M’s chief executive officer in consultation with Stryker.

Set forth below is an estimate of the amounts payable to certain of the Company’s named executive officers under the Retention Program and the estimated amount payable to the Company’s other executive officer under the Retention Program.

Executive Officer	Retention Bonus ($)
Named Executive Officers
Gregory S. Cole	350,000
Chief Financial Officer
Other Executive Officer	400,000
Total	750,000

Change in Control Severance Payments and Other Benefits

Each executive officer will receive certain severance payments and other benefits if terminated in connection with a change in control. The below payment estimates quantify such benefits, assuming that a merger occurs on October 1, 2018 and taking into account each executive’s equity ownership as of October 1, 2018. The amounts quantified below are generally due only upon a qualifying termination of employment in connection with a change in control, except that (i) unvested stock options, restricted stock awards and restricted stock unit awards will fully vest upon a change in control (ii) 25% of each retention bonus will vest on the closing date generally subject to the individual’s continued employment through closing and (iii) 75% of each retention bonus will vest on June 30, 2019, generally subject to the individual’s continued employment through such date. The latest practicable date as of which we could estimate these payments was October 1, 2018, and the amounts depict a payment scenario in 2018. Please note that if the merger were consummated in the first quarter of 2019, and payments were to be made in respect of qualifying terminations of employment occurring in the first quarter of 2019 based on awards related to the 2019 plan year, it is currently anticipated that such payments in the aggregate would be smaller than what is disclosed below.

Executive Officer	Payment ($)
Named Executive Officers
Eric D. Major President and Chief Executive Officer	5,046,276
John P. Kostuik, M.D. Chief Medical Officer	1,724,657
Gregory S. Cole	2,157,377
Chief Financial Officer
Other Executive Officer	1,975,957
Total	10,904,267	(1)
(1)	Includes $6.7 million of stock-based awards which otherwise vest and are paid out pursuant to terms of the merger agreement.

Employment Agreements

K2M has employment agreements with each of its named executive officers that provide for, among other things, severance payments and other benefits in cases of certain employment termination scenarios. Under the employment agreements, if (i) the executive’s employment is terminated by us without “cause,” as described below or (ii) the executive resigns for “good reason,” as described below, in each case, during the 12-month period following a change-in-control, then K2M will pay or provide the executive officers:

•	A lump-sum cash payment equal to 12 months of the executive’s then-current annual base salary;
•	Continuing coverage under K2M’s group health plans for a period of six months from the date of termination at the same levels and costs at which the executive received benefits prior to the termination;
•	Any unpaid base salary through the termination date;
•	Any unpaid benefits earned and accrued prior to the termination date; and

•	Reimbursement of any unreimbursed business expenses properly incurred by the executive prior to the termination date.

In addition, upon a change in control, all unvested options, restricted stock and restricted stock units held by these executives will vest and become exercisable.

Under the employment agreements, the executive officers are subject to a perpetual confidentiality covenant and covenants of non-competition and non-solicitation of K2M’s employees and customers for the period of their employment and for two years thereafter.

Definitions

With respect to the foregoing change-in-control agreements, “cause”, “change in control” and “good reason” are defined as follows.

“Cause” means:

•	The executive’s material breach of any provision of the employment agreement which is not cured within 30 days following written notice of such breach to the executive;
•	The executive’s repeated failure to follow the reasonable directives of the Board after prior written notice and a 30-day period to cure such failure;
•	The executive’s repeated failure to observe all material policies of K2M generally applicable to employees of K2M after prior written notice and a 30-day period to cure such failure;
•	The executive’s gross negligence, intentional misconduct, moral turpitude, embezzlement, misappropriation of corporate assets, fraud or willful violation of any laws with which K2M is required to comply; or
•	The executive’s conviction of, or pleading guilty or of nolo contendere to a felony.

“Change in Control” means the first occurrence of:

•	Any person, directly or indirectly, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of K2M representing 40% or more of the then outstanding shares of K2M common stock or the combined voting power of the outstanding voting securities of K2M;
•	The directors of K2M at the beginning of any twenty-four (24)-month period (such persons, the “incumbent directors”) cease to constitute a majority of the Board or the board of directors of any successor; provided that, for purposes of determining whether a change in control has occurred, any director who is elected or nominated to the Board by at least 2/3 of incumbent directors then in office will be considered an incumbent director; or
•	The sale, transfer or other disposition of all or substantially all of the assets of K2M to any person that is not an affiliate of K2M.

“Good Reason” means the occurrence without the executive’s written consent and which is not remedied by K2M within thirty (30) days after notice is provided to K2M:

•	The assignment to the executive of duties materially inconsistent with the executive’s status and office with K2M;
•	The material diminution of the nature or status of the executive’s responsibilities;
•	The adverse change in the executive’s direct or indirect reporting relationship;
•	A material decrease in the executive’s annual salary or material reduction in executive’s employee benefits unless K2M provides substitute employee benefits that are at least as valuable to the executive on an after-tax basis;
•	The relocation of K2M’s principal business offices of more than 30 miles from Leesburg, Virginia if the relocation increases the distance of from the executive’s principal residence to such offices; or
•	K2M’s material breach of the employment agreement.

Retention Agreement

K2M has a retention agreement with Mr. Lane Major that governs the terms of his employment following a “change of control” (as such term is defined in our 2016 Omnibus Incentive Plan). Under the retention agreement, upon a change of control, all unvested options, restricted stock and restricted stock units (to the extent held by Mr. Lane Major) will become fully vested and, in the case of options, exercisable. In addition, if within 12 months following a change of control, (i) Mr. Lane Major is not employed in the “same capacity” (as defined in the retention agreement), (ii) Mr. Lane Major is assigned duties inconsistent or inappropriate to his status and office with the entity which employs Mr. Lane Major following the change of control, (iii) the nature or status of Mr. Lane Major’s responsibilities are diminished in any way from those in effect immediately prior to the change of control, (iv) Mr. Lane Major’s direct or indirect reporting relationship adversely changes from those in effect immediately prior to the change of control, (v) Mr. Lane Major’s level of compensation is decreased or (vi) the principal business offices are relocated to a location that is more than 30 miles from Leesburg, Virginia, then commencing on Mr. Lane Major’s termination, Mr. Lane Major will be entitled to receive a payment equal to 12 months of base salary and six months of continuing coverage under our group health plans at the same level in effect immediately prior to the change of control.

Directors’ and Officers’ Indemnification and Insurance

Stryker and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the effective time existing as of August 29, 2018 in favor of the directors or officers of K2M at or prior to the effective time as provided in our certificate of incorporation, amended and restated bylaws or any indemnification contract between such directors or officers and K2M (in each case, as in effect on August 29, 2018) will survive the merger and continue in full force and effect. For a period of six years from the effective time, the surviving corporation is required to, and Stryker will cause the surviving corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of our certificate of incorporation and amended and restated bylaws as in effect immediately prior to the effective time solely with respect to acts or omissions occurring prior to the effective time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of the directors or officers of K2M at or prior to the effective time; however, all rights to indemnification in respect of any action pending or asserted or any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the effective time, Stryker is required to guarantee and stand surety for, and is required to cause the surviving corporation to honor, in accordance with their respective terms, each of the covenants contained in the merger agreement related to the directors’ and officers’ indemnification and insurance.

Prior to the effective time, K2M is required to or, if K2M is unable to, Stryker will cause the surviving corporation as of or after the effective time to, purchase a 6-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under K2M’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the effective time (including in connection with the merger agreement and the transactions or actions contemplated by the merger agreement), and Stryker is required to cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation, and no other party will have any further obligation to purchase or pay for insurance hereunder; however, K2M will not pay, and the surviving corporation will not be required to pay, in excess of 300% of the last annual premium paid by K2M prior to the date of the merger agreement in respect of such “tail” policy. If K2M or the surviving corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the effective time, Stryker is required to, for a period of 6 years from the effective time, cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by K2M with respect to matters arising on or before the Effective Time; however, after the effective time, Stryker will not be required to pay annual premiums in excess of 300% of the last annual premium paid by K2M prior to the date of the merger agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

Other Interests

On August 29, 2018, in contemplation of the merger, Stryker entered into an offer letter with Eric Major, the Company’s Chief Executive Officer and President, to serve as President of Stryker’s Spine division, beginning on, and subject to the occurrence of, the closing date of the merger. Under the terms of the offer letter, Mr. Eric Major will receive an annual base salary of $500,000 and will be eligible to receive an annual performance bonus targeted at 50% of his annual base salary. In addition, during Stryker’s February 2019 grant cycle, Mr. Eric Major will receive an award of restricted stock units with a grant date value equal to approximately $750,000. In exchange for his agreement to terminate his current employment agreement with K2M (including his ability to terminate his employment for good reason under the terms of his K2M employment agreement), Mr. Eric Major also will receive two additional one-time restricted stock unit grants during the February 2019 grant cycle, the first of which will have a grant date value of approximately $4,000,000 and will vest on the third anniversary of the grant date, subject to his continued employment through such date, and the second of which will have a grant date value of approximately $1,000,000 and will vest on the third anniversary of the grant date, subject to achievement of specified performance goals. Under the offer letter, Mr. Eric Major is also entitled to a severance benefit payment equal to 12 months of his base salary and a lump sum payment to offset 12 months of COBRA premium costs in the event his employment is terminated by Stryker without “cause” (which is defined in the same way as under his employment agreement with K2M), subject to his execution and non-revocation of a separation agreement and general release. Mr. Eric Major also is required to execute Stryker’s form of Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement.

As of the date of this proxy statement, other than the arrangements discussed in this proxy statement, none of our executive officers has entered into any agreement with Stryker regarding employment with, or compensation from, the surviving corporation or Stryker on a going-forward basis following the completion of the merger. However, Stryker (or its representatives) and some or all of our executive officers may have discussions from time to time with respect to such arrangements.

Quantification of Potential Merger-Related Payments to Named Executive Officers

The following table, “Golden Parachute Compensation,” along with its footnotes, shows the disclosure required by Item 402(t) of Regulation S-K regarding the amounts of payments and benefits payable to K2M’s named executive officers that are based on or otherwise relate to the merger. The amounts detailed below assume that the merger occurred on October 1, 2018 and, where applicable, the named executive officer’s employment was terminated by K2M without “cause” or by the named executive officer for “good reason” on October 1, 2018 (or before, if his termination is determined to be in connection with the merger). The table below takes into account each named executive officer’s equity ownership as of October 1, 2018. The actual amounts payable will depend on the effective time of the merger and the date of such termination, as applicable. More detail on the payments and benefits are set forth above in this section of this proxy statement.

The information contained in the following table and accompanying footnotes are subject to a non-binding, advisory vote of K2M’s stockholders, as described under the section titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on page 89.

Golden Parachute Compensation

Name	Cash(1) ($)	Equity(2) ($)	Pension / NQDC ($)	Perquisites / Benefits(3) ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Eric D. Major	1,472,640	3,564,904	0	8,732	0	0	5,046,276
John P. Kostuik	735,467	980,458	0	8,732	0	0	1,724,657
Gregory S. Cole	975,506	1,173,139	0	8,732	0	0	2,157,377
Total	3,183,613	5,718,501	0	26,196	0	0	8,928,310
(1)	The amounts in this column reflect (x) the cash severance equal to 12 months of the executive’s base salary, payable in a lump sum, to which the executive would be entitled assuming that the merger occurred on October 1, 2018 and (I) with respect to Dr. Kostuik and Mr. Cole, the executive’s employment was terminated by us without “cause” or by the executive for “good reason” on that date, as described under “— Employment Agreements” above or (II) with respect to Mr. Eric Major, the executive’s employment is terminated without “cause” on that date, as described under “— Other Interests” above, (y) an annual incentive award for the 2018 fiscal year, based on actual performance through August 29, 2018 and extrapolated through December 31, 2018, as described under “The Merger Agreement—Employee Matters” below and (z) with respect to Mr. Cole, the retention bonus, as described under “—Retention Bonuses” above.

The cash severance arrangements described above are double-trigger (i.e., they become payable only upon a termination following or otherwise in connection with a change in control, rather than solely as a result of a change in control (i.e., single-trigger). The annual incentive award for the 2018 fiscal year described above is single-trigger. 25% of Mr. Cole’s retention bonus is single-trigger, and 75% of his rentention bonus is double-trigger.

(2)	The amounts reported in the table for each named executive officer represent the accelerated vesting of all of the executive’s outstanding equity awards upon a change in control (i.e. single-trigger vesting) in accordance with the terms of the merger agreement. The value attributable to the acceleration of unvested equity awards is based on the merger consideration of $27.50.
(3)	The amounts reflected in this column include (i) $480, which is the benefit payment to be made by third-party payors to the named executive officer’s beneficiaries under our employer-paid premium life insurance and accidental death and dismemberment insurance plans and (ii) $8,252, which is the aggregate annual premium amount for medical, dental, life and disability insurance for six months following the named executive officer’s termination in accordance with the provisions of the respective named executive officer’s employment agreement. These amounts are double-trigger

Financing of the Merger

The consummation of the merger is not subject to any financing conditions. We anticipate that the total amount of funds necessary to consummate the merger and the related transactions, not including fees and expenses, will be approximately $1.40 billion, including the estimated funds needed to (i) pay our stockholders the merger consideration due to them under the merger agreement; (ii) make payments in respect of outstanding K2M stock options, K2M restricted stock awards and K2M restricted stock unit awards pursuant to the merger agreement; and (iii) pay the outstanding net indebtedness of K2M, including the consideration payable to holders of the outstanding Convertible Notes. We understand that Stryker expects to use cash and other available funds to fund the merger.

Regulatory Clearances and Approvals Required for the Merger

U.S. Antitrust

Under the HSR Act, we cannot complete the merger until we have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. On September 13, 2018, K2M and Stryker each filed a premerger notification and report form under the HSR Act, as a result of which the applicable waiting period would be expected to expire on October 15, 2018, at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended by the antitrust authorities.

Foreign Antitrust

In addition, pursuant to conditions to the consummation of the merger set forth in the merger agreement, the parties are seeking governmental antitrust or merger control approvals in specified countries,

General

Under the merger agreement, K2M, Stryker and Merger Sub have agreed to use reasonable best efforts to consummate and make effective the transactions contemplated by the merger agreement and to cause the conditions to the merger to be satisfied, including to obtain all necessary actions or non-actions, consents and approvals from governmental authorities or other third parties. Subject to certain limitations, Stryker will take, or cause to be taken (including by its subsidiaries), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a governmental authority may assert under any antitrust law with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate any impediment under any antitrust law that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement.

While we have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement, if at all.

The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by K2M stockholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of K2M common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94)

whose shares of K2M common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of K2M Common Stock

As promptly as practicable following the completion of the merger, the K2M common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will be deregistered under the Exchange Act.

Appraisal Rights

If the merger is completed, K2M stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions and requirements established therein.

Under Section 262 of the DGCL, K2M stockholders of record who do not wish to accept the $27.50 per share merger consideration provided for in the merger agreement have the right to demand appraisal of their shares of K2M common stock and to receive payment in cash of the fair value of their shares of K2M common stock as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be such fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding), provided that they comply with the conditions and requirements established in Section 262 of the DGCL. The “fair value” per share of your shares of K2M common stock as determined by the Delaware Court of Chancery in an appraisal proceeding may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. K2M stockholders who do not vote in favor of the merger proposal who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL, who do not withdraw such demand or otherwise waive or lose their right to appraisal and who comply with the other requirements to exercise appraisal rights under the DGCL will be entitled to appraisal rights under the DGCL. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached to this proxy statement as Annex C, in its entirety. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL where a merger agreement is to be submitted for adoption at a meeting of stockholders, K2M must notify the stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes K2M’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL may result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of K2M common stock, K2M believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of K2M common stock, you must satisfy each of the following conditions:

•	you must deliver to K2M a written demand for appraisal of your shares of K2M common stock before the vote is taken to approve the merger proposal, which must reasonably inform us of the identity of the holder of record of shares of K2M common stock who intends to demand appraisal of his, her or its shares of K2M common stock;
•	you must not vote or submit a proxy in favor of the merger proposal;
•	you must hold your shares on the date of making the demand for appraisal and must continuously hold such shares through the effective time of the merger; and
•	you (or the surviving corporation) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of K2M common stock within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition and has no present intention of doing so. Accordingly, it is your obligation to initiate all necessary action to perfect your appraisal rights in respect of your shares of K2M common stock within the time prescribed in Section 262 of the DGCL.

If you fail to comply with any of the requirements under Section 262 of the DGCL to perfect your appraisal rights and the merger is completed, your shares of K2M common stock will be converted into the right to receive payment of merger consideration for your shares of K2M common stock as provided for in the merger agreement and you will lose your appraisal rights with respect to your shares of K2M common stock.

A holder of shares of K2M common stock wishing to exercise appraisal rights must hold of record the shares of K2M common stock on the date the written demand for appraisal is made and must continue to hold the shares of K2M common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or abstain from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal should be addressed to K2M Group Holdings, Inc., Attention: General Counsel, 600 Hope Parkway SE, Leesburg, Virginia 20175, and must be delivered to K2M before the vote is taken to approve merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of K2M common stock for which appraisal is demanded. The demand must reasonably inform K2M of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of K2M common stock in connection with the merger. A stockholder’s failure to deliver to K2M the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of K2M common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of K2M common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of K2M common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of K2M common stock. If you hold your shares of K2M common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of K2M common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of K2M common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of K2M common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of K2M common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of K2M common stock as to which appraisal is sought. Where no number of shares of K2M common stock is expressly mentioned, the demand will be presumed to cover all shares of K2M common stock held in the name of the record owner. If a stockholder holds shares of K2M common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of K2M’s record stockholders who has demanded appraisal in accordance with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the merger agreement for that stockholder’s shares of K2M common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of K2M common stock determined in any such appraisal proceeding, plus interest, if any, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of K2M common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of K2M common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of K2M common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of K2M common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of K2M common stock held either in a voting trust or by a nominee on behalf of such person for which appraisal has been properly demanded may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of K2M common stock and with whom agreements as to the value of their shares of K2M common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded appraisal of their shares of K2M common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of K2M common stock entitled to appraisal exceeds 1% of the outstanding shares of K2M common stock, or (2) the value of the consideration provided in the merger for such total number of shares of K2M common stock exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of K2M common stock, the Delaware Court of Chancery will appraise the shares of K2M common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value (with interest, if any), in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon surrender by those stockholders of the certificates representing their shares of K2M common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as described herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of K2M common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

In determining the “fair value” of the shares, a Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme

Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of K2M common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of K2M common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of K2M common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of K2M common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration (without interest) for his, her or its shares of K2M common stock pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s appraisal rights.

In view of the complexity of Section 262 of the DGCL, K2M stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about K2M contained in this proxy statement or in K2M’s public reports filed with the SEC may supplement, update or modify the factual disclosures about K2M contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by K2M, Stryker and Merger Sub were qualified and subject to important limitations agreed to by K2M, Stryker and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, and were not intended by the parties to the merger agreement to be a characterization of the actual state of facts or condition of K2M, Stryker or Merger Sub, except as expressly stated in the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of K2M or Stryker with the SEC.

Additional information about K2M may be found elsewhere in this proxy statement and K2M’s other public filings. See “Where You Can Find More Information” beginning on page 97 of this proxy statement.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, at 10:00 a.m. (local time) on a date to be specified by the parties, but no later than the 2nd business day after the satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), unless another time, date or place is agreed to in writing by K2M, Merger Sub and Stryker.

Concurrently with the closing, K2M will cause to be filed an appropriate, executed certificate of merger with respect to the merger with the Delaware Secretary of State as provided under the DGCL. The merger will become effective upon the filing of such certificate of merger, or at such later date and time as is agreed by Stryker and K2M and specified in such certificate of merger.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and conditions of the merger agreement, at the effective time, Merger Sub will merge with and into K2M and the separate corporate existence of Merger Sub will cease, with K2M continuing as the surviving corporation and a direct or indirect wholly owned subsidiary of Stryker. At the effective time, the certificate of incorporation of K2M will, by virtue of the merger, be amended and restated in its entirety as set forth in Exhibit A to the merger agreement and such amended and restated certificate of incorporation will be the certificate of incorporation of the surviving corporation until thereafter amended. At the effective time, Stryker will take such action necessary to change the bylaws of Merger Sub, as in effect immediately before the effective time, to be the bylaws of the surviving corporation until thereafter amended. From and after the effective time, the directors of Merger Sub immediately before the effective time will be the initial directors of, and the officers of K2M immediately before the effective time will be the initial officers of, the surviving corporation and, in each case, will hold office until their respective successors are duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the surviving corporation’s certificate of incorporation and bylaws.

Effect of the Merger on K2M Common Stock

At the effective time, each share of K2M common stock issued and outstanding immediately prior to the effective time (other than canceled shares and dissenting shares) will be converted into the right to receive the merger consideration. From and after the effective time, such K2M common stock will no longer be outstanding and will automatically be cancelled, and will cease to exist, and each holder of certificates or book-entry shares, which immediately prior to the effective time represented such K2M common stock, will cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificates or book-entry shares, the merger consideration.

At the effective time, any shares of K2M common stock that are canceled shares will automatically be cancelled and retired and will cease to exist, and no consideration or payment will be delivered in exchange for such shares.

The merger consideration will be adjusted appropriately to reflect the effect of any reclassification, recapitalization, exchange, stock split (including reverse stock split) or combination or readjustment of shares or any similar event or any stock dividend or stock distribution with a record date occurring on or after the date of the merger agreement and prior to the effective time.

Treatment of K2M Equity Awards

Options. Under the merger agreement, each option to purchase shares of K2M common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the excess, if any, of the merger consideration over the per share exercise price of such option, and (B) the number of shares of K2M common stock subject to such option as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law. Options with a per share exercise price equal to or exceeding the merger consideration will be cancelled without payment. Any consideration with respect to K2M options will be paid by the surviving corporation as soon as reasonably practicable following the effective time, and in any event no later than 10 business days after the closing date.

Restricted Stock Awards and Restricted Stock Unit Awards. The merger agreement also provides that each K2M restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of (A) the merger consideration and (B) the number of shares of K2M common stock subject to such K2M merger consideration in respect of each share of K2M common stock underlying the award as of the effective time, net of any applicable withholding taxes required to be withheld by applicable law. Any consideration with respect to K2M restricted stock awards and restricted stock unit awards will be paid by the surviving corporation as soon as reasonably practicable following the effective time, and in any event no later than 10 business days after the closing date.

Effect Upon Employee Stock-Purchase Plan

The current offering period under the ESPP will end as scheduled on December 31, 2018, or, if earlier, four trading days prior to closing. K2M will, prior to the effective time, take all actions necessary to terminate the ESPP effective as of the closing and to provide that (a) K2M will not commence a new offering period, (b) no new participants will be permitted into the ESPP and (c) existing participants may not increase their elections with respect to the current offering period. Participants who purchased shares of K2M common stock under the ESPP will receive the same merger consideration in the same manner as other K2M stockholders for each such share of K2M common stock that such participant holds as of the effective time.

Payment for K2M Common Stock

Prior to or at the effective time, Stryker will deposit, or cause to be deposited, with a paying agent designated by Stryker that is reasonably acceptable to K2M, cash in an amount sufficient to pay the aggregate merger consideration.

As promptly as reasonably practicable after the effective time (and in any event within five business days after the effective time), Stryker will cause the paying agent to mail to each holder of record of certificates that immediately prior to the effective time represented outstanding shares of K2M common stock (i) a letter of transmittal, which will specify that delivery of certificates will be effected, and risk of loss and title to the certificates will pass only upon proper delivery of the certificates (or affidavits of loss in lieu thereof) to the paying agent and will be in a form and have such other customary provisions as reasonably specified by Stryker, and (ii) instructions for effecting the surrender of the certificates in exchange for cash in an amount equal to the merger consideration multiplied by the number of shares of K2M common stock previously represented by such certificates.

Upon surrender of a certificate (or an affidavit of loss in lieu thereof) for cancellation to the paying agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the paying agent, the holder of such certificate will be entitled to receive in exchange therefor as promptly as reasonably practicable cash in an amount equal to the merger consideration multiplied by the number of shares of K2M common stock previously represented by such certificate and the certificate (or affidavit of loss in lieu thereof) so surrendered will be cancelled. Each book-entry share representing shares of K2M common stock will automatically upon the effective time be entitled to receive, and Stryker will cause the paying agent to pay and deliver in exchange therefor as promptly as reasonably practicable after the effective time, cash in an amount equal to the merger consideration multiplied by the number of shares of K2M common stock previously represented by such book-entry share. The paying agent will accept such certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to book-entry shares upon compliance with such reasonable terms and conditions as the paying agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of holders of the certificates or book-entry shares on the cash payable upon the surrender or delivery thereof.

Representations and Warranties

The merger agreement contains representations and warranties of each of K2M, Stryker and Merger Sub, subject to certain qualifications or exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	corporate organization, existence, good standing and corporate power and authority to conduct its business as presently conducted and own, lease and operate its properties and assets as currently operated;
•	corporate power and authority to enter into the merger agreement, to perform its obligations thereunder and to complete the transactions contemplated thereby;
•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution, delivery or performance of, consummation of the transactions contemplated by, or compliance with any of the provisions of the merger agreement;
•	required regulatory filings or actions and authorizations, consents or approvals of governmental entities and other persons;
•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to Stryker and its subsidiaries or K2M and its subsidiaries (as applicable);
•	matters relating to information to be included in required filings with the SEC in connection with the merger; and
•	the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the merger agreement.

The merger agreement also contains representations and warranties of K2M, subject to certain qualifications or exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	the capitalization of K2M, including the authorized capital stock, outstanding options, restricted stock unit awards, restricted stock awards, shares of K2M common stock reserved for issuance under the ESPP, shares of K2M common stock reserved for issuance under K2M’s equity plans, and shares of K2M common stock reserved for issuance upon conversion of the Convertible Notes;

•	all shares of K2M common stock (i) having been, or being when issued pursuant to any K2M equity award, K2M equity plan, the Convertible Notes or the ESPP in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive rights and (ii) having been issued pursuant to an effective registration statement or exemption therefrom;
•	the proper authorization of K2M equity awards and Convertible Notes and issuance of the same in compliance with applicable laws;
•	the absence of, other than the K2M equity awards, the Convertible Notes or pursuant to the ESPP, among other things, (i) outstanding options, warrants, calls, pre-emptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock award, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating K2M or any of its subsidiaries to issue, transfer, register or sell (or cause to be issued, transferred, registered or sold) any shares of capital stock or other securities of K2M or any of its subsidiaries or securities convertible into or exchangeable for such shares or other securities; (ii) outstanding obligations of K2M or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities of K2M or any of its subsidiaries, or any securities representing the right to purchase or otherwise receive any other securities of K2M or any of its subsidiaries; (iii) agreements to which K2M or any of its subsidiaries is a party restricting the transfer of securities of K2M or any of its subsidiaries or affecting the voting rights of securities of K2M or any of its subsidiaries; or (iv) outstanding or authorized equity or equity-based compensation awards;
•	the absence of any (i) direct or indirect ownership of any securities, including equity interests, of any person (except for securities of K2M subsidiaries) or (ii) obligations or commitments to acquire any such securities or to provide funds to or make any investment in any person;
•	the full payment of all dividends or distributions on securities of K2M or any of its subsidiaries that have been declared or authorized;
•	the corporate actions required to be taken, and taken in connection with the execution, delivery and performance of the merger agreement by K2M, including with respect to the approval of K2M stockholders of the merger proposal;
•	the timeliness and accuracy of K2M’s filings with the SEC and of financial statements included in its SEC filings and the compliance of filings and financial statements with SEC rules and (in the case of financial statements) with United States generally accepted accounting principles, the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the NASDAQ;
•	K2M’s disclosure controls and procedures and internal control over financial reporting;
•	the absence of any pending SEC proceedings regarding any accounting practices of, any malfeasance by any director or executive officer of, K2M or any of its subsidiaries or any allegations or claims regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of K2M or any of its subsidiaries or unlawful accounting or auditing matters with respect to K2M or any of its subsidiaries;
•	the absence of certain changes from December 31, 2017 through the date of the merger agreement, including the conduct of the businesses of K2M and its subsidiaries in the ordinary course consistent with past practice in all material respects, and the absence of a Company Material Adverse Effect (as defined below);
•	the absence of certain undisclosed liabilities of K2M;
•	the possession by K2M and its subsidiaries of all licenses, permits and other authorizations necessary to own, lease and operate their respective properties and assets in compliance with applicable law as currently owned, leased or operated;
•	the compliance by K2M and its subsidiaries with applicable law and licenses, permits and other authorizations;
•	K2M’s employee benefit plans and other agreements with its employees;
•	labor matters related to K2M and its subsidiaries and their respective employees;

•	the payment of taxes, the filing of tax returns, lack of tax audits or proceedings and other tax matters related to K2M and its subsidiaries;
•	certain categories of specified material contracts, including as to effectiveness and lack of breach or default for such contracts, and the absence of related party transactions of K2M and its subsidiaries;
•	(i) the ownership of or rights with respect to K2M’s and its subsidiaries’ intellectual property, (ii) the ownership of or rights to intellectual property necessary to the operation of K2M’s and its subsidiaries’ respective businesses in all material respects, as conducted as of the closing, (iii) the maintenance and preservation of K2M’s intellectual property; (iv) the absence of liens on K2M’s owned intellectual property or liens that materially restrict the use of K2M’s licensed intellectual property, in each case, other than certain permitted liens or restrictions with respect to K2M’s or its subsidiaries’ intellectual property; (v) the material non-infringement or misappropriation by K2M or any of its subsidiaries of the intellectual property of third parties; (vi) the reasonable measures taken to protect K2M’s and its subsidiaries’ material trade secrets and other material confidential information; (vii) the absence of any final court decision holding any K2M or K2M’s subsidiary registered intellectual property invalid or unenforceable; (viii) the absence of any settlements, consents, orders or similar obligations to which K2M or any of its subsidiaries is a party restricting their rights to use, enjoy or exploit their material intellectual property; and (ix) the steps taken to protect the proprietary software used by K2M or any of its subsidiaries;
•	real property leased by K2M or any of its subsidiaries;
•	environmental matters and compliance with environmental laws by K2M and its subsidiaries;
•	suppliers and distributors or sales agents of K2M and its subsidiaries;
•	product warranties and other terms related to each product manufactured, sold, leased delivered or distributed or service provided or rendered by K2M or any of its subsidiaries;
•	compliance with anti-bribery and anti-corruption laws, rules and regulations, including the Foreign Corrupt Practices Act, the U.S. Travel Act, the U.K. Bribery Act 2010 and the applicable laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;
•	compliance with customs and international trade laws;
•	compliance with necessary authorizations, approvals, clearances, consents or registrations and with laws and regulations required by regulatory or other governmental authorities, including the regulations of the United States Food and Drug Administration or comparable regulatory authorities, required for, among other things, the research, investigation, development, manufacture, use and sale of the products of K2M and any of its subsidiaries;
•	compliance with certain federal health care program laws, federal privacy and security regulations and the federal anti-kickback statute;
•	insurance policies of K2M or any of its subsidiaries;
•	non-applicability of certain anti-takeover laws to the merger agreement or the merger; and
•	the receipt by the Board of an opinion of Piper Jaffray as to the fairness of the merger consideration, from a financial point of view, to the holders of shares of K2M common stock.

The merger agreement also contains representations and warranties of Stryker and Merger Sub, subject to certain qualifications or exceptions in the merger agreement as to, among other things:

•	the availability to Stryker, as of the closing date, of sufficient funds to consummate the merger and the other transactions contemplated by the merger agreement that require payment in connection with the closing, and the absence of any condition regarding Stryker’s or Merger Sub’s ability to obtain financing for the merger and the other transactions contemplated by the merger agreement;
•	Stryker’s ownership of all of the issued and outstanding capital stock of Merger Sub; and
•	the absence during the last three years of any ownership by Stryker or Merger Sub, or any of their respective controlled affiliates, of K2M common stock.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” or “Parent Material Adverse Effect” clause.

For purposes of the merger agreement, a “Company Material Adverse Effect” means any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has a material adverse effect, individually or in the aggregate:

•	on the business, condition (financial or otherwise), assets, liabilities or results of operations of K2M and its subsidiaries, taken as a whole; provided, however, that any effect, change, development, event, occurrence, condition or state of facts directly resulting from or arising out of the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred:
○	changes in general United States or other national, regional or global economic, regulatory or financial market conditions;
○	changes in the economic, business and financial environment generally affecting the medical device industry;
○	in and of itself, any change in K2M’s stock price or any failure by K2M to meet any revenue, earnings or other similar projections (it being understood that any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect to the extent not otherwise excluded by another exception);
○	an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters, national emergencies or other similar force majeure events, including any escalation or worsening of such conditions threatened or existing as of the date of the merger agreement;
○	any adoption, implementation, promulgation, repeal, modification, amendment or other changes in laws or United States generally accepted accounting principles or any regulatory environment or regulatory enforcement environment;
○	the public announcement or pendency of the merger or the other transactions contemplated thereby;
○	any action expressly required to be taken pursuant to the merger agreement (it being understood and agreed that actions taken by K2M or its subsidiaries pursuant to its obligations under Section 5.1 of the merger agreement to conduct its business will not be excluded in determining whether a Company Material Adverse Effect has occurred); or
○	any action taken at the express written direction of Stryker given after the date of the merger agreement;

provided, further, however, that in the cases of the 1st, 2nd, 4th and 5th sub-bullets above, to the extent K2M and its subsidiaries, taken as a whole, are disproportionately affected thereby in relation to other companies in the medical device industry, such effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact; or

•	on the ability of K2M to perform its obligations under the merger agreement or to consummate the merger, or on the consummation of, whether by prevention or material delay, any of the merger and the other transactions contemplated by the merger agreement.

For purposes of the merger agreement, a “Parent Material Adverse Effect” means the impairment in any material respect of the ability of Stryker or Merger Sub, as the case may be, to perform its obligations under the merger agreement or to consummate the merger and pay the merger consideration, or prevent or materially delay the consummation of any of the merger and the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that, subject to certain exceptions in the disclosure schedules delivered by K2M in connection with the merger agreement, and except as may be expressly required by the merger agreement, required by law or as consented to by Stryker in writing (such consent not to be unreasonably withheld, conditioned or delayed for certain of the actions described below), as required by the terms of certain material contracts of K2M in effect as of the date of the merger agreement, during the period from the date of the merger agreement to the effective time (or the date, if any, on which the merger agreement is terminated by its terms), (i) K2M will, and will cause each of its subsidiaries to conduct its business, in all material respects in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its assets and business organization intact in all material respects and maintain its existing business relations and goodwill with customers, suppliers, licensors, distributors, governmental authorities, independent contractors, employees and business partners, in each case whose business relationships are material to K2M and its subsidiaries, taken as a whole, and (ii) K2M will not, and will cause each of its subsidiaries not to, directly or indirectly:

•	amend or otherwise change its certificate of incorporation or bylaws or similar organizational or governing documents of any of its subsidiaries;
•	adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend the terms of, K2M’s or any of its subsidiaries’ securities, except as may be required pursuant to the terms of the Convertible Notes or for any acquisitions or deemed acquisitions of any equity securities of K2M in connection with the forfeiture of, or the withholding of taxes in connection with the exercise, vesting or settlement of, any K2M equity award;
•	issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of K2M’s or any of its subsidiaries’ securities, other than with respect to K2M equity awards outstanding as of August 29, 2018 (or permitted to be granted pursuant to the merger agreement after such date), pursuant to the terms of the Convertible Notes and pursuant to automatic exercise rights under the ESPP on the last day of any applicable offering period thereunder (subject to the termination of such period under the merger agreement);
•	other than cash dividends by any K2M subsidiary to its parent in the ordinary course of business consistent with past practice, declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to K2M’s or any of its subsidiaries’ securities;
•	other than as required by any employee benefit plan in existence as of August 29, 2018, establish, adopt, enter into, materially amend or terminate any benefit plan or, except as may be required by United States generally accepted accounting principles, materially change the assumptions used in calculating funding obligations under, or change the manner or basis upon which contributions are made to, any benefit plan;
•	grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment, or increase the base salary and/or cash bonus opportunity to any director, officer, employee, or consultant of K2M or any K2M subsidiary other than as required by applicable law or any K2M benefit plan in effect as of August 29, 2018 or salary and cash incentive compensation increase for certain employees in ordinary course of business in connection with K2M’s annual salary review consistent with past practice;
•	other than as required by any employee benefit plan in existence as of August 29, 2018 or adopted in accordance with the merger agreement, accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee, or consultant of K2M or any K2M subsidiary;
•	other than as required by any employee benefit plan in existence as of August 29, 2018, enter into, extend, amend or modify, or terminate any employment, severance, termination, change in control, retention, individual consulting or other similar agreement with any current or former director, officer, employee, or consultant of, or individual service provider to, K2M or any K2M subsidiary other than offer letters for individuals below certain compensation levels;
•	other than as required by any employee benefit plan in existence as of August 29, 2018, communicate with the employees of K2M or any of its subsidiaries regarding the compensation, benefits or other treatment they will receive following the effective time;
•	hire, promote or terminate the employment of (other than for cause, death or disability) any employee with annual base compensation above $100,000 (or $150,000 in the case of sales representatives);
•	take any action requiring notice to employees, or triggering any other obligations, under the WARN Act or any similar state, local or foreign law;

•	waive, release or limit any restrictive covenant of any current or former employee or independent contractor of K2M or any K2M subsidiary;
•	make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment (other than purchases of inventory or supplies in the ordinary course of business consistent with past practice or permitted capital expenditures) in, any person (other than direct or indirect wholly owned subsidiaries of K2M) in excess of $100,000 in the aggregate;
•	forgive any loans or advances to any officers, employees or directors of K2M or its subsidiaries, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of K2M or its subsidiaries;
•	acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any division of any of the foregoing, any equity interest in any of the foregoing, any real property or any interest therein, all or any material portion of the assets (excluding ordinary course purchases consistent with past practice of inventory, surgical instruments, and supplies), business or properties of any person;
•	sell, pledge, dispose of, transfer, abandon, lease (as lessor), license (other than as addressed below), mortgage, incur any lien on or otherwise transfer or encumber any portion of the tangible or intangible (other than intellectual property, addressed below) assets, business, any real property or any interest therein, properties or rights of K2M or any of its subsidiaries except for sales of product inventory in the ordinary course of business and consistent with past practice and transactions solely among K2M and one or more of its subsidiaries in the ordinary course of business consistent with past practice, or in an amount not in excess of $25,000 in the aggregate;
•	enter into any new line of business;
•	create any new subsidiaries;
•	other than as expressly required pursuant to the terms thereof, pay, discharge or satisfy any indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than indebtedness incurred by K2M or its wholly owned subsidiaries and solely owed to K2M or such subsidiaries) or cancel any material indebtedness or settle, waive or amend any claims or rights of substantial value;
•	incur, create, assume or otherwise become liable or responsible for any indebtedness, other than indebtedness by K2M or its wholly owned subsidiaries in the ordinary course of business consistent with past practice and owed to K2M or its wholly owned subsidiaries;
•	assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness of any party or person, other than indebtedness by K2M or its wholly owned subsidiaries in the ordinary course of business consistent with past practice and owed to K2M or its wholly owned subsidiaries;
•	issue or sell any debt securities of K2M or any of its subsidiaries;
•	subject to certain limited exceptions, negotiate, amend, extend, renew (except with respect to software license and product development contracts, pursuant to the renewal provisions thereof), terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights under, any material contract or lease;
•	negotiate, amend, modify, enter into or terminate any labor agreement, except as required pursuant to an applicable contract in effect as of the date of the merger agreement;
•	make any material change to its or any of its subsidiaries’ methods, policies and procedures of accounting, except as required by United States generally accepted accounting principles or Regulation S-X of the Exchange Act;
•	make or agree to make any capital expenditure, other than relating to the purchase of inventory or surgical instruments in the ordinary course of business, exceeding $500,000 in the aggregate;

•	agree to, or otherwise commence to, release, compromise, assign, settle, or resolve, in whole or in part, any threatened or pending proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by K2M or any of its subsidiaries of an amount not greater than $250,000 (net of insurance proceeds) in the aggregate;
•	fail to use reasonable best efforts to maintain in effect material insurance policies covering K2M and its subsidiaries and their respective properties, assets and businesses;
•	(i) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any party or person any rights to any intellectual property material to K2M and its subsidiaries, taken as a whole, subject to certain exceptions, (ii) fail to use all reasonable efforts not to cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to patents expiring in accordance with their terms) any intellectual property of K2M and its subsidiaries, (iii) fail to use all reasonable efforts to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any registered intellectual property of K2M and its subsidiaries, including allowing any such patent families with pending applications to close by not filing a continuing application, (iv) make any change in intellectual property of K2M and its subsidiaries that is or would reasonably be expected to materially impair K2M’s or any of its subsidiaries’ rights with respect to K2M’s intellectual property, (v) disclose to any party or person any trade secrets, know-how or confidential or proprietary information, or (vi) fail to take or maintain reasonable measures to protect the confidentiality and value of material trade secrets included in intellectual property owned by K2M and its subsidiaries;
•	(i) make or change any material tax election or adopt or change any material method of tax accounting, (ii) file any material amended tax return, (iii) settle or compromise any audit, assessment or other proceeding relating to a material amount of taxes, (iv) agree to an extension or waiver of the statute of limitations with respect to federal income taxes or other material taxes, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Internal Revenue Code of 1986 (the “Code”) (or any similar provision of state, local or non-U.S. law) with respect to any material tax, or (vi) surrender any right to claim a material tax refund;
•	merge or consolidate K2M or any of its subsidiaries with any party or person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of K2M or any of its subsidiaries; or
•	enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announcing an intention to do, any of the above actions.

Notwithstanding the above, nothing contained in the merger agreement gives Stryker or Merger Sub or any of their respective affiliates the right to control or direct K2M’s or its subsidiaries’ operations prior to the effective time.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations, from August 29, 2018 until the effective time, K2M will, and will cause its subsidiaries to, afford Stryker and Merger Sub and their respective affiliates and representatives reasonable access, during normal business hours and upon reasonable notice, to the officers, employees, agents, properties, books, contracts and records of K2M and its subsidiaries. In addition, during such same period and subject to certain exceptions and limitations, K2M will, and will cause its subsidiaries to, reasonably promptly furnish all other information concerning the business, properties and personnel of K2M and its subsidiaries as Stryker or Merger Sub may reasonably request.

No Solicitation; Company Acquisition Proposals

From and after the date of the merger agreement until the earlier of the effective time or the date, if any, on which the merger agreement is terminated by its terms, except as expressly permitted in connection with a Company Acquisition Proposal or Company Superior Proposal, K2M may not (and will not permit its subsidiaries and its and their respective affiliates and representatives to): (i) initiate, seek, solicit, knowingly facilitate or knowingly encourage, or knowingly induce or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any negotiations or discussions with, or furnish or cause to be furnished any information or data to, or furnish access to K2M’s (or any of its subsidiaries’) properties with respect to, any third party (other than Stryker or any of its affiliates or representatives) relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal (other than informing any persons of the non-solicitation provisions in the merger agreement), or grant any waiver or release under (or terminate, amend or modify any provision of), or fail to use reasonable best efforts to enforce to the fullest extent permitted under applicable law, any confidentiality, standstill or similar agreement (except that if the Board determines in good faith, after consultation with K2M’s outside legal counsel, that the failure to grant any waiver or release would be inconsistent with the Board’s fiduciary duties under applicable law, K2M may waive any such standstill provision solely to the extent necessary to permit a third party to make a Company Acquisition Proposal), (iii) execute or enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding relating to or in connection with, or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (each, an “Alternative Acquisition Agreement”), (iv) submit any Company Acquisition Proposal or Company Superior Proposal to the K2M stockholders for their approval, or (v) resolve to do, or agree or announce an intention to do, any of the foregoing. From and after August 29, 2018 until the earlier of the effective time or the date, if any, on which the merger agreement is terminated by its terms, except as expressly permitted in connection with a Company Acquisition Proposal or Company Superior Proposal, K2M also agreed that it will (1) immediately cease and cause to be terminated, and will cause its subsidiaries and instruct its and their respective affiliates and representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any third parties (or any of their representatives) with respect to any Company Acquisition Proposal (other than Stryker or any of its affiliates or representatives with respect to the transactions contemplated by the merger agreement) and (2) terminate access to information for any third parties in connection with any potential Company Acquisition Proposal (other than Stryker or any of its affiliates or representatives) and, to the extent K2M has a right to do so, use reasonable best efforts to request that any such person and its representatives return or destroy any confidential information in respect thereof.

Notwithstanding anything contrary in the merger agreement, if K2M receives, at any time following the date of the merger agreement and prior to obtaining the Company Stockholder Approval, a bona fide written Company Acquisition Proposal that did not result from a breach of the non-solicitation and related provisions of the merger agreement and the Board determines in good faith, after consultation with K2M’s financial advisors and outside legal counsel, that (i) such proposal constitutes or could reasonably be expected to lead to or result in a Company Superior Proposal and (ii) the failure to take the action described in the immediately following clause (x) or (y) would be inconsistent with the Board’s fiduciary duties under applicable law, then K2M may (x) furnish information concerning its business, properties or assets to the third party making such Company Acquisition Proposal pursuant to a customary confidentiality agreement that (1) does not contain any provision prohibiting or otherwise restricting K2M’s ability to comply with any of the terms of the merger agreement and (2) contains provisions that are no less favorable in the aggregate to K2M, or less restrictive to the party making such Company Acquisition Proposal (in comparison to Stryker), than those contained in the confidentiality agreement between K2M and Stryker (provided, however, that such agreement need not contain any standstill agreement or similar obligation) and (y) negotiate and participate in discussions and negotiations with such third party concerning the Company Acquisition Proposal.

K2M will provide Stryker (i) prompt notice (and in any event within 24 hours) of the receipt of any Company Acquisition Proposal (including, if applicable, a complete, unredacted copy of such Company Acquisition Proposal), (ii) prompt notice (and in any event within 24 hours) of any inquiries, proposals or offers received by, or any requests for information from, or any discussions or negotiations sought to be initiated or continued with, K2M, or any of its subsidiaries or any of its or their respective affiliates and representatives concerning a Company Acquisition Proposal, or proposal that is reasonably likely to constitute or lead to or result in a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and, if applicable, the terms (including any amendments thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials, and (iii) any information, including copies of all written materials, provided by K2M or any of its subsidiaries or its or their respective affiliates and representatives to such third party but not previously provided to Stryker substantially concurrently with the time (and in any event within 24 hours) such information is provided to such third party. K2M will keep Stryker reasonably informed on a reasonably prompt basis (and, in any case, within 24 hours of any significant development, discussions or negotiations) of the status and details (including amendments and proposed amendments) of any such Company Acquisition Proposal or other inquiry, offer, proposal, request, discussion or negotiation (including, if applicable, copies of all drafts and final versions of agreements relating to any Company Acquisition Proposal exchanged between K2M or its subsidiaries or any of its or their respective affiliates and representatives in each case thereof, on the one hand, and the third party (or any of its affiliates and representatives) making such Company Acquisition Proposal or such other inquiry, offer or proposal, on the other hand).

Except as expressly permitted by the merger agreement in respect of a Company Superior Proposal or an Company Intervening Event, neither the Board nor any committee thereof shall (i) withdraw, qualify or modify in a manner adverse to Stryker, or publicly propose to withdraw, qualify or modify in a manner adverse to Stryker, the Company Recommendation (as defined below), (ii) approve, authorize, declare advisable, endorse or recommend (or publicly propose to approve, authorize, declare advisable, endorse or recommend) any Company Acquisition Proposal, (iii) fail to include in this proxy statement the Company Recommendation, (iv) fail to publicly reaffirm the Company Recommendation within ten business days of receipt of a written request by Stryker to provide such reaffirmation following public disclosure of any Company Acquisition Proposal, (v) fail to recommend against any Company Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (any action described in clauses (i) through (v) of this sentence being referred to as a “Company Adverse Recommendation Change”) or (vi) adopt or approve, or propose to adopt or approve, or allow K2M or any of its subsidiaries to execute or enter into, any Alternative Acquisition Agreement.

Notwithstanding anything in the merger agreement to the contrary, if at any time prior to receipt of the Company Stockholder Approval, K2M or the Board receives a Company Superior Proposal, the Board may authorize and cause K2M to effect a Company Adverse Recommendation Change and terminate the merger agreement while concurrently entering into a definitive agreement providing for such Company Superior Proposal (subject to satisfaction of K2M’s termination fee obligations described below), if (i) the Board determines in good faith, after consultation with K2M’s outside legal counsel, that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law, (ii) K2M has notified Stryker in writing that it intends to take such action, (iii) K2M has provided Stryker a copy of the proposed definitive agreements (and any related agreements) relating to such Company Superior Proposal (and has informed Stryker of the identity of the third party making such Company Superior Proposal), (iv) until 11:59 p.m., New York City time, on the 4th business day following the notice delivered pursuant to clause (ii) of this sentence, K2M and its representatives shall have discussed and negotiated with Stryker in good faith (to the extent Stryker requests to negotiate) any proposed modifications to the terms and conditions of the merger agreement (with any amendment to any material term or condition of any Company Superior Proposal requiring a new notice and a new negotiation period, which shall expire at 11:59 p.m., New York City time, on the 2nd business day following the delivery of such notice) and (v) no earlier than the end of such negotiation period, the Board shall have determined in good faith (after consultation with K2M’s financial advisor and outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to the merger agreement made by Stryker in writing during such period, that (1) the Company Acquisition Proposal that is the subject of the notice described in clause (ii) of this sentence still constitutes a Company Superior Proposal and (2) the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law.

For purposes of the merger agreement, “Company Acquisition Proposal” means:

•	a proposal or offer (whether or not in writing) from any third party (other than Stryker or any of its subsidiaries) relating to, or that is reasonably expected to lead to (in one transaction or a series of transactions), any (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation, joint venture or similar transaction involving K2M or any subsidiary of K2M, pursuant to which any third party or group of related parties would beneficially own or control, directly or indirectly, 15% or more (on a non-diluted basis) of any class of equity or voting securities of K2M or any resulting parent company of K2M, (ii) sale, lease, license or other disposition, directly or indirectly, of assets of K2M (including capital stock or other equity interests of any of its subsidiaries) or any subsidiary of K2M, in each case, representing in the aggregate 15% or more of the consolidated assets, net revenues or net income of K2M and its subsidiaries taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing 15% or more (on a non-diluted basis) of any class of equity or voting securities of K2M, (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any third party or group of related parties, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing 15% or more (on a non-diluted basis) of the aggregate voting power of the securities of K2M or (v) a combination of the foregoing.

For purposes of the merger agreement, “Company Recommendation” means:

•	the recommendation of the Board that the K2M stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger.

For purposes of the merger agreement, “Company Stockholder Approval” means:

•	the affirmative vote of the holders of a majority of the outstanding shares of K2M common stock entitled to vote thereon at the special meeting in favor of the adoption of the merger agreement.

For purposes of the merger agreement, “Company Superior Proposal” means:

•	a bona fide written Company Acquisition Proposal made after the date of the merger agreement (provided, however, that for purposes of this definition, references to 15% in the definition of “Company Acquisition Proposal” shall be deemed to be references to 80%) that did not result from a breach of the non-solicitation and related provisions of the merger agreement and is on terms that that the Board determines in good faith, after consultation with K2M’s financial advisor and outside legal counsel, (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to holders of K2M common stock from a financial point of view than the merger and the other transactions contemplated by the merger agreement, in each case of clause (i) and (ii), taking into account at the time of determination all legal, financial, regulatory and other aspects or conditions of such Company Acquisition Proposal as the Board considers to be appropriate (including the ability of the person making such proposal to consummate the transactions contemplated by such proposal) and of the merger agreement and any proposed amendments or modifications to the terms of the merger agreement offered by Stryker in response to such Company Acquisition Proposal.

Notwithstanding anything in the merger agreement to the contrary, other than in connection with a Company Superior Proposal (which is addressed above), prior to obtaining the Company Stockholder Approval, the Board may, in response to a Company Intervening Event (as defined below), effect a Company Adverse Recommendation Change if (i) the Board determines in good faith, after consultation with K2M’s outside legal counsel, that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law; (ii) K2M has notified Stryker in writing that it intends to effect such a Company Adverse Recommendation Change (which notice shall reasonably specify the facts and circumstances providing the basis of the Company Intervening Event and for the Board’s determination to effect the Company Adverse Recommendation Change in detail); (iii) until 11:59 p.m., New York City time, on the 4th business day following the notice delivered pursuant to clause (ii) of this sentence, K2M and its affiliates and representatives shall have discussed and negotiated with Stryker in good faith any proposed modifications to the terms and conditions of the merger agreement (to the extent Stryker requests to negotiate) (with any material change to the relevant facts and circumstances requiring a new notice and a new negotiation period, which shall expire at 11:59 p.m., New York City time, on the 2nd business day following the delivery of such new notice); and (iv) no earlier than the end of such negotiation period, the Board shall have determined in good faith (after consultation with K2M’s outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to the merger agreement made by Stryker in writing during such period, that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law.

For purposes of the merger agreement, “Company Intervening Event” means:

•	a material effect, change, development, event, occurrence or circumstance that was not known to the Board on the date of the merger agreement (or if known, the consequences of which were not known to the Board as of the date of the merger agreement), which effect, change, development, event, occurrence or circumstance, or any consequence thereof, becomes known to the Board prior to obtaining the Company Stockholder Approval; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal constitute a Company Intervening Event.

The merger agreement provides that nothing therein will prohibit K2M or the Board from (i) taking and disclosing to K2M stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board has determined in good faith, after consultation with K2M’s outside legal counsel, that the failure to do so would be inconsistent with the Board’s fiduciary duties under applicable law; provided, however, that (1) in no event will the preceding sentence permit K2M or the Board to make a Company Adverse Recommendation Change except as otherwise permitted as described above in respect of a Company Superior Proposal or Company Intervening Event, (2) in no event shall this provision affect, modify or supplement the definition of Company Adverse Recommendation Change (or to the consequences thereof in accordance with the merger agreement), and (3) any such disclosure (other than issuance by K2M of a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not expressly reaffirm the Company Recommendation shall be deemed to be a Company Adverse Recommendation Change; provided further that any factually accurate public statement that describes K2M’s receipt of a Company Acquisition Proposal and the operation of the merger agreement with respect thereto and that expressly reaffirms the Company Recommendation shall not be deemed to be a Company Adverse Recommendation Change.

Company Stockholder Meeting and Related Actions

K2M is required to, as soon as reasonably practicable following the execution of the merger agreement (in consultation with Stryker), conduct one or more “broker searches,” establish a record date for, duly call, give notice of, convene and hold a special meeting of the K2M stockholders for the purpose of seeking the Company Stockholder Approval and, except for a proposal to adjourn the special meeting, if there are insufficient affirmative votes represented at the special meeting to obtain the Company Stockholder Approval, shall not submit any other proposal to such stockholders without Stryker’s prior written consent. K2M may not change the record date for the special meeting without Stryker’s prior written consent and may not adjourn or otherwise postpone or delay the special meeting without Stryker’s prior written consent; however, K2M may adjourn or postpone the special meeting without Stryker’s consent (i) if as of the time for which the special meeting is originally scheduled (as set forth in this proxy statement) there are insufficient shares of K2M common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, (ii) after consultation with Stryker, to the extent necessary to ensure the distribution of any supplement or amendment to the proxy statement required by law within a reasonable amount of time in advance of the special meeting, (iii) if there are not sufficient votes at the time for which the special meeting is originally scheduled to constitute a quorum or to obtain approval of the merger proposal, or (iv) after consultation with Stryker, to the extent otherwise required to comply with applicable law; provided that K2M may only effect up to two such adjournments or postponements under the foregoing clauses (i) and (iii) (in the aggregate) for a period up to ten business days each and so long as no change in the record date for the special meeting would be required in case of such postponement. In addition, Stryker has the right to require K2M to effect up to two adjournments or postponements for a period up to 10 business days each under the circumstances described in the foregoing clause (ii) so long as no resulting change in the record date for the special meeting would be required in case of a postponement. Unless there has been a Company Adverse Recommendation Change in compliance with the terms of the merger agreement, K2M will, through the Board, make the Company Recommendation, include the Company Recommendation in this proxy statement and use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement. Unless the merger agreement has been terminated pursuant to its terms, K2M will submit the merger agreement to its stockholders for adoption at such meeting notwithstanding a Company Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to K2M of any Company Acquisition Proposal (whether or not a Company Superior Proposal).

Employee Matters

For a period of no less than 12 months following the effective time, Stryker will provide, or will cause the surviving corporation to provide, to each continuing employee:

•	an annual base salary at least equal to the annual base salary provided to such continuing employee immediately prior to the merger;
•	cash bonus and cash incentive opportunities that are no less favorable than the cash bonus and cash incentive opportunities provided to similarly situated employees of Stryker and its affiliates; and

•	employee benefits that are no less favorable (in the aggregate) to the employee benefits (including severance benefits but excluding for such purposes any equity or equity-related awards, and any defined benefit pension benefits) provided to similarly situated employees of Stryker and its affiliates.

If the closing occurs prior to December 31, 2018 or after December 31, 2018 but before the payment of bonuses for the 2018 fiscal year, Stryker or its subsidiaries will pay an annual bonus for 2018 to each eligible employee of K2M based on actual performance levels as of August 29, 2018, extrapolated through December 31, 2018, which payment will be made at the same time as such bonuses would ordinarily be paid to eligible employees by K2M, provided that with respect to any employee who is terminated without cause prior to the payment date, such bonus shall be paid on such employee’s termination date. If the closing occurs during the 2019 fiscal year, Stryker or its subsidiaries will pay a pro-rated annual bonus under the applicable K2M bonus plans in respect of the portion of the 2019 fiscal year that occurs prior to the closing date to each eligible employee of K2M based on target level performance through the closing date, which payment will be made at the same time as such bonuses would ordinarily be paid by K2M, but in no event later than the end of the first quarter of 2020 (or such earlier date as required to comply with Section 409A of the Code).

As of the effective time and thereafter, Stryker will provide (or will cause the surviving corporation to provide) that periods of employment with K2M (or any current or former affiliate of K2M or any predecessor of K2M) will be taken into account for purposes of determining the eligibility for participation and vesting and benefit accrual of any continuing employee under employee benefit plans, programs and policies maintained by Stryker, the surviving corporation or their affiliates in which such continuing employees become participants (excluding any defined benefit pension plan).

With respect to each health or welfare benefit plan maintained by Stryker, the surviving corporation or any of their respective affiliates for the benefit of continuing employees (including any medical, dental, pharmaceutical or vision benefit plans), Stryker will (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements or required physical examinations, actively-at-work requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of K2M or any of its subsidiaries immediately prior to the effective time; and (ii) cause each continuing employee to be given credit under such plan for all amounts paid (or otherwise deemed paid) by such continuing employee under any similar benefit plan for the plan year that includes the effective time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Stryker, the surviving corporation or any of their respective affiliates, as applicable, for the plan year in which the effective time occurs.

Unless otherwise directed in writing by Stryker, K2M will terminate, effective as of at least one day prior to the closing, any and all benefit plans intended to include a 401(k) arrangement.

Efforts to Consummate the Merger

K2M, Stryker and Merger Sub will each use its reasonable best efforts to consummate and make effective the transactions contemplated by the merger agreement and to cause the conditions to the merger to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities or other third parties necessary in connection with the consummation of the transactions contemplated by the merger agreement, including the merger, and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a proceeding by, any governmental authority or other persons necessary in connection with the consummation of the transactions contemplated by the merger agreement, including the merger; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the merger; and (iii) prompt provision of any additional information to any governmental authority as such governmental authority may lawfully request and the execution and delivery of any additional instruments reasonably necessary to consummate the merger and any other transactions to be performed or consummated by such party in accordance with the terms of the merger agreement and to carry out fully the purposes of the merger agreement.

K2M, Stryker and Merger Sub will each as promptly as reasonably practicable after the date of the merger agreement, upon a date to be mutually agreed upon by them (and in any event within 10 business days following the date of the merger agreement, unless agreed otherwise), make its respective filings under the HSR Act. K2M, Stryker and Merger Sub will each as promptly as reasonably practicable after the date of the merger agreement, upon a date to be mutually agreed upon by them, make any other applications and filings as reasonably determined by K2M and Stryker under other applicable antitrust laws with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable, but in no event later than as required by law.

K2M, Stryker and Merger Sub will each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a governmental authority or in connection with any proceeding initiated by a private party, in each case, under any applicable antitrust laws, including (i) promptly informing the other party of such inquiry or proceeding; (ii) consulting in advance before making any presentations or submissions to a governmental authority, or in connection with any such proceeding, to any other party, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority, or in connection with any such proceeding, between either party and any other party with respect to the merger agreement; and (iii) providing the other party with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications between either party and any governmental authority, or in connection with any such proceeding; provided that materials required to be provided by one party to another may be redacted (i) to remove references concerning the valuation of K2M, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, or may be provided on an outside counsel basis, if reasonably appropriate. In addition, K2M, Stryker and Merger Sub will each give reasonable notice to and consult with the other in advance of any meeting or substantive telephone call or conference with any governmental authority, or in connection with any such proceeding, with any other party, and to the extent permitted by the governmental authority, give the other the opportunity to attend and participate in such meeting, telephone call or conference.

Subject to the limitations described below, Stryker will take, or cause to be taken (including by its subsidiaries), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a governmental authority may assert under any antitrust law with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate any impediment under any antitrust law that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement, in each case, so as to enable the closing of the merger to occur as promptly as practicable and in any event no later than the outside date. These steps may include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of K2M, (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of K2M and (iii) otherwise taking or committing to take any action that would limit Stryker’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of K2M, in each case as may be required in order to obtain all expirations or terminations of waiting periods required under any antitrust law or to avoid the commencement of any action by a governmental authority to prohibit the transactions contemplated by the merger agreement under any antitrust law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the transactions contemplated by the merger agreement or delay the closing of the merger beyond the outside date.

To assist Stryker in complying with its foregoing obligations, K2M will enter into one or more agreements requested by Stryker to be entered into by any of them prior to the closing of the merger with respect to any transaction to divest, hold separate or otherwise take any action that limits K2M’s freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of K2M (referred to as a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the closing of the merger or satisfaction of all of the conditions to the closing of the merger in a case where such closing will occur immediately following such Divestiture Action (and where Stryker has irrevocably committed to effect the closing of the merger immediately following such Divestiture Action).

However, neither Stryker nor any of its affiliates will be required to take any Divestiture Action or otherwise agree to or proffer to sell, divest, hold separate, lease, license, transfer, dispose of or otherwise encumber or impair or take any other action with respect to Stryker’s or any of its affiliates’ ability to own or operate any assets, properties, businesses or product lines of Stryker or any of its affiliates (including, for the avoidance of doubt, any securities of K2M or its subsidiaries) or, except as would not, individually or in the aggregate, be material to K2M and its subsidiaries, taken as a whole, any assets, properties, businesses or product lines of K2M or any of its subsidiaries (provided that none of Stryker or any of its affiliates will be required to take any such action in connection with any action or proceeding by a third party other than a governmental authority and K2M will not, and will not permit any of its subsidiaries to, unless requested by Stryker, commit to or effect any action contemplated by this paragraph or the preceding paragraph).

Indemnification of Directors and Officers; Insurance

Stryker and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the effective time existing as of August 29, 2018 in favor of the directors or officers of K2M at or prior to the effective time as provided in our certificate of incorporation, amended and restated bylaws or any indemnification contract between such directors or officers and K2M (in each case, as in effect on August 29, 2018) will survive the merger and continue in full force and effect. For a period of six years from the effective time, the surviving corporation is required to, and Stryker will cause the surviving corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of our certificate of incorporation and amended and restated bylaws as in effect immediately prior to the effective time solely with respect to acts or omissions occurring prior to the effective time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of the directors or officers of K2M at or prior to the effective time; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the effective time, Stryker is required to guarantee and stand surety for, and is required to cause the surviving corporation to honor, in accordance with their respective terms, each of the covenants contained in the merger agreement related to the directors’ and officers’ indemnification and insurance.

Prior to the effective time, K2M is required to or, if K2M is unable to, Stryker will cause the surviving corporation as of or after the effective time to, purchase a 6-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under K2M’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the effective time (including in connection with the merger agreement and the transactions or actions contemplated by the merger agreement), and Stryker is required to cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation, and no other party will have any further obligation to purchase or pay for insurance hereunder; provided, however, that K2M will not pay, and the surviving corporation will not be required to pay, in excess of 300% of the last annual premium paid by K2M prior to the date of the merger agreement in respect of such “tail” policy. If K2M or the surviving corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the effective time, Stryker is required to, for a period of 6 years from the effective time, cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by K2M with respect to matters arising on or before the Effective Time; provided, further, however, that after the effective time, Stryker will not be required to pay annual premiums in excess of 300% of the last annual premium paid by K2M prior to the date of the merger agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

Miscellaneous Covenants

The merger agreement contains additional agreements among K2M, Stryker and Merger Sub relating to, among other matters:

•	the filing by K2M of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;
•	delivery of a consent executed by Merger Sub adopting the merger agreement;
•	notification upon the occurrence or non-occurrence of certain matters;
•	the coordination of press releases and other public announcements or filings relating to the transactions;
•	recordation of ownership of certain registered intellectual property of K2M in the name of K2M or its subsidiaries;
•	actions necessary to cause Merger Sub to perform its obligations under the merger agreement;

•	dispositions of K2M common stock (including derivative securities with respect thereto) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to K2M immediately prior to the effective time to be exempt under Rule 16b-3 promulgated under the Exchange Act;
•	the repayment and termination of K2M’s existing credit agreement with Silicon Valley Bank and delivery of a payoff letter in connection therewith;
•	the delisting of K2M and of the shares of K2M common stock from the NASDAQ and the deregistration of K2M common stock under the Exchange Act;
•	anti-takeover statutes that become applicable to the transactions;
•	any stockholder litigation against K2M and/or its directors or its executive officers relating to or in connection with the merger agreement, the merger or any other transactions contemplated by the merger agreement;
•	delivery of resignations, upon Stryker’s request, executed by each director of K2M and its subsidiaries effective as of the effective time; and
•	actions required by the indentures for the Convertible Notes, including the giving of any notices required in connection with the merger or the other transactions contemplated by the merger agreement and any repurchases or conversions of the Convertible Notes occurring as a result of, or in connection with, the merger or the other transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of each of K2M, Stryker and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or (to the extent permitted by law) waiver by K2M and Stryker at or prior to the effective time of the following conditions:

•	K2M shall have obtained the Company Stockholder Approval;
•	The expiration or termination of the applicable waiting period under the HSR Act, and the receipt of any authorization or consent from a governmental authority required to be obtained with respect to the merger under specified antitrust laws; and
•	no governmental authority of competent jurisdiction issuing or entering any order, including any injunction, after August 29, 2018, and no law having been enacted or promulgated after August 29, 2018, in each case, that is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement.

The respective obligations of Stryker and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or (to the extent permitted by law) waiver by Stryker at or prior to the effective time of the following conditions:

•	certain representations and warranties of K2M in the merger agreement made with respect to capitalization and certain capitalization-related matters (except for any de minimis inaccuracy), authority relative to the merger agreement, the Board approvals of the merger agreement and the merger, the Company Stockholder Approval, no violations of organizational documents of K2M and its subsidiaries, absence of certain changes or events in respect of a Company Material Adverse Effect, takeover statutes and the opinion of K2M’s financial advisor must be true and correct in all respects as of the date of the merger agreement and as of the effective time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date); certain representations and warranties of K2M in the merger agreement made with respect to organization, certain security issuance matters, agreements regarding restrictions on securities, ownership of subsidiaries, dividends or distributions on securities and brokers (without giving effect to any materiality, Company Material Adverse Effect or similar qualifiers) must be true and correct in all material respects as of the date of the merger agreement and as of such time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date); all other representations and warranties of K2M in the merger agreement (without giving effect to any materiality, Company Material Adverse Effect or similar qualifiers) must be true and correct in all respects as of the date of the merger agreement and as of the effective time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date), except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

•	K2M must have performed or complied in all material respects with all obligations required to be performed or complied with by it under the merger agreement on or prior to the effective time;
•	since the date of the merger agreement, there shall not have been any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
•	Stryker must have received a certificate signed by an executive officer of K2M certifying that each of the conditions set forth in the preceding three bullet points have been satisfied; and
•	until June 29, 2019, the absence of any pending proceeding in a U.S. federal district court by any governmental authority against K2M, Stryker, Merger Sub or any of their respective subsidiaries (other than a proceeding in which such court of competent jurisdiction has considered and denied a governmental authority’s motion for a preliminary injunction) seeking to (i) restrain or prohibit from retaining any portion of Stryker’s or Merger Sub’s assets or to restrain or prohibit Stryker or Merger Sub from acquiring any material portion of K2M’s or its subsidiaries’ business or assets, or to compel Stryker or Merger Sub to dispose of or hold separate any portion of the business or assets of K2M, Stryker or their respective subsidiaries in connection with the merger; (ii) challenging, seeking to restrain or prohibit the merger or seeking to obtain damages or any other material remedy in connection with the merger; (iii) seeking to impose material limitations on the ability of Merger Sub to consummate the merger; or (iv) seeking to impose limitations on the ability of Merger Sub or Stryker to exercise full rights of ownership of the shares of K2M common stock.

The obligations of K2M to effect the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or (to the extent permitted by law) waiver by K2M at or prior to the effective time of the following conditions:

•	the representations and warranties of Stryker and Merger Sub contained in the merger agreement (without giving effect to any materiality, Parent Material Adverse Effect or similar qualifiers) must be true and correct as of the date of the merger agreement and as of the effective time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be so true and correct as of such specified date), except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;
•	Stryker and Merger Sub must have performed or complied in all material respects with each of their respective obligations required to be performed or complied with by them under the merger agreement on or prior to the effective time; and
•	K2M will have received a certificate signed by an executive officer of Stryker certifying that each of the conditions set forth in the preceding two bullet points have been satisfied.

Termination

The merger agreement may be terminated at any time before the effective time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

•	by mutual written consent of Stryker and K2M;
•	by either Stryker or K2M if:
○	the merger is not consummated on or before 5:00 p.m. (New York City time) on August 29, 2019 (the “outside date”), and the terminating party’s failure to fulfill or comply with its obligations under the merger agreement in any material respect is not the principal cause of or has principally resulted in the failure to so consummate the merger on or before the outside date;
○	any governmental authority of competent jurisdiction has issued or entered any final and non-appealable order, or any law has been enacted or promulgated, that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger or other transactions contemplated by the merger agreement, and the failure of the terminating party to perform or comply with any of its obligations under appropriate actions covenant of the merger agreement in any material respect has not been the principal cause of or principally resulted in the issuance of such order; or

○	the Company Stockholder Approval has not been obtained upon a vote taken at the special meeting or any postponement or adjournment thereof at which a vote on the adoption of the merger agreement was taken;
•	by K2M:
○	if Stryker or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement in a manner that (i) results in the failure of K2M’s conditions to consummate the merger being satisfied and (ii) such breach is not capable of being cured by the outside date, or if capable of being cured, is not cured by Stryker or Merger Sub on or before the earlier of the outside date and the date that is 30 days of delivery of written notice to Stryker of such breach or failure to perform (provided that K2M’s right to terminate the merger agreement pursuant to this provision will not be available if K2M is then in material breach of any of its obligations under the merger agreement so as to result in the failure of the condition that K2M must have performed or complied in all material respects with all obligations required to be performed or complied with by it under the merger agreement on or prior to the effective time); or
○	before receipt of the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Company Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, its obligations in respect of Company Superior Proposals described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals” beginning on page 75 of this proxy statement, and K2M pays Stryker the termination fee described below (provided that K2M may enter into such definitive written agreement simultaneously with such termination of the merger agreement);
•	by Stryker if:
○	K2M has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement in a manner that (i) results in the failure of Stryker’s and Merger Sub’s conditions to consummate the merger being satisfied and (ii) such breach is not capable of being cured by the outside date, or if capable of being cured, is not cured by K2M on or before the earlier of the outside date and the date that is within 30 days of delivery of written notice to K2M of such breach or failure to perform (provided that Stryker’s right to terminate the merger agreement pursuant to this provision will not be available if Stryker or Merger Sub is then in material breach of any of its obligations under the merger agreement so as to result in the failure of the condition that Stryker and Merger Sub must have performed or complied in all material respects with all obligations required to be performed or complied with by them under the merger agreement on or prior to the effective time);
○	the Board makes a Company Adverse Recommendation Change; or
○	K2M or the Board, as applicable, materially breaches its non-solicitation obligations under the merger agreement.

Termination Fee

K2M must pay to Stryker a termination fee of $47.6 million in the event that:

•	the merger agreement is terminated by (i) either Stryker or K2M because the merger has not been consummated by the outside date or the Company Stockholder Approval has not been obtained upon a vote taken at the special meeting or any postponement or adjournment thereof at which a vote on the adoption of the merger agreement was taken, or (ii) Stryker because K2M breaches any representation, warranty, covenant or agreement of the merger agreement and fails to timely cure such breach if curable, and:
○	(1) prior to such termination, a Company Acquisition Proposal made after August 29, 2018 has been publicly disclosed and not publicly withdrawn at least three business days prior to the special meeting

(in the case of termination for failure to obtain the Company Stockholder Approval under clause (i) above) or (2) is otherwise known to the Board and not withdrawn (publicly, if publicly disclosed) prior to such termination in the case of termination under clause (ii) above or for failure to consummate the merger by the outside date under clause (i) above, and

○	within 12 months of such termination under clause (i) or (ii) above, a Company Acquisition Proposal is consummated or K2M enters into a definitive agreement with respect to any Company Acquisition Proposal (regardless of when or whether such transaction is consummated) (with references to “15%” in the definition of Company Acquisition Proposal deemed references to “50%” for purposes of this bullet and the preceding two bullets);
•	K2M terminates the merger agreement before receipt of the Company Stockholder Approval in order to enter into a definitive agreement with respect to a Company Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, its obligations in respect of Company Superior Proposals described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals” beginning on page 75 of this proxy statement; or
•	the merger agreement is terminated by Stryker because (i) the Board makes a Company Adverse Recommendation Change, or (ii) K2M or the Board, as applicable, materially breaches its non-solicitation obligations under the merger agreement.

If we fail to pay Stryker the termination fee within the specified time period, we will be required to reimburse Stryker’s reasonable out-of-pocket costs and expenses incurred in connection with any action taken to collect payment of such amounts. We are not required to pay the applicable termination fee on more than one occasion.

Expenses Generally

Except as provided under the termination fee provisions of the merger agreement summarized immediately above, whether or not the merger or the transactions contemplated by the merger agreement are consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses.

Specific Performance

The parties to the merger agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Amendments; Waiver

The merger agreement may be amended by mutual agreement of the parties thereto in writing at any time before or after receipt of the Company Stockholder Approval, except that no amendment may be made after receipt of the Company Stockholder Approval (i) if such amendment would require, in accordance with applicable law or the applicable rules of any stock exchange, further approval of the K2M stockholders, without such further approval of the K2M stockholders or (ii) if any amendment or change is not permitted under applicable law.

At any time before the effective time, subject to applicable law, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of any other party thereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant thereto; and (iii) waive compliance by any other party to the merger agreement with any of the agreements or conditions of such party contained therein. Any agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the applicable parties.

Governing Law and Jurisdiction

The merger agreement and all legal, administrative and other similar proceedings or actions (whether based on contract, tort or otherwise) arising out of or relating to the merger agreement or the actions of the parties to the merger agreement in the negotiation, administration, performance and enforcement of the merger agreement, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Each of the parties to the merger agreement, with respect to any legal claim or proceeding arising out of the merger agreement or the transactions contemplated thereby, among other things, expressly and irrevocably agrees to submit, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and agrees that it will not bring any claim or proceeding relating to the merger agreement or the transactions contemplated thereby except in such courts.

MERGER PROPOSAL
(PROPOSAL 1)

K2M stockholders are being asked to approve a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, which we refer to as the “merger proposal.” For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 67. A copy of the merger agreement is attached to this proxy statement as Annex A. See also “The Merger” beginning on page 30.

The Board has determined that it is in the best interest of K2M and the K2M stockholders that K2M enter into the merger agreement and has approved and declared advisable the merger agreement and the merger

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of K2M common stock entitled to vote thereon.

The Board unanimously recommends that the K2M stockholders vote “FOR” the merger proposal.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED
COMPENSATION PROPOSAL
(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, K2M is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of K2M in connection with the merger, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 60. This proposal, commonly known as “say-on-golden parachute,” is referred to in this proxy statement as the named executive officer merger-related compensation proposal. As required by Section 14A of the Exchange Act, K2M is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to K2M’s named executive officers in connection with the merger, as disclosed under “The Merger—Interests of K2M’s Executive Officers and Directors in the Merger—Quantification of Potential Merger-Related Payments to Named Executive Officers,” as reflected in the table captioned “Golden Parachute Compensation,” the associated footnotes and narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on K2M, Stryker, Merger Sub or the surviving corporation. Because K2M is contractually obligated to make the potential merger-related payments to the executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and the closing occurs and regardless of the outcome of the advisory vote.

Approval of the named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the voting power of shares of K2M common stock present and entitled to vote on the matter. Assuming a quorum is present at the special meeting, abstentions will have the same effect as a vote against the named executive officer merger-related compensation proposal. Assuming a quorum is present, if you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of K2M common stock will have no effect on the outcome of the named executive officer merger-related compensation proposal because such shares are not deemed present and entitled to vote on the matter under Delaware law.

The Board unanimously recommends that the K2M stockholders vote “FOR” the named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL
(PROPOSAL 3)

K2M stockholders are being asked to approve a proposal that will give us authority from the stockholders to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If no quorum is present at the special meeting, the chairperson of the meeting or the stockholders holding a majority in voting power of the outstanding shares of K2M common stock, present in person or by proxy and entitled to vote at the special meeting, may adjourn the special meeting to another place, date or time. Assuming a quorum is present, the affirmative vote of holders of a majority of the voting power of shares of K2M common stock present and entitled to vote on the adjournment proposal will be required to approve the adjournment proposal. The chairman of the meeting also has the power to adjourn the special meeting at any time, whether or not there is a quorum present.

In addition, the Board could postpone the special meeting before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the adjournment proposal. K2M does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.

Notwithstanding the foregoing, under the merger agreement, K2M may adjourn or postpone the special meeting without Stryker’s consent only in certain specified circumstances as described further under “The Merger Agreement—Company Stockholder Meeting and Related Actions” beginning on page 79.

Approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of the shares of K2M common stock present and entitled to vote on the matter. Assuming a quorum is present at the special meeting, abstentions will have the same effect as a vote against the adjournment proposal. Assuming a quorum is present, if you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of K2M common stock will have no effect on the outcome of the adjournment proposal because such shares are not deemed present and entitled to vote on the matter under Delaware law.

The Board unanimously recommends that the K2M stockholders vote “FOR” the adjournment proposal.

MARKET PRICES OF K2M COMMON STOCK

Market Information

K2M common stock trades on the NASDAQ under the symbol “KTWO.” The following table shows the intraday high and low sales price of K2M common stock for our third quarter of fiscal 2018 (through September 20, 2018) and each of our preceding fiscal quarters in 2018, 2017 and 2016.

Fiscal Year	High	Low
2016
First Quarter	$20.49	$11.15
Second Quarter	$17.74	$10.10
Third Quarter	$18.16	$15.39
Fourth Quarter	$21.10	$16.32

2017
First Quarter	$23.10	$18.55
Second Quarter	$24.89	$19.64
Third Quarter	$25.99	$19.58
Fourth Quarter	$22.98	$16.44

2018
First Quarter	$21.79	$17.11
Second Quarter	$24.43	$18.34
Third Quarter	$27.50	$19.21
Fourth Quarter (through October 4, 2018)	$27.39	$27.26

The closing sales price of K2M common stock on the NASDAQ on October 4, 2018, the latest practicable date before the printing of this proxy statement, was $27.27 per share. On August 29, 2018, the last trading day prior to the public announcement of the proposed merger, the intraday high and low sale prices for K2M common stock as reported on the NASDAQ were $22.23 and $21.73 per share, respectively. The closing sales price of K2M common stock on the NASDAQ on August 29, 2018 was $21.82 per share. You are urged to obtain current market quotations for K2M common stock when considering whether to approve the merger proposal.

Holders

As of October 4, 2018, there were 26 record holders of K2M common stock.

Dividends

In 2017, 2016 and 2015, K2M did not pay any stockholder dividends. Under the merger agreement, described in “The Merger Agreement—Conduct of Business Pending the Merger,” we are prohibited from declaring, setting aside, authorizing, making or paying any dividend or other distribution on our common stock prior to the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows how much of our common stock was beneficially owned as of October 1, 2018 (unless another date is indicated) by (i) each person known by K2M to beneficially own more than 5% of our common stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. In furnishing the information below, K2M has relied on information filed with the SEC by the beneficial owners reflecting beneficial ownership as of October 1, 2018.

Name of Beneficial Owner	Number	Percentage of Common Stock
Beneficial Owners of More than 5%:
BlackRock, Inc.(1)	2,794,420	6.4%
T. Rowe Price Associates, Inc.(2)	2,661,503	6.1%
TimesSquare Capital Management, LLC(3)	2,532,675	5.8%
Wellington Management Group LLP(4)	2,530,181	5.8%

Directors and Executive Officers:
Eric Major(5)	1,313,372	3.0%
Daniel A. Pelak(6)	515,104	1.2%
Dr. John P. Kostuik(7)	316,412	*
Gregory S. Cole(8)	162,073	*
Lane Major(9)	293,184	*
Paul B. Queally(10)	123,399	*
Carlos A. Ferrer(11)	112,411	*
Brett P. Brodnax(12)	70,367	*
Sean M. Traynor(13)	57,637	*
Raymond A. Ranelli(14)	48,523	*
All directors and executive officers as a group (10 persons)	3,012,482	6.9%
*	Less than 1% of shares of common stock outstanding.
(1)	Information shown is based on information reported by the filer on Schedule 13G filed with the SEC on February 1, 2018, in which BlackRock, Inc. reported sole dispositive power over 2,794,420 shares of common stock and sole voting power over 2,727,635 of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)	Information shown is based on information reported by the filer on Schedule 13G/A filed with the SEC on September 10, 2018, in which T. Rowe Price Associates, Inc. reported sole dispositive power over 2,661,503 shares of common stock and sole voting power over 386,714 shares of common stock, and T. Rowe Price Small-Cap Stock Fund, Inc. reported sole voting power over 968,840 shares of common stock. The address for T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Stock Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3)	Information shown is based on information reported by the filer on Schedule 13G filed with the SEC on February 14, 2018, in which TimesSquare Capital Management, LLC reported sole dispositive power over 2,532,675 shares of common stock and sole voting power over 2,283,275 of these shares. The address for TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, NY 10036.
(4)	Information shown is based on information reported by the filer on Schedule 13G filed with the SEC on February 8, 2018, in which Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP reported shared dispositive power over 2,530,181 shares of common stock and shared voting power over 2,177,044 of these shares and Wellington Management Company LLP reported shared dispositive power over 2,365,397 of these shares and shared voting power over 2,165,690 of these shares. The address for Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(5)	Includes 455,000 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018 and 86,091 shares of restricted stock held by Mr. Eric Major. Mr. Major has sole voting power, but no dispositive power with respect to such restricted stock. Also includes 391,758 shares of common stock held by Major Parkwood LLC, an entity over which Mr. Major and his wife share voting and investment power, and 147,448 shares of common stock held by family trusts for which Mr. Major’s wife is a trustee.
(6)	Includes 505,008 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018 and 2,636 shares of restricted stock in which Mr. Pelak has sole voting power. Also includes 1,626 shares of common stock and 2,813 shares of restricted stock held by MedTech Strategies, Inc. in which Mr. Pelak has sole voting power. Mr. Pelak also has sole voting power, but no dispositive power with respect to shares of restricted stock held by him or MedTech Stategies, Inc.
(7)	Includes 112,705 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018 and 10,212 shares of restricted stock held by Dr. Kostuik. Mr. Kostuik has sole voting power, but no dispositive power with respect to such restricted stock.

(8)	Includes 96,414 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018, 28,887 shares of common stock and 27,895 shares of restricted stock held by Mr. Cole. Mr. Cole has sole voting power, but no dispositive power with respect to such restricted stock.
(9)	Includes 194,959 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018, 28,887 shares of common stock and 22,464 shares of restricted stock held by Mr. Lane Major. Mr. Major has sole voting power, but no dispositive power with respect to such restricted stock.
(10)	Includes 33,967 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018 and 5,451 shares of restricted stock held by Mr. Queally. Mr. Queally has sole voting power, but no dispositive power with respect to such restricted stock. Also includes 871 shares held indirectly by The Queally Family, LLC and 1,922 shares held indirectly by trusts.
(11)	Includes 33,967 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018 and 5,451 shares of restricted stock held by Mr. Ferrer. Mr. Ferrer has sole voting power, but no dispositive power with respect to such restricted stock.
(12)	Includes 33,967 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018 and 5,451 shares of restricted stock held by Mr. Brodnax. Mr. Brodnax has sole voting power, but no dispositive power with respect to such restricted stock.
(13)	Includes 33,967 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018 and 5,451 shares of restricted stock held by Mr. Traynor. Mr. Traynor has sole voting power, but no dispositive power with respect to such restricted stock.
(14)	Includes 33,967 shares of common stock underlying stock options exercisable within 60 days of October 1, 2018 and 10,610 shares of restricted stock held by Mr. Ranelli. Mr. Ranelli has sole voting power, but no dispositive power with respect to such restricted stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of K2M common stock whose shares of common stock are converted into the right to receive cash in the merger. This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the merger. This summary is for the general information of the holders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of stock options issued by K2M which are cancelled or converted, as the case may be, in connection with the merger. Furthermore, this summary applies only to holders that hold their K2M common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to K2M common stock;
•	persons holding K2M common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. holders whose functional currency is not the U.S. dollar;
•	persons who acquired K2M common stock through the exercise of employee stock options or otherwise as compensation;
•	certain financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	certain former citizens or residents of the United States;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or
•	persons liable for the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds K2M common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding K2M common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of K2M common stock that is:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The exchange of K2M common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of K2M common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of K2M common stock (i.e., shares of K2M common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of K2M common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of K2M common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder in exchange for shares of K2M common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of K2M common stock for cash pursuant to the merger and certain other conditions are met; or
•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the K2M common stock at any time during the five-year period preceding the merger, and K2M is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held K2M common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

K2M believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of K2M common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 24%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

THIS DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE K2M STOCKHOLDER PROPOSALS

K2M has not determined whether it will hold its 2019 annual meeting of stockholders due to the merger proposal. If the merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. If the merger is not completed, K2M stockholders will continue to be entitled to attend and participate in K2M’s annual meeting of stockholders. If K2M holds its 2019 annual meeting of stockholders, any stockholder proposal intended for inclusion in the proxy materials for the 2019 annual meeting must be received by our Secretary at our headquarters no later than December 21, 2018. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must still comply with the procedural requirements in K2M’s bylaws. Accordingly, if K2M holds its 2019 annual meeting of stockholders, any stockholder proposal must be delivered to the Secretary of K2M not less than 90 nor more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2019 annual meeting, written notice must be delivered to the Secretary of K2M between the close of business on February 5, 2019 and the close of business on March 7, 2019. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which K2M first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to: Secretary, K2M Group Holdings, Inc., 600 Hope Parkway SE, Leesburg, Virginia 20175, or by telephone at (703) 777-3155.

Any stockholder suggestions for director nominations must be submitted by the dates by which other stockholder proposals are required to be submitted as set forth above.

MULTIPLE K2M STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement, as applicable, addressed to those stockholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or K2M at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered to any stockholder upon written request to Secretary, K2M Group Holdings, Inc., 600 Hope Parkway SE, Leesburg, Virginia 20175.

WHERE YOU CAN FIND MORE INFORMATION

Investors will be able to obtain free of charge this proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, this proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.k2m.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information located on, or hyperlinked or otherwise connected to, K2M’s website referenced anywhere in this proxy statement is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” documents we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	K2M’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 1, 2018;
•	K2M’s proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 20, 2018;
•	K2M’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018 and June 30, 2018, which were filed with the SEC on May 2, 2018 and August 2, 2018; and
•	K2M’s Current Reports on Form 8-K or Form 8-K/A, which were filed with the SEC on January 8, 2018, January 9, 2018, February 28, 2018, March 29, 2018, May 1, 2018, June 11, 2018, June 14, 2018, June 18, 2018, August 1, 2018, and August 30, 2018.

We also incorporate by reference into this proxy statement additional documents that K2M may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, from the date of this proxy statement until the earlier of the date of the special meeting and the termination of the merger agreement; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC. A copy of the materials that are incorporated by reference will be promptly delivered to any stockholder upon written request to Secretary, K2M Group Holdings, Inc., 600 Hope Parkway SE, Leesburg, Virginia 20175.

MISCELLANEOUS

You should rely only on the information contained or incorporated by reference into this proxy statement, the appendices to this proxy statement and the documents we incorporate by reference into this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 5, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is very important. Please promptly vote your shares by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

Luke Miller
Secretary, Senior Vice President and General Counsel

Leesburg, Virginia
October 5, 2018

Annex A
Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

STRYKER CORPORATION,

AUSTIN MERGER SUB CORP.

and

K2M GROUP HOLDINGS, INC.,

Dated as of August 29, 2018

A-i

A-ii

APPENDICES AND EXHIBITS

Appendix A	Definitions
Exhibit A	Certificate of Incorporation

A-iii

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	Appendix A
Affiliate	Appendix A
Agreement	Preamble
AKS	Section 3.24(h)
Alternative Acquisition Agreement	Section 5.5
Anti-Corruption Laws	Section 3.21(a)
Antitrust Laws	Section 3.5(b)
Benefit Plan	Section 3.12(a)
Book-Entry Shares	Section 2.1(a)(ii)
Business Day	Appendix A
Bylaws	Section 3.1(a)
Canceled Shares	Section 2.1(a)(i)
Capitalization Date	Section 3.2(a)
Certificate of Incorporation	Section 3.1(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.1(a)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.12(g)
Code	Appendix A
Company	Preamble
Company 401(k) Plan	Section 5.10(d)
Company Acquisition Proposal	Appendix A
Company Adverse Recommendation Change	Section 5.5(c)
Company Board	Recitals
Company Common Stock	Section 2.1(a)(i)
Company Disclosure Letter	Appendix A
Company Equity Awards	Appendix A
Company Equity Plans	Appendix A
Company ESPP	Appendix A
Company Intellectual Property	Appendix A
Company Intervening Event	Appendix A
Company Leased Real Property	Section 3.17(b)
Company Licensed IP	Appendix A
Company Material Adverse Effect	Appendix A
Company Material Contract	Section 3.15(a)
Company Option	Appendix A
Company Option Grant Date	Section 3.2(b)
Company Owned IP	Appendix A
Company Permits	Section 3.10(a)
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Appendix A
Company Registered IP	Appendix A
Company Restricted Stock Award	Appendix A
Company RSU Award	Appendix A
Company SEC Documents	Section 3.6(a)
Company Stockholder Approval	Section 3.4
Company Stockholders’ Meeting	Section 5.2(b)
Company Superior Proposal	Appendix A

A-iv

Term	Section
Company Termination Fee	Appendix A
Confidentiality Agreement	Appendix A
Consent	Section 3.5(b)
Continuing Employee	Section 5.10(a)
Contract	Appendix A
Control	Appendix A
Controlled Group Liability	Section 3.12(a)
Convertible Note Indentures	Appendix A
Convertible Notes	Section 3.2(a)
Copyrights	Appendix A
Customs & International Trade Authorizations	Appendix A
Customs & International Trade Laws	Appendix A
D&O Indemnified Parties	Section 5.6(a)
Delaware Secretary of State	Appendix A
DGCL	Recitals
Dissenting Shares	Section 2.5
Divestiture Action	Section 5.3(d)
Effective Time	Section 1.3
Environmental Laws	Appendix A
ERISA	Section 3.12(a)
ERISA Affiliate	Section 3.12(a)
ESPP Option	Appendix A
ESPP Option Price	Appendix A
Exchange Act	Appendix A
Existing Credit Agreement	Appendix A
FCPA	Appendix A
FDA	Section 3.23(a)
FDA Laws	Appendix A
Federal Health Care Program	Section 3.24(b)
Federal Health Care Program Laws	Section 3.24(c)
Federal Privacy and Security Regulations	Section 3.24(e)
Foreign Benefit Plan	Section 3.12(a)
GAAP	Appendix A
Governmental Authority	Appendix A
Hazardous Materials	Appendix A
HIPAA	Section 3.24(c)
HSR Act	Appendix A
Indebtedness	Appendix A
Intellectual Property	Appendix A
Intellectual Property Agreement	Appendix A
IRS	Appendix A
Knowledge	Appendix A
Labor Agreement	Section 3.13(a)
Law	Appendix A
Lease	Section 3.17(b)
Lien	Appendix A
Merger	Recitals
Merger Consideration	Section 2.1(a)(ii)
Merger Sub	Preamble
Merger Sub Board	Recitals

A-v

Term	Section
Multiemployer Pension Plans	Section 3.12(a)
NASDAQ	Appendix A
New Purchase Date	Section 2.3(e)
Notified Body	Appendix A
OFAC	Appendix A
Offering Period	Appendix A
Option Consideration	Section 2.3(a)
Order	Appendix A
Parent	Preamble
Parent Common Stock	Appendix A
Parent Material Adverse Effect	Section 4.1
Parent Organizational Documents	Appendix A
Patents	Appendix A
Paying Agent	Section 2.2(a)
Payoff Letter	Section 5.13
Pension Plans	Section 3.12(a)
Permitted Lien	Appendix A
Person	Appendix A
Proceedings	Appendix A
Proxy Statement	Section 3.11
Purchase Date	Appendix A
Registrations	Appendix A
Regulatory Authority	Appendix A
Release	Appendix A
Representative	Appendix A
Restricted Stock Consideration	Section 2.3(b)
RSU Consideration	Section 2.3(c)
Sanctioned Country	Appendix A
Sanctioned Person	Appendix A
Sanctions	Appendix A
Sarbanes-Oxley Act	Appendix A
SEC	Appendix A
Securities Act	Appendix A
Security	Appendix A
Software	Appendix A
SSA	Section 3.24(b)
Subsidiary	Appendix A
Surviving Corporation	Section 1.1
Tax	Appendix A
Tax Returns	Appendix A
Taxes	Appendix A
Termination Date	Section 7.1(b)(i)
Trade Secrets	Appendix A
Trademarks	Appendix A
Trading Day	Appendix A
Treasury Regulations	Appendix A
WARN Act	Section 3.13(b)

A-vi

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 29, 2018, is made by and among Stryker Corporation, a Michigan corporation (“Parent”), Austin Merger Sub Corp., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and K2M Group Holdings, Inc., a Delaware corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them herein.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, the Company (the “Company Board”) and Merger Sub (the “Merger Sub Board”) have approved and, in the case of the Company Board and the Merger Sub Board, declared advisable and in the best interests of their respective stockholders, this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a direct or indirect wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Company Board has, subject to Sections 5.5(d) and 5.5(e), resolved to recommend that the Company’s stockholders approve the adoption of this Agreement; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a direct or indirect wholly owned Subsidiary of Parent (the “Surviving Corporation”).

Section 1.2. The Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a date to be specified by the parties hereto, but no later than the second (2nd) Business Day after the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606.

Section 1.3. Effective Time. Concurrently with the Closing, the Company shall cause an appropriate certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided under the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later date and time as is agreed between Parent and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.4. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation (subject to Section 5.6).

(b) At the Effective Time, Parent shall take such action necessary to change the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, to be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “K2M Group Holdings, Inc.”, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.5. Board of Directors; Officers. The members of the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on Securities.

(a) Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any Securities of the Company or Merger Sub:

(i) Cancellation of Company Securities. Each share of common stock, $0.001 par value per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or held directly by Parent or any Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such shares, “Canceled Shares”).

(ii) Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement, $27.50 per share in cash, without interest (such amount of cash, the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

(iii) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split) or combination or readjustment of shares or any similar event or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent amounts and items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(b) shall be construed to permit the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.2. Surrender of Certificates.

(a) Designation of Paying Agent; Deposit of Funds. Prior to the Closing, Parent shall, at its sole cost and expense, enter into a customary paying agent agreement with a nationally recognized financial institution designated by Parent that is reasonably acceptable to the Company (the “Paying Agent”) for the payment of the Merger Consideration as provided in Section 2.1(a)(ii). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Canceled Shares or Dissenting Shares). Such funds shall be invested by the Paying Agent if and as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the shares of Company Common Stock, provided, however, that no such investment or loss thereon shall affect the amounts payable to the holders of the shares of

Company Common Stock pursuant to Section 2.1(a)(ii) and to the extent of any such loss, Parent shall promptly fund additional cash amounts to the Paying Agent sufficient to enable payment of such amounts. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock.

(b) As promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall be in the form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions (which instructions shall be in the form and have such other customary provisions as Parent may reasonably specify) for use in effecting the surrender of the Certificates in exchange for cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificates.

(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. Each Book-Entry Share shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver in exchange therefor as promptly as reasonably practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Book-Entry Share. Until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share, in each case, as contemplated by this Section 2.2(c), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2(c). The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash payable pursuant to this Section 2.2(c).

(d) Unregistered Transfers. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(e) Termination of Fund. Any portion of the funds made available to the Paying Agent which remains undistributed to the holders of the Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for Merger Consideration.

(f) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 2.2(c), immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority under applicable Law, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding. Parent, the Company, the Surviving Corporation, any of their applicable Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation, any of their applicable Subsidiaries or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. Any amounts so withheld and paid over to an applicable Governmental Authority as required by applicable Law shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation, any of their applicable Subsidiaries or the Paying Agent.

Section 2.3. Company Equity Awards.

(a) Treatment of Company Options. Neither Parent nor Merger Sub shall assume any Company Option or substitute for any Company Option any similar award for Parent Common Stock in connection with the Merger and any of the other transactions contemplated by this Agreement. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of any Company Option be cancelled and converted into the right to receive from the Company at the Effective Time a cash payment (without interest) equal to (i) the product of (A) the excess, if any, of (1) the Merger Consideration over (2) the per share exercise price of such Company Option, and (B) the number of shares of Company Common Stock subject to such Company Option as of the Effective Time (the “Option Consideration”), less (ii) any applicable withholding Taxes required by applicable Law to be withheld. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock underlying a Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto.

(b) Treatment of Company Restricted Stock Awards. Neither Parent nor Merger Sub shall assume any Company Restricted Stock Awards or substitute for any Company Restricted Stock Awards any similar award of Parent Common Stock in connection with the Merger and the other transactions contemplated by this Agreement. As of the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of any Company Restricted Stock Award be cancelled and converted into the right to receive from the Company at the Effective Time a cash payment (without interest) equal to (i) the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company Restricted Stock Award as of the Effective Time (the “Restricted Stock Consideration”), less (ii) any applicable withholding Taxes required by applicable Law to be withheld.

(c) Treatment of Company RSU Awards. Neither Parent nor Merger Sub shall assume any Company RSU Award or substitute for any Company RSU Award any similar award for Parent Common Stock in connection with the Merger and the other transactions contemplated by this Agreement. As of the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of any Company RSU Award be cancelled and converted into the right to receive from the Company at the Effective Time a cash payment (without interest) equal to (i) the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company RSU Award as of the Effective Time (the “RSU Consideration”), less (ii) any applicable withholding Taxes required by applicable Law to be withheld; provided, that, notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award which immediately prior to such cancellation is “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date(s) for such Company RSU Award if required in order to comply with Section 409A of the Code.

(d) Method of Payment. Any Option Consideration, Restricted Stock Consideration or RSU Consideration to which an employee or former employee of the Company or one of its Subsidiaries becomes entitled pursuant to Section 2.3(a), Section 2.3(b) or Section 2.3(c) shall be paid through the payroll of the Surviving Corporation or one of its Subsidiaries, as applicable, as soon as reasonably practicable following the Effective Time (and in any event, within ten (10) Business Days after the Closing Date). Any Option Consideration, Restricted Stock Consideration or RSU Consideration to which any other person becomes entitled pursuant to Section 2.3(a), Section 2.3(b) or

Section 2.3(c) shall be paid by the Surviving Corporation or one of its Subsidiaries, as applicable (or, at the option of the Surviving Corporation, by the Paying Agent), as soon as reasonably practicable following the Effective Time (and in any event, within ten (10) Business Days after the Closing Date).

(e) Company ESPP. As soon as practicable following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Offering Period in effect as of the date of this Agreement under the Company ESPP, such Offering Period shall terminate and each ESPP Option shall be exercised upon the earlier to occur of (A) an earlier Purchase Date (“New Purchase Date”) in accordance with Section 6.04(a) of the Company ESPP that is no later than four (4) complete Trading Days prior to the Effective Time or (B) the date on which the Offering Period would otherwise end, and no additional Offering Period shall commence under the Company ESPP after the date of this Agreement; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of such participant’s rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; (iii) no individual who is not participating in the Offering Period in effect as of the date of this Agreement may commence participation in such Offering Period following the date of this Agreement; and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate as of immediately prior to the Effective Time. The Company shall notify each participant in writing at least ten (10) Business Days prior to any New Purchase Date that the Purchase Date for such participant’s ESPP Option (including for purposes of determining the ESPP Option Price of such ESPP Option) has been changed to the New Purchase Date and that such participant’s ESPP Option will be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period.

(f) Company Actions. Prior to the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of any of the Company Equity Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of any of the Company Equity Plans or any outstanding awards thereunder, and take all other appropriate actions to (i) give effect to the transactions contemplated herein; (ii) terminate each of the Company Equity Plans as of the Effective Time; and (iii) ensure that after the Effective Time, no holder of a Company Equity Award, any beneficiary thereof nor any other participant in any of the Company Equity Plans shall have any right thereunder to acquire any Securities of the Company or to receive any payment or benefit with respect to any award previously granted under any of the Company Equity Plans, except as provided in this Section 2.3. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) no later than the Business Day preceding the Effective Time.

Section 2.4. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond, in such reasonable and customary amount as the Paying Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.5. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal (the “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall instead be entitled to receive such consideration as may be determined pursuant to Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the consideration therefor as may be determined in accordance with Section 262 of the DGCL); provided, however, that if any such holder shall have failed to timely perfect or shall have waived, effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), or a court of competent jurisdiction shall have determined that such holder is not entitled to such right to appraisal and payment under Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, effective or attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all discussions, negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to or settle or compromise or offer to settle or compromise any such demand or Proceeding, or agree to do any of the foregoing.

Section 2.6. Transfers; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed, and from and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 2.7. Further Action. If, at any time after the Effective Time any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and directors of Parent shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Corporation and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the particular section or subsection of the Company Disclosure Letter expressly referenced therein (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of such disclosure) or (ii) other than with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.5, as disclosed in the Company SEC Documents filed with (or furnished to) the SEC by the Company on or after December 31, 2017 and at least three (3) Business Days prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization; Qualification.

(a) The Company is a legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), each as amended as of the date of this Agreement, have been made available to Parent and are in full force and effect, and the Company is not in violation of any of the provisions thereof.

(b) Each of the Company’s Subsidiaries is a legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect. Except as (i) has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (ii) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement, the organizational or governing documents of each of the Company’s Subsidiaries are in full force and effect, and none of the Company’s Subsidiaries is in violation of any of the respective provisions thereof.

Section 3.2. Capitalization; Subsidiaries.

(a) As of the close of business on August 27, 2018 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 750,000,000 shares of Company Common Stock, 43,614,423 of which were issued and outstanding (including 275,789 shares of Company Common Stock subject to Company Restricted Stock Awards) and 39,892 of which were held by the Company as treasury stock, and (ii) 100,000,000 shares of preferred stock of the Company, par value $0.001 per share (“Company Preferred Stock”), no shares of which were outstanding. Except for the foregoing, there are no other classes of capital stock of the Company and, except for the Convertible Notes, there are no bonds, debentures, notes or other Indebtedness or Securities of the Company having the right to vote (or convertible into or exercisable for Securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to purchase 3,435,494 shares of Company Common Stock; (ii) outstanding Company RSU Awards representing 62,244 shares of Company Common Stock; (iii) 275,789 shares of Company Common Stock subject to Company Restricted Stock Awards; (iv) 155,830 shares of Company Common Stock reserved for future issuance under the Company ESPP; (v) 824,592 shares of Company Common Stock reserved for future issuance under the Company Equity Plans; and (vi) 6,216,950 shares of Company Common Stock reserved for issuance upon conversion of the Convertible Senior Notes due 2025 and the Convertible Senior Notes due 2036 (together, the “Convertible Notes”). From the close of business on the Capitalization Date through the date of this Agreement, there have been (i) no issuances of any Company Common Stock, Company Preferred Stock or any other Securities of the Company other than issuances of shares of Company Common Stock (A) pursuant to (1) the conversion of any of the Convertible Notes outstanding as of the Capitalization Date in accordance with the terms of the applicable Convertible Note Indenture or (2) the exercise, vesting or settlement, as applicable, of any Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company Equity Awards or (B) under the Company ESPP in accordance with its terms and (ii) no grants of any Company Equity Awards or any other equity or equity-based awards. The Conversion Rate (as defined pursuant to the applicable Convertible Note Indenture) of each of the Convertible Notes is set forth on Section 3.2(a) of the Company Disclosure Letter as of the date of this Agreement.

(b) All of the issued and outstanding shares of Company Common Stock have been, and all of the shares of Company Common Stock that may be issued pursuant to any of the Company Equity Awards, the Company Equity Plans, the Convertible Notes or the Company ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent or its counsel accurate and complete copies of each of the Convertible Note Indentures, the Company ESPP, the Company Equity Plans and the forms of stock option, restricted stock and restricted stock unit agreements evidencing the Company Equity Awards, and in respect of the foregoing forms, other than differences with respect to the number of shares of Company Common Stock covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option, restricted stock or restricted stock unit agreement contains material terms that are not consistent with, or in addition to, such forms. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Equity Award and to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of shares of Company Common Stock issued or issuable thereunder, (iii) the expiration date, (iv) the exercise price relating thereto, (v) the grant date, (vi) the amount vested and outstanding and the amount unvested and outstanding, and (vii) the Company Equity Plan pursuant to which the award was made. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. The Company does not have any liability in respect of any Company Option that was granted with a per share exercise price that was less than the fair market value of a share of Company Common Stock on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to the provisions of Section 409A of the Code. Each grant of a Company Equity Award was made in all material respects in accordance with (i) the terms of the applicable Company Equity Plan, (ii) all applicable securities Laws, including the NASDAQ Listing Rules, (iii) the Code and (iv) all other applicable Laws. The Company has the requisite authority under the terms of the applicable Company Equity Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 2.3 and the treatment of Company Equity Awards described in Section 2.3, shall, as of the Effective Time, be binding on the holders of Company Equity Awards purported to be covered thereby. All of the outstanding Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom. No Subsidiary of the Company owns any Securities of the Company.

(c) As of the date of this Agreement, other than the Company Equity Awards, the Convertible Notes or pursuant to the Company ESPP, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other Securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible Securities, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, or other Securities of, the Company or any of its Subsidiaries or Securities convertible into or exchangeable for such shares or other Securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other Securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible Securities, agreements, arrangements or commitments; (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities of the Company or any of its Subsidiaries, or any Securities representing the right to purchase or otherwise receive any other Securities of the Company or any of its Subsidiaries; (iii) agreements with any Person to which the Company or any of its Subsidiaries is party (A) restricting the transfer of the Securities of the Company or any of its Subsidiaries or (B) affecting the voting rights of Securities of the Company or any of its Subsidiaries (including stockholder agreements, voting trusts or similar agreements); or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, Security-based performance units, “phantom” stock, profit-participation or other Security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case pursuant to which any Person is entitled to receive any payment from the Company or any of its Subsidiaries based in whole or in part on the value of any Securities of the Company or any of its Subsidiaries.

(d) Each Subsidiary of the Company existing on the date of this Agreement is listed on Section 3.2(d) of the Company Disclosure Letter. The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar Securities or interests in each such Subsidiary, free and clear of all Liens, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar Securities or interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent true and correct copies of the currently effective corporate or other organizational documents for each Subsidiary. Except for investments in cash equivalents (and ownership by the Company or its Subsidiaries of Securities of the Subsidiaries of the Company), none of the Company or any of its Subsidiaries (i) owns directly or indirectly any Securities or (ii) has any obligation or has made any commitment to acquire any Securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e) All dividends or distributions on any Securities of the Company or any of its Subsidiaries that have been declared or authorized have been paid in full.

Section 3.3. Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject (in the case of the Merger) to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and (in the case of the Merger, except for the (i) receipt of the Company Stockholder Approval and (ii) filing of the Certificate of

Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b) The Company Board has, by resolutions adopted by the Company Board, (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting and (iv) resolved to make the Company Recommendation. As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

Section 3.4. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or consent of holders of Securities of the Company that is required to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.5. No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of (x) the Company’s Certificate of Incorporation or Bylaws or (y) the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company (assuming, in each case, with respect to the consummation of the Merger that the Company Stockholder Approval is obtained), (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 3.5(b) have been obtained or made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any Contract to which the Company or any of its Subsidiaries is a party (other than a Benefit Plan and other than the Convertible Notes) or by which any property or asset of the Company or any of its Subsidiaries is bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (i)(y), (ii) and (iii), that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, waiver, Order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of NASDAQ, (v) compliance with and filings or notifications under the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6. Company SEC Documents; Financial Statements.

(a) Since January 1, 2015, the Company has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, but excluding the Proxy Statement, the “Company SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended or superseded by a filing or amendment prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and its Subsidiaries; (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted under Form 10-Q of the Exchange Act) and (iv) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material).

(b) Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of all comment letters from the SEC since January 1, 2015 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of NASDAQ.

(d) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure, if any) (i) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2015, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(e) The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f) As of the date of this Agreement, there are no SEC Proceedings pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since January 1, 2015 through the date of this Agreement, there have been no internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or any of its Subsidiaries or the Company Board, any board of directors of any of its Subsidiaries or any committee of the Company Board or any board of directors of any of its Subsidiaries.

(g) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h) Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(i) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.7. Absence of Certain Changes or Events. Since December 31, 2017 through the date of this Agreement, (a) except for the negotiation, execution and delivery of this Agreement, the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (b) (i) the Company has not suffered a Company Material Adverse Effect and (ii) there has been no effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would have constituted a breach of subsections (a), (b), (d), (g), (h), (i), (j), (l), (m), (n), (p), (q), (u), (v) or (w) of Section 5.1.

Section 3.8. No Undisclosed Liabilities. Except for liabilities or obligations (a) as (and to the extent) reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2018 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 2, 2018, (b) incurred in connection with or contemplated by this Agreement, (c) incurred in the ordinary course of business since June 30, 2018, or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

Section 3.9. Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries that, in each case of clauses (a) and (b), (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Since January 1, 2015, there have not been any product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third Person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Company or any of its Subsidiaries or (b) the sale, distribution or manufacturing of products, including medical products and devices, by the Company or any of its Subsidiaries that have been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has any material Proceedings pending against any other Person. This Section 3.9 shall not be construed as a representation with respect to Tax matters, which are covered by Section 3.14.

Section 3.10. Permits; Compliance with Laws.

(a) (i) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, product listings, registrations, clearances, orders and other authorizations necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets under and pursuant to all applicable Laws as currently owned, leased and operated, or to carry on their respective businesses as now being conducted under and pursuant to all applicable Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b) The Company and its Subsidiaries have been since January 1, 2015, and are in compliance with (i) all applicable Laws and (ii) all Company Permits, except where any failure to be in such compliance (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(c) Since January 1, 2015, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority or other Person asserting that the Company or any of its Subsidiaries is, or is suspected of, alleged to be or under investigation for being, not in compliance in all material respects with any Laws or Company Permits.

Section 3.11. Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement of the Company (as amended or supplemented from time to time, the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the stockholders of the Company in connection with the Merger and the Company Stockholders’ Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Proxy Statement is first mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.12. Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true, complete and correct list of all material Benefit Plans, including any material Benefit Plan established and maintained by the Company or any of its Subsidiaries for employees located outside the United States (“Foreign Benefit Plan”). “Benefit Plan” shall mean (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plans”), other than any Benefit Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”); (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and (iii) all other material benefit plans, policies, programs, agreements or arrangements, including any bonus, deferred compensation, severance pay, retention, change in control, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by the Company or any of its Subsidiaries, for the benefit of any current or former employees, officers or directors of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent and Merger Sub true, complete and correct copies of (i) each material Benefit Plan (including all amendments thereto) or written description of each Benefit Plan that is not otherwise in writing; (ii) the most recent annual reports on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, to the extent applicable; (iii) the most recent summary plan description and summary of material modifications for each Benefit Plan, to the extent applicable; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to any Benefit Plan, to the extent applicable; (v) the most recent actuarial report, financial statement or valuation report, to the extent applicable; (vi) a current Internal Revenue Service opinion or favorable determination letter, to the extent applicable; (vii) all material correspondence to or from any Governmental Authority relating to any Benefit Plan; and (viii) all discrimination tests for each Benefit Plan for the most recent plan years, to the extent applicable. “ERISA Affiliate” shall mean each trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or the applicable provisions for employer shared responsibility for health coverage requirements of Section 4980H of the Code, other than such liabilities that arise solely out of, or related solely to, the Benefit Plans.

(b) Each Benefit Plan is and has at all times been operated and administered in all material respects in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA, the Code and the Patient Protection and Affordable Care Act. Each Benefit Plan has been operated and administered in good faith compliance with Section 409A of the Code to the extent applicable. All claims incurred with a date of service on or before the Closing Date under any Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA that is self-insured will be paid by the Company or accrued on the Company financial statements no later than the Closing Date.

(c) Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that would be expected to adversely affect such qualification.

(d) None of the Benefit Plans is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has, in the past six (6) years, maintained or had an obligation to contribute to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA); (iii) a welfare benefit fund (as such term is defined in Section 419 of the Code); (iv) a Multiemployer Pension Plan; or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. There are no material unpaid contributions due prior to the date of this Agreement with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all material contributions due have been timely made, or to the extent not yet due, have been properly accrued on the applicable balance sheet in accordance with the terms of the applicable Benefit Plan and applicable Law. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any material Controlled Group Liability to the Company, any of its Subsidiaries or, following the Effective Time, the Surviving Corporation.

(e) None of the Company or any of its Subsidiaries has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Benefit Plan that reasonably would be expected to subject the Company, any of its Subsidiaries or the Surviving Corporation to any material tax or penalty.

(f) With respect to any Benefit Plan, there is no Proceeding pending, or, to the Knowledge of the Company, threatened or anticipated with or by the Internal Revenue Service, the United States Department of Labor or any other Governmental Authority, other than routine claims for benefits, in each case, that would reasonably be expected to subject the Company, any of its Subsidiaries or the Surviving Corporation to any material liability.

(g) Neither the Company nor any of its Subsidiaries has any obligations to provide any health or welfare benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA (“COBRA”) or, pursuant to an applicable employment agreement or severance agreement, plan or policy listed in Section 3.12(g) of the Company Disclosure Letter requiring the Company or any Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, or any termination of employment or service (or other event or occurrence) in connection therewith will (i) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of Indebtedness with respect to any such persons; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits except as required under Section 411(d)(3) of the Code.

(i) No amounts payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(j) None of the Company, any of its Subsidiaries or any ERISA Affiliate has used the services or workers provided by third Person contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of material penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation, and no such individuals are entitled to any benefits under any Benefit Plan that they have been improperly denied by reason of their misclassification as independent contractors.

(k) With respect to each Foreign Benefit Plan, except as would not be expected to result in any material liability to the Company or any of its Subsidiaries: (i) such Foreign Benefit Plan is in compliance and has been administered at all times in compliance with the applicable provisions of the Laws of such jurisdiction in which such Benefit Plan is established and the terms of the applicable Foreign Benefit Plan; (ii) the Company and each of its Subsidiaries have complied with all applicable reporting and notice requirements, and such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in material compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan; (iii) to the Knowledge of the Company, there are no pending investigations by any Governmental Authority involving any Foreign Benefit Plan; and (iv) the consummation of the contemplated transactions will not by itself create or together with another event result in any liability with respect to such Foreign Benefit Plan. Neither the Company nor any of its Affiliates has (i) ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent or otherwise) to or in respect of a Foreign Benefit Plan constituting a defined benefit pension program or scheme, or (ii) otherwise entered into any contractual arrangements, or given any promises or commitments, relating to providing pension benefits to employees or officers (or former employees or officers) pursuant to any plan, program, agreement or arrangement that would constitute a Foreign Benefit Plan. If required under applicable laws to be funded and/or book-reserved, such Foreign Benefit Plan is funded and/or book-reserved, as appropriate, to the extent so required by applicable Laws. Each Foreign Benefit Plan that is intended to qualify for tax-preferential treatment under applicable Laws so qualifies, except as could not reasonably be expected to result in a material liability.

(l) No employee has transferred to the Company or any Affiliate in the United Kingdom under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 who prior to such transfer was entitled to any retirement benefits under a defined benefit pension scheme.

Section 3.13. Labor Matters.

(a) (i) There is no labor strike, material dispute, organized slowdown, stoppage or lockout pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor has there been any such action or event during the three (3) years prior to the date of this Agreement; (ii) neither the Company nor any of its Subsidiaries is a party to, bound by or in the process of negotiating any labor, collective bargaining, works council or similar agreement regarding the employees of the Company or any of its Subsidiaries (each, a “Labor Agreement”); (iii) as of the date hereof, there are no unfair labor practice charges or material grievances relating to any current or former employee or consultant of the Company or any of its Subsidiaries (relating to their services for or relationship with the Company or its Subsidiaries); and (iv) as of the date hereof, none of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council, employee representative group or similar organization (whether in or outside the United States) with respect to their employment with the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are not, as of the date hereof, any union organizing activities, either by or on behalf of any employee or union or similar labor organization with respect to employees of the Company or any of its Subsidiaries. There is no labor union, work council, employee representative group or similar organization which, pursuant to applicable Law or any governing agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the Merger.

(b) The Company and its Subsidiaries are, and since January 1, 2015, have been, in compliance, in all material respects, with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, disability rights, affirmative action, terms and conditions of employment, consultation with employees, immigration, wages, hours (including, but not limited to, overtime and minimum wage requirements), social contributions (including the payment and withholding of U.S. social security and similar Taxes), compensation, workers’ compensation, unemployment insurance, classification of employees, workers and individual independent contractors, employee leaves of absence, data protection, privacy, occupational safety and health, collective or mass layoffs and plant closings. Neither the Company nor any of its Subsidiaries has taken any action within the past two (2) years requiring notice to employees or any other obligations under the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”).

(c) To the Knowledge of the Company, no executive officer or employee at the level of Vice President (or any similarly-leveled employee) or above of the Company or any of its Subsidiaries (i) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person in conflict with the present and proposed business activities of the Company and its Subsidiaries, except agreements between the Company or any Subsidiary of the Company; or (ii) as of the date hereof, is in violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or any of its Subsidiaries.

(d) (i) The Company or its Subsidiaries have collected work authorization documentation for each employee and complied with all legal requirements for determining each employee’s eligibility to work in the relevant jurisdiction, and such documentation demonstrates that all employees of the Company and its Subsidiaries are authorized to work in the jurisdiction in which they are working; and (ii) to the Knowledge of the Company, all directors, independent contractors, consultants and other persons engaged by the Company or its Subsidiaries are authorized to work in the jurisdiction in which they are working and have appropriate documentation demonstrating such authorization.

(e) Since January 1, 2015, none of the Company or its Subsidiaries has entered into a settlement agreement with a current or former officer, an employee or independent contractor of the Company or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of the Company or its Subsidiaries or (ii) a key employee of the Company or its Subsidiaries. In the last five (5) years, to the Knowledge of the Company, no allegations of sexual harassment have been made against (x) an executive officer of the Company or its Subsidiaries or (y) an employee at the level of Vice President (or any similarly-leveled employee) or above of the Company or its Subsidiaries.

Section 3.14. Taxes.

(a) The Company and each of its Subsidiaries have (i) duly and timely filed or caused to be duly and timely filed (taking into account any extension of time within which to file) all U.S. federal income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns) except to the extent that such Taxes are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto).

(c) As of the date of this Agreement, there are no pending, ongoing or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of the Company or any of its Subsidiaries. No deficiencies for a material amount of Taxes have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any Governmental Authority that have not been fully paid, settled or withdrawn. None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment, deficiency or collection, which waiver or extension currently remains in effect. Neither the Company nor its Subsidiaries have received within the past three years a written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim has not been resolved in full. No power of attorney that would be in force after the Closing Date has been granted by the Company or any of its Subsidiaries with respect to Taxes.

(d) All material amounts of Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid to the proper Governmental Authority or other proper Person or properly set aside in accounts for this purpose.

(e) There are no Tax rulings, requests for Tax rulings, applications for change in accounting methods or closing agreements with respect to Taxes, in each case with a Governmental Authority, that could reasonably be expected to materially affect liabilities for Taxes of the Company or any of its Subsidiaries for any period after the Effective Time.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any installment sale or open transaction disposition made prior to the Effective Time; (ii) any prepaid amount received on or prior to the Effective Time; (iii) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method prior to the Effective Time; or (iv) any election under Section 108(i) of the Code. To the Knowledge of the Company, none of the Company or any of its Subsidiaries has any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law).

(g) None of the Company or any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is or was the Company or any of its Subsidiaries), and none of the Company or any of its Subsidiaries has any material liability for Taxes of any other Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor or, to the Knowledge of the Company, otherwise as a matter of Law.

(h) None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary commercial Contracts, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or any of its Subsidiaries.

(i) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes that are not yet due and delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(j) None of the Company or any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b).

(k) Within the last two (2) years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any transaction intended to qualify under Section 355 of the Code.

(l) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii)(I) of the Code.

(m) The Company and its Subsidiaries have been in compliance in all material respects with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions to the extent applicable to their operations.

(n) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations. All related party transactions involving the Company or any of its Subsidiaries are and have been at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or foreign Law.

(o) None of the Company’s Subsidiaries that are classified as “controlled foreign corporations” as defined in Section 957 of the Code has generated any “subpart F” income (within the meaning of Section 952 of the Code) outside the ordinary course of business in 2017 or 2018.

(p) None of the Company or any of its Subsidiaries has been or will be required to include any amounts in income pursuant to Section 965 of the Code, or has made an election pursuant to Section 965(h) of the Code.

Section 3.15. Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a complete and correct copy of each of which has been made available to Parent. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or to or by which any asset or property of the Company or any of its Subsidiaries is bound, except for this Agreement, that:

(i) except for purchase orders or invoices in the ordinary course of business, is a Contract with a supplier or customer involving payments in excess of $1,000,000 in the twelve (12) months ended December 31, 2017 or reasonably expected to involve in excess of $1,000,000 in the twelve (12) months ended December 31, 2018;

(ii) constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(iii) is a joint venture, alliance, partnership, shareholder, material development Contract or similar Contract;

(iv) is an agency, sales, marketing, commission, distribution, international or domestic sales representative or similar Contract involving payments by the Company in excess of $1,000,000 in the twelve (12) months ended December 31, 2017 or reasonably expected to involve in excess of $1,000,000 (minimum purchase commitments) in the twelve (12) months ended December 31, 2018;

(v) is a Contract (other than those solely between or among the Company and any of its wholly owned Subsidiaries) relating to Indebtedness of the Company or any of its Subsidiaries having a principal amount in excess of $25,000 (whether outstanding or as may be incurred thereunder);

(vi) is a Contract (other than those solely between or among the Company and any of its wholly owned Subsidiaries) relating to Indebtedness of a third Person having a principal amount reasonably expected to be in excess of $100,000 owed to the Company or any of its Subsidiaries;

(vii) is a Contract providing for future payment obligations by the Company or any of its Subsidiaries outside the ordinary course of business in excess of $350,000;

(viii) is a Contract that creates or would create a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, or restricts the payment of dividends;

(ix) is a Contract under which the Company or any of its Subsidiaries has granted any Person registration rights (including demand and piggy-back registration rights);

(x) is a Contract that obligates the Company or any of its Subsidiaries to conduct any business on an exclusive basis with any third Person, or upon consummation of the Merger, will obligate Parent or any of its Subsidiaries to conduct business with any third Person on an exclusive basis;

(xi) is a Contract with any Governmental Authority involving payments to the Company exceeding $250,000 during the twelve (12) months ended December 31, 2017;

(xii) is a non-competition or non-solicitation Contract or any other Contract that limits, restricts or prohibits, or purports to limit, restrict or prohibit, individually or in the aggregate, (A) the manner or the localities in which any business of the Company and its Subsidiaries is or could be conducted or (B) the lines or types of businesses that the Company or any of its Subsidiaries conducts or has a right to conduct;

(xiii) is a Contract relating to the acquisition or disposition of any Person, business or operations or assets constituting a business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into within the past five (5) years (including any such Contract under which contemplated transactions were consummated) under which one or more of the parties thereto has material obligations remaining to be performed);

(xiv) is an Intellectual Property Agreement;

(xv) is a Contract that imposes any co-promotion or collaboration obligations with respect to any product or product candidate, which obligations are material to the Company and its Subsidiaries, taken as a whole;

(xvi) is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xvii) is a “single source” supply Contract pursuant to which goods or materials in excess of $500,000 for the twelve (12) months ended December 31, 2018 are expected to be supplied to the Company or any of its Subsidiaries from an exclusive source;

(xviii) is a Contract addressing the employment of any individual with the Company or any of its Subsidiaries with base compensation or payments in excess of $100,000 per annum that is not terminable upon notice of thirty (30) days or less;

(xix) is a Contract providing for the retention, engagement or termination of any temporary agency employee, individual consultant or other individual independent contractor of the Company or any of its Subsidiaries, in each case that provides for compensation by the Company under such Contract in excess of $100,000 per annum;

(xx) is a Labor Agreement;

(xxi) is a Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any of its Subsidiaries, in each case, in excess of $10,000 individually, other than the ordinary course of business; or

(xxii) is a Contract not covered by the foregoing clauses to this Section 3.15(a) and that is material to the business of the Company and its Subsidiaries, taken as a whole, and provides for termination, acceleration of payment or any other material rights or obligations upon the occurrence of a change of control in the Company or any of its Subsidiaries.

(b) None of the Company or any of its Subsidiaries is in material breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party. As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract. Each Company Material Contract is (A) a valid and binding obligation of the Company or any of its Subsidiaries that are a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (B) in full force and effect, except in the case of clauses (A) and (B), to the extent any such Company Material Contract expires by its terms or is terminated in accordance with its terms in the ordinary course of business in compliance with Section 5.1.

(c) No (i) current or former officer or director of the Company; (ii) beneficial owner of five percent (5%) or more of any voting Securities of the Company; or (iii) any “affiliate” or “associate” of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of its Subsidiaries, which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act and that has not been so disclosed in the Company SEC Documents.

Section 3.16. Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date of this Agreement, of all (i) Company Registered IP and (ii) unregistered Trademarks included in the Company

Owned IP and material to the operation of the businesses of the Company or any of its Subsidiaries, taken as a whole. For each item of Company Registered IP, Section 3.16(a) of the Company Disclosure Letter lists the owner, country(ies) or region, registration and application numbers.

(b) The Company or one or more of its Subsidiaries owns, or has a valid right to use, all material Company Intellectual Property. To the Knowledge of the Company, the Company Intellectual Property is sufficient as of the Closing, in all material respects, for the conduct of the Company’s and its Subsidiaries’ respective businesses as such businesses are conducted as of the Closing. The Surviving Corporation will own or possess sufficient rights to all material Intellectual Property as of the Closing and immediately following the Closing that are necessary to the operation of the Company’s and its Subsidiaries’ respective businesses, as conducted as of the Closing by the Company and its Subsidiaries, as applicable.

(c) With respect to Company Owned IP, (x) the Company or one of its Subsidiaries is the sole and exclusive owner of each item free and clear of all Liens other than Permitted Liens and (y) the Company and its Subsidiaries have taken commercially reasonable actions to maintain each item. With respect to Company Registered IP, each item is registered in the name of the Company or one or more of its Subsidiaries.

(d) The rights, licenses and interests of the Company or any of its Subsidiaries in and to all Company Licensed IP are free and clear of all Liens or similar restrictions that materially restrict the use of the Company Licensed IP where such Liens or similar restrictions are the result of an action by the Company or any of its Subsidiaries, other than Permitted Liens and restrictions contained in the applicable agreements with the licensor of such Company Licensed IP.

(e) The Company, its Subsidiaries and their respective patent counsel have not knowingly made any material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Company Registered IP and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP.

(f) None of the activities or business currently conducted by the Company or any of its Subsidiaries at any time since January 1, 2012, materially infringes, misappropriates or otherwise violates any valid and enforceable Intellectual Property of any third Person (except that with respect to Patents, the foregoing representation is made to the Knowledge of the Company). Neither the Company nor any of its Subsidiaries is subject to any judgment that materially restricts or impairs the use of any Company Intellectual Property.

(g) There is not now and has not been since January 1, 2012, a pending or threatened claim in writing or Proceeding by any Person asserting the alleged infringement, misappropriation or violation of any Intellectual Property of any Person by the Company or any of its Subsidiaries, or contesting the validity, ownership, enforceability or right of the Company or any of its Subsidiaries to exercise any Company Owned IP, including in the nature of being offered a license or covenant not to sue, and to the Knowledge of the Company, there is no basis for any such Proceeding with respect to valid and enforceable Intellectual Property of any third Person. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice of any pending conflict with, or infringement, misappropriation or violation of the rights of any Person with respect to any Intellectual Property or with respect to any license of the Company Intellectual Property, or challenging the validity, ownership, enforceability, or right of the Company or any of its Subsidiaries to use any of the Company Intellectual Property.

(h) Neither the Company nor its Subsidiaries has asserted rights in any of the Company Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, against any Person in any cease and desist letter or other written notice, including in the nature of offering a license or covenant not to sue.

(i) The Company and each of its Subsidiaries have at all times taken reasonable measures to protect and preserve the confidentiality of all material confidential information and Trade Secrets that are Company Owned IP, or any Trade Secrets disclosed to the Company or its Subsidiaries for which the Company or any of its Subsidiaries had or has an obligation of secrecy, against unauthorized access, disclosure, use, modification or other misuse. To the

Knowledge of the Company, there has been no material unauthorized access, disclosure or use of any material Trade Secrets that are Company Owned IP, or any Trade Secrets disclosed to the Company or its Subsidiaries for which the Company or any of its Subsidiaries had or has an obligation of secrecy, against unauthorized access, disclosure, use, modification or other misuse.

(j) Except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries at all times have used reasonable measures to protect the material Trade Secrets that are part of the Company Intellectual Property and have secured from all of their employees and consultants who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Owned IP, unencumbered and unrestricted exclusive ownership of all such employee’s or consultant’s, as applicable, Intellectual Property in such contribution that the Company or its Subsidiaries does not already own by operation of Law and such employee or consultant, as applicable, has not retained any rights or licenses with respect thereto. Without limiting the foregoing, except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have obtained proprietary information and invention disclosure and assignment Contracts from all current and former employees and consultants, and those Contracts assign and require any assignment to the Company or one or more of its Subsidiaries all right, title and interest in and to Intellectual Property developed by such employees and consultants in their capacity as employee or consultant, as applicable, except with respect to any Intellectual Property that vests in the Company or its Subsidiaries by operation of Law.

(k) No item of Company Registered IP has been held to be invalid or unenforceable in a court decision that is unappealed or unappealable by the Company. The Company Owned IP (and, to the Knowledge of the Company, the Company Licensed IP) is subsisting (or in the case of applications, applied for) and to the Knowledge of the Company, valid and enforceable; provided, however, that this Section 3.16(k) shall not be interpreted to give any representation, warranty or other assurance that any Patent applications or Trademark applications that are part of the Company Intellectual Property will issue or be granted.

(l) The Company and each of its Subsidiaries have at all times been in compliance in all material respects with all applicable Laws (including the EU General Data Protection Regulation) relating to privacy, data protection and collection and use of personal information to which the Company and any of its Subsidiaries have had access or have collected, used or held for use in the conduct of its business. No claims are pending or have been threatened in writing or, to the Knowledge of the Company, threatened other than in writing, against the Company or any of its Subsidiaries alleging a violation of any third Person’s privacy, personal information or data rights.

(m) There are no settlements, forbearances to sue, consents, Orders or similar obligations to which the Company or any of its Subsidiaries is a party or is subject that (i) restrict the Company’s or any of its Subsidiaries’ rights to use, enjoy or exploit any material Company Intellectual Property; (ii) materially restrict the Company’s or any of its Subsidiaries’ business in order to accommodate a third Person’s Intellectual Property; or (iii) permit third Persons to use any material Company Intellectual Property.

(n) Other than in connection with the sale of products in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has entered into any contractual obligation requiring it to indemnify any other Person against infringement or other violation of any Intellectual Property of any third Person, nor has the Company or any of its Subsidiaries entered into any contractual obligation requiring the Company or one of its Subsidiaries to grant any Person the right to bring infringement actions or otherwise enforce rights with respect to any of the Company Owned IP.

(o) To the Knowledge of the Company, since January 1, 2015, no current or former employee or consultant of the Company or any of its Subsidiaries (x) is in violation of any (A) term or covenant of any contractual or other obligation to the Company or any of its Subsidiaries relating to invention disclosure, invention assignment, non-disclosure or non-competition, or (B) any applicable material non-disclosure obligation or restrictive covenant obligation for the benefit of any former employer of such employee or consultant, by virtue of such employee or consultant being employed by or performing services for the Company or any of its Subsidiaries, or using Trade Secrets or proprietary information of such former employer for the benefit of the Company or any of its Subsidiaries, or (y) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any agreement under which such employee or consultant has assigned or otherwise granted to any third Person any rights (including Intellectual Property rights) in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of the

Company, all disclosures by the Company or any of its Subsidiaries to a third Person of material Company-owned confidential information and Trade Secrets, or confidential information and Trade Secrets as to which the Company or any of its Subsidiaries had or has an obligation of secrecy, have been pursuant to the terms of a written contractual obligation between the Company or its applicable Subsidiaries and such third Person.

(p) With regard to proprietary Software that is used by the Company or any of its Subsidiaries, or is currently in development by the Company or any of its Subsidiaries: (i) neither the Company nor any of its Subsidiaries has assigned, delivered, licensed or made available, and does not have any obligation to assign, deliver, license or make available, the source code for any such Software to any third Person, including any escrow agent or similar Person; (ii) neither the Company nor any of its Subsidiaries has experienced any material defects or disruptions in such Software, including any material error or omission in the processing of any transactions that have not been corrected; (iii) no such Software (A) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, or (B) is subject to the terms of any “open source” or other similar license that provides for the proprietary portions of such source code of the Software to, upon distribution to third parties, be disclosed, licensed, publicly distributed or dedicated to the public; (iv) current copies of the source code for all such material Software are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by the Company or any of its Subsidiaries; and (v) no capital expenditures are necessary with respect to such Software or its use other than capital expenditures in the ordinary course of business consistent with past practice. During the three (3) years prior to the date hereof, (A) there have been no material security breaches in the Company’s or any of its Subsidiaries’ information technology systems and (B) there have been no disruptions in the Company’s or any of its Subsidiaries’ information technology systems that materially adversely affected the Company’s or any of its Subsidiaries’ business or operations. The Company has used commercially reasonable efforts to evaluate the disaster recovery and backup needs of the Company and its Subsidiaries and has implemented plans and systems that are reasonably designed to address its assessment risk.

(q) No issued Patents or pending patent applications that are Company Owned IP are involved in any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, or other post-grant proceeding. No Trademark that is Company Owned IP is involved in any opposition, invalidation, cancellation, or other administrative proceeding. Neither the Company nor any of its Subsidiaries is undertaking any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, invalidation, cancellation, or other administrative proceeding with respect to Intellectual Property of any third Person.

(r) No material Company Intellectual Property is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for or otherwise material to the conduct of the Company’s and any of its Subsidiaries’ businesses as currently conducted.

Section 3.17. Real and Personal Property.

(a) The Company and its Subsidiaries do not own any real property.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each lease, sublease, license or similar use and occupancy Contract (including any amendments, extensions and modifications thereto, each, a “Lease”) pursuant to which the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies any real property from any other Person (whether as a tenant, subtenant or pursuant to other occupancy arrangements) (collectively, the “Company Leased Real Property”). The Company has made available to Parent a true, correct and complete copy of each such Lease to date.

(c) Except as where such failure would not, individually or in the aggregate, materially impair or be reasonably likely to materially impair the continued use and operations of the Company Leased Real Property to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, (i) the Company and its Subsidiaries have valid leasehold interests under each of the Leases, free and clear of all Liens, except for Permitted Liens and (ii) the Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of the Leases for any Company Leased Real Property.

(d) Except as where such failure would not, individually or in the aggregate, materially impair or be reasonably likely to materially impair the continued use and operations of the Company Leased Real Property to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, each Lease for any Company Leased Real Property is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto.

(e) As of the date hereof, since January 1, 2015, none of the Company or any of its Subsidiaries has received any communication from, or given any communication to, any other party to a Lease for any Company Leased Real Property or any lender, alleging that the Company, any of its Subsidiaries or such other party, as the case may be, is in default under such Lease, and to the Knowledge of the Company, no other counterparty is in default under such Lease. No event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under a Lease by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any counterparty under such Lease, that would, individually or in the aggregate, materially impair or be reasonably likely to materially impair the continued use and operations of the Company Leased Real Property to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted.

(f) Except as where such failure would not, individually or in the aggregate, materially impair or be reasonably likely to materially impair the continued use and operations of the Company Leased Real Property to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, (i) no Person, other than the Company or a Subsidiary of the Company, possesses, uses or occupies all or any portion of any Company Leased Real Property and (ii) neither the Company nor any Subsidiary of the Company is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened Proceedings to take all or any portion of the Company Leased Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

Section 3.18. Environmental.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(i) since January 1, 2013, the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Company Permits required for their operations as currently conducted under applicable Environmental Laws;

(ii) (A) there is no pending or, to the Knowledge of the Company, threatened Proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries; (B) none of the Company or any of its Subsidiaries has received notice or a request for information from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved; and (C) none of the Company or any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law that is currently in effect;

(iii) there have been no Releases of Hazardous Materials by the Company or any of its Subsidiaries (and, to Knowledge of the Company, Releases of Hazardous Materials have not otherwise occurred) at, on, under or from any location that have resulted in or are reasonably likely to result in an obligation by the Company or any of its Subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise have resulted in or are reasonably likely to result in liability to the Company or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Releases; and

(iv) neither the Company nor any of its Subsidiaries has entered into any written agreement or incurred any legal obligation that would reasonably be expected to require it to pay to, reimburse, or indemnify any other Person from or against liabilities or costs arising in connection with or pursuant to Environmental Law, or relating to impacts on human health or the environment arising from the generation, manufacture, use, transportation or disposal of or exposure to Hazardous Materials.

(b) The Company has delivered or otherwise made available for inspection to the Parent copies of any reports, investigations, audits, assessments (including Phase I or II environmental assessments), studies or other material documents in the possession of or reasonably available to the Company or any of its Subsidiaries pertaining to: (i) any unresolved claims arising under or relating to any Environmental Law; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.19. Customers and Suppliers. Section 3.19 of the Company Disclosure Letter sets forth (a) the ten (10) largest distributors or sales agents (by revenue) of the businesses of the Company and its Subsidiaries (on a consolidated basis) during the twelve months ended December 31, 2017, and (b) the ten (10) largest suppliers (by cost) of the businesses of the Company and its Subsidiaries (on a consolidated basis) during the twelve months ended December 31, 2017. Since January 1, 2018, through the date of this Agreement, no such supplier, or distributor or sales agent, as applicable, has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, the quantity of products or services purchased from or sold to, as the case may be, the businesses of the Company or any of its Subsidiaries.

Section 3.20. Product Warranty. Each product manufactured, sold, leased, delivered or distributed (including the featured and functionality offered thereby) or service provided or rendered by the Company or any of its Subsidiaries complies in all material respects with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by the Company or any of its Subsidiaries and is not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable terms and conditions for such product or service, and neither the Company nor any of its Subsidiaries has any material liability for replacement, repair or other damages in connection with such product or service.

Section 3.21. Foreign Corrupt Practices Act; Anti-Corruption.

(a) Since January 1, 2013, none of the Company, any of its Subsidiaries or any of their respective officers, directors, employees or, to the Knowledge of the Company, agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Company or any of its Subsidiaries) has directly or indirectly made, promised, or authorized or offered to make, promise or authorize any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law, rule or regulation relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”). Without limiting the foregoing, since January 1, 2013, none of the Company, any of its Subsidiaries, or any of their respective officers, directors, employees or, to the Knowledge of the Company, agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Company or any of its Subsidiaries) has directly or indirectly offered or given anything of value corruptly to (a) any official, political party or official thereof or any candidate for political office or (b) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any official, to any political party or official thereof or to any candidate for political office for the purpose of the following: (A) influencing any act or decision of such official, political party, party official or candidate in his, her or its official capacity, including influencing such official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such official, political party, party official or candidate, or securing any improper advantage or (B) inducing such official, political party, party official or candidate to use his, her or its influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(b) Since January 1, 2013, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ respective agents, distributors, consultants or independent contractors (to the extent acting on behalf of the Company or any of its Subsidiaries) (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication (in writing) from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws.

(c) The Company and its Subsidiaries maintain a system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.

Section 3.22. Customs and International Trade Laws.

(a) Since January 1, 2013, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Customs & International Trade Laws and there are no unresolved formal claims concerning the liability of any of the Company or its Subsidiaries under such Laws. Without limiting the foregoing, (i) at all times since January 1, 2013, the Company and its Subsidiaries and, to the Knowledge of the Company, Persons acting on their behalf have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import, re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Company and its Subsidiaries, including Customs & International Trade Authorizations; (ii) since January 1, 2013, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of the Company or its Subsidiaries or any of their respective directors, officers, employees or agents in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) since January 1, 2013, there have been no claims, investigations or requests for information by a Governmental Authority with respect to the Company’s and its Subsidiaries’ Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws.

(b) Neither the Company nor any of its Subsidiaries, and no director, officer or employee of any of the Company or its Subsidiaries, (i) is a Sanctioned Person; or (ii) has pending or, to the Knowledge of the Company, threatened claims against it with respect to Sanctions.

(c) Each of the Company and its Subsidiaries and any director, officer or, to the Knowledge of the Company, employee thereof is in compliance with, and, since January 1, 2013, has not violated, any Sanctions; and the Company and its Subsidiaries have in place adequate controls and systems reasonably designed to ensure compliance with applicable Laws pertaining to Sanctions in each of the jurisdictions in which the Company or any of its Subsidiaries do or in the past have done business.

Section 3.23. FDA and Related Matters.

(a) The Company and its Subsidiaries possess all Registrations required to conduct their respective businesses as currently conducted. Each such Registration is valid and subsisting in full force and effect. To the Knowledge of the Company, as of the date hereof, neither the United States Food and Drug Administration (the “FDA”) nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the products of the Company and any of its Subsidiaries. To the Knowledge of the Company, there is no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority or Governmental Authority. The Company and each of its Subsidiaries are in compliance with, and have fulfilled and performed in all material respects their respective obligations under, each such Registration, and, as of the date hereof, to the Knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Knowledge of the Company, any third Person that is a manufacturer or contractor for the Company or any of its Subsidiaries is in compliance with all Registrations insofar as they pertain to the manufacture of product components or products for the Company or any of its Subsidiaries, as applicable.

(b) All products developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported by or on behalf of the Company or any of its Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority have been and are being developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported and exported, as applicable, in all material respects, in compliance with FDA Laws, and any comparable Laws enforced by any other Regulatory Authority that has jurisdiction over the operations of the Company or any of its Subsidiaries, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals. To the Knowledge of the Company, except as would not be material to the Company and its Subsidiaries, taken as a whole, any third Person that is a manufacturer or contractor for the Company or any of its Subsidiaries is in compliance with all FDA Laws or any other applicable Law insofar as they pertain to the manufacture of product components or products for the Company or any of its Subsidiaries.

(c) As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened by or on behalf of any Regulatory Authority that has jurisdiction over the operations of the Company and any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any applicable Laws or Registrations. Neither the Company nor any of its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Regulatory Authority. Each of the Company and its Subsidiaries has made all notifications, submissions, responses and reports required by FDA Laws, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority and all such notifications, submissions, responses and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority or Governmental Authority. To the Knowledge of the Company, as of the date hereof, no basis for liability exists with respect to any such notification, submission, or report.

(d) No product distributed or sold by or on behalf of the Company or any of its Subsidiaries has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and as of the date hereof, to the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (ii) a change in the labeling of any such product; or (iii) a termination, seizure, limitation, restriction, modification or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product. As of the date hereof, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention, seizure or similar action of any such product are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice from a Regulatory Authority or other Governmental Authority that any product distributed or sold by or on behalf of the Company or any of its Subsidiaries cannot be developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of the Company.

(e) All preclinical and clinical investigations sponsored or conducted by or on behalf of the Company or any of its Subsidiaries have been and are being conducted in material compliance with all applicable Laws and other requirements, including Good Clinical Practices requirements, other FDA Laws, applicable research protocols, corrective action plans, and federal and state laws, rules, regulations relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. No clinical trial sponsored or conducted by or on behalf of the Company or any of its Subsidiaries has been terminated, materially delayed, limited or suspended prior to completion by the FDA, any other applicable Regulatory Authority, or any institutional review board that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Regulatory Authority, nor any institutional review board that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of the Company or any of its Subsidiaries, has ordered or commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, alleged any violation of any FDA Law in connection with any such clinical trial.

Section 3.24. Healthcare Regulatory Compliance.

(a) Neither the Company nor any of its Subsidiaries or any of its or their respective officers, directors, managing employees (as such terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any

agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any of its Subsidiaries, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws.

(b) Neither the Company nor any of its Subsidiaries nor any of its or their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any of its Subsidiaries (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “SSA”); (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense. “Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

(c) Neither the Company nor any of its Subsidiaries nor any of its or their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any of its Subsidiaries has engaged in any activity that is in violation of, or is cause for civil or criminal penalties, mandatory or permissive exclusion from a Federal Health Care Program or other administrative sanction under, the federal Medicare or federal or state Medicaid statutes, Section 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (e.g., 18 U.S.C. §§ 1035 and 1347), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), or related regulations, or any other Laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients, including all state laws analogous to the foregoing (collectively, “Federal Health Care Program Laws”), including the following:

(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) knowingly and willfully soliciting, arranging or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for or in connection with referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv) knowingly and willfully offering, arranging or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (B) to purchase, lease or order, or arrange for or recommend purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complied with applicable statutory or regulatory safe harbors; and

(v) any other activity that violates any Law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(d) To the Knowledge of the Company, no Person has filed or has threatened to file against the Company or any of its Subsidiaries an action relating to any FDA Law or Federal Health Care Program Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(e) To the Knowledge of the Company, each of the Company and its Subsidiaries is not in violation of the administrative simplification provisions of HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or the regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy and Security Regulations”), and each of the Company and its Subsidiaries has operated its business in compliance in all material respects with all applicable Laws, clinical trial protocols, and contractual or other requirements relating to personal information, medical records and medical or personal information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other personal information made available to or collected by each of the Company and its Subsidiaries, as applicable, in connection with the operation of its business, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164 (subparts A and E), the Security Standards at 45 C.F.R. Parts 160 and 164 (subparts A and C) and the Standards for Electronic Transactions and Code Sets at 45 C.F.R. Parts 160 and 162 promulgated under HIPAA. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Authority for a violation of HIPAA or the Federal Privacy and Security Regulations. Neither the Company nor any of its Subsidiaries is a “covered entity” as that term is defined in HIPAA and is not in breach of any “business associate contract,” as described in 45 C.F.R. § 164.504(e). The Company and each of its Subsidiaries have been in compliance in all material respects with federal and state data breach Laws. The Company and each of its Subsidiaries has entered into a business associate contract where required by 45 C.F.R. § 164.504(e).

(f) To the extent the Company and any of its Subsidiaries provide to customers or others reimbursement coding or billing advice regarding products offered for sale by the Company or any of its Subsidiaries and procedures related thereto, such advice is (i) true, complete and correct; (ii) in compliance with Medicare and other Federal Health Care Program Laws; (iii) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD-10-CM) and other applicable coding systems; (iv) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines; and (v) has been independently verified as supporting accurate claims for reimbursement by federal, state and commercial payors.

(g) The Company has adopted a code of ethics and has an operational healthcare compliance program consistent in all material respects with the Compliance Program Guidance published by the Office of Inspector General, U.S. Department of Health and Human Services, which governs all employees, including sales representatives and their interactions with their physician and hospital customers.

(h) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) all agreements or other arrangements between the Company or any of its Subsidiaries on the one hand and any physician on the other hand for services are in writing, describe bona fide services required by the Company or its Subsidiaries, as the case may be, provide for compensation that is no more than fair market value for such services determined as of the effective date of such agreement, and are in material compliance with the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) (“AKS”); (ii) all agreements or arrangements with health care professionals for services to or investments in the Company or any of its Subsidiaries, directly or indirectly, to which the Company or any of its Subsidiaries is a party as of the date of this Agreement are listed on Section 3.24(h) of the Company Disclosure Letter, including true, complete and correct details as to amounts paid thereunder in 2017; (iii) all payments made and things of value provided by the Company or any of its Subsidiaries to any health care professional for services rendered by such health care professional have been made at fair market value determined as of the effective date of any such agreement and are in material compliance with AKS; and (iv) all such agreements, arrangements, payments and things of value are in compliance in all material respects with all applicable Laws, including all Federal Health Care Program Laws.

(i) The Company has timely, accurately, and completely reported all payments and transfers of value made to physicians and teaching hospitals, as required by the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and the Company is in full compliance with all analogous state laws requiring the reporting of financial interactions with health care providers.

Section 3.25. Insurance. Section 3.25 of the Company Disclosure Letter lists all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement. (i) The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under all material insurance policies of the Company and each of its Subsidiaries, and all such insurance policies are in full force and effect as of the date of this Agreement and (ii) as of the date of this Agreement, since January 1, 2015, none of the Company or any of its Subsidiaries has received (a) notice that they are in default with respect to any obligations under such policies or (b) notice of cancellation or termination with respect to any such existing material insurance policy.

Section 3.26. Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.9, the Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL and Article X of the Certificate of Incorporation) inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.27. Brokers. No investment banker, broker, finder or other intermediary (other than Piper Jaffray & Co., the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. True, correct and complete copies of all agreements between the Company and Piper Jaffray & Co. have been delivered to Parent.

Section 3.28. Opinion of Financial Advisors. The Company Board has received the opinion of Piper Jaffray & Co., as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (other than Parent and Merger Sub or any of their Affiliates). A true, correct and complete copy of the written opinion described above has been or will be delivered or made available to Parent promptly after delivery thereof, it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent.

Section 3.29. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries. The Company acknowledges and agrees that except for the representations and warranties expressly set forth in Article IV, (a) none of Parent, Merger Sub or any of their respective Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV and (b) no Person other than Parent and Merger Sub has been authorized by Parent, Merger Sub or any of their respective Subsidiaries, as applicable, to make any representation or warranty relating to Parent, Merger Sub or any of their respective Subsidiaries or the business of any of Parent, Merger Sub or any of their respective Subsidiaries or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1. Organization; Qualification. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its respective incorporation and has the requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub, as the case may be, to perform its obligations under this Agreement or to consummate the Merger and pay the Merger Consideration, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

Section 4.2. Authority Relative to Agreement. Each of Parent and Merger Sub have all necessary corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub, and (in the case of the Merger, except for the filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 4.3. No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the New York Stock Exchange, (v) such other items required solely by reason of the participation and identity of the Company in the transactions contemplated by this Agreement, (vi) compliance with and filings or notifications under Antitrust Laws and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in each case of clauses (a) and (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5. Information Supplied. None of the information with respect to Parent and its Subsidiaries that is or will be furnished to the Company by or on behalf of Parent in writing specifically for use in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting.

Section 4.6. Brokers. No investment banker, broker, finder or other intermediary other than Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7. Sufficient Funds. Parent will have, as of the Closing Date, sufficient cash to consummate the Merger and the other transactions contemplated by this Agreement that require payment in connection with the Closing. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent’s or Merger Sub’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

Section 4.8. Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any Security of Merger Sub. Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.9. No Interested Stockholder. Neither Parent nor any of its Subsidiaries nor any “affiliate” or “associate” (as each such term is defined in Section 203 of the DGCL and Article X of the Certificate of Incorporation) of Parent or any of its Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL and Article X of the Certificate of Incorporation) of the Company. None of Parent, Merger Sub or any of their controlled Affiliates directly or indirectly beneficially owns any Company Common Stock, other than shares beneficially owned through benefit or pension plans.

Section 4.10. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries. Parent and Merger Sub each acknowledges and agrees that except for the representations and warranties expressly set forth in Article III, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article III, (b) no Person other than the Company has been authorized by the Company or any of its Subsidiaries, as applicable, to make any representation or warranty relating to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) except to the extent the subject of any representation or warranty expressly set forth in Article III, any estimates, projections, predictions, data, financial information, memoranda, presentations or other materials or information provided to Parent, Merger Sub or any of their representatives are not, and shall not be deemed to be or include, representations or warranties.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (A) as required by applicable Law, (B) as may be consented to in writing by Parent (provided that, in the case of Sections 5.1(e), 5.1(f), 5.1(h), 5.1(l)(i), 5.1(m)(ii), 5.1(o), 5.1(p), 5.1(r), 5.1(s) and 5.1(v) and, with respect to transactions between the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among direct or indirect wholly owned Subsidiaries of the Company relating to Securities of direct or indirect wholly owned Subsidiaries of the Company, Section 5.1(b) and Section 5.1(c), such consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly required pursuant to this Agreement; (D) as required by the terms of any Company Material Contract set forth on Section 3.15 of the Company Disclosure Letter as in effect on the date of this Agreement or (E) as set forth on Section 5.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to, conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its assets and business organization intact in all material respects and maintain its existing business relations and goodwill with customers, suppliers, licensors, distributors, Governmental Authorities, independent contractors, employees and business partners, in each case whose business relationships are material to the Company and its Subsidiaries, taken as a whole (provided that, with respect to clause (x), no action or failure to take action with respect to matters specifically addressed by any of the provisions of clause (y) shall constitute a breach of clause (x) unless such action or failure to take action would constitute a breach of such applicable provision of clause (y)), and (y) without limiting the generality of clause (x), the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:

(a) amend or otherwise change the Certificate of Incorporation or the Bylaws (or such similar organizational or governing documents of any Subsidiary of the Company);

(b) adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend the terms of, the Company’s or any of its Subsidiaries’ Securities, including any options, equity or equity-based compensation, warrants, convertible Securities or other rights of any kind to acquire any of such Securities, except as may be required pursuant to the terms of the Convertible Notes, as permitted by Section 5.1(c) or Section 5.1(d), or for any acquisitions or deemed acquisitions of any equity Securities of the Company in connection with the forfeiture of, or the withholding of Taxes in connection with the exercise, vesting or settlement of, any Company Equity Award;

(c) issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any of its Subsidiaries’ Securities, including any options, equity or equity-based compensation, warrants, convertible Securities or other rights of any kind to acquire such Securities; provided, however, that the Company may issue shares of Company Common Stock (i) upon the exercise of Company Options or vesting of Company Restricted Stock Awards or Company RSU Awards outstanding as of the date of this Agreement (or permitted to be granted pursuant to this Agreement after the date hereof as set forth on Section 5.1(c) of the Company Disclosure Letter) in accordance with the respective terms of such Company Options, Company Restricted Stock Awards or Company RSU Awards, (ii) pursuant to the terms of the Convertible Notes in accordance with the terms of the applicable Convertible Note Indenture and (iii) pursuant to the automatic exercise of the right to purchase shares of Company Common Stock under the Company ESPP on the last day of any applicable Offering Period (as modified by and subject to the terms of Section 2.3(e)) from shares of Company Common Stock reserved for issuance under the Company ESPP as of the date of this Agreement (or permitted to be reserved for issuance pursuant to this Agreement after the date hereof as set forth on Section 5.1(c) of the Company Disclosure Letter);

(d) except for cash dividends by direct or indirect wholly owned Subsidiaries of the Company to its parent in the ordinary course of business consistent with past practice, declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any of its Subsidiaries’ Securities;

(e) except as required by any Benefit Plan in existence as of the date hereof (i) establish, adopt, enter into, materially amend or terminate any Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Benefit Plan if it had been in existence on the date of this Agreement (other than offer letters that provide for at-will employment without any severance or change in control benefits); (ii) grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment, or increase the base salary and/or cash bonus opportunity to any director, officer, employee, or consultant of the Company or any Subsidiary, except in each case, (A) as required by applicable Law or any Benefit Plan in effect as of the date of this Agreement, or (B) in the case of increases in annual base salaries and the payment or grant of cash incentive compensation payable to any of its current employees at the rank or title below the rank or title of Director, at times and in dollar amounts in the ordinary course of business in connection with the Company’s annual salary review process consistent with past practice; (iii) accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee, or consultant of the Company or any Subsidiary; (iv) enter into, extend, amend or modify, or terminate any employment, severance, termination, change in control, retention, individual consulting or other similar agreement with any current or former director, officer, employee, or consultant of, or individual service provider to, the Company or any of its Subsidiaries (other than offer letters that provide for at-will employment without any severance, retention or change in control benefits for newly hired employees or individual service providers who are hired in the ordinary course of business and consistent with past practice and whose annual base compensation does not exceed $100,000 individually (or $150,000 individually, in the case of sales representatives)); (v) communicate with the employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless such communication is (A) approved by Parent in advance of such communication or (B)

required by applicable Law; or (vi) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(f) hire, promote or terminate the employment of (other than for cause, death or disability) any employee with annual base compensation above $100,000 (or $150,000, in the case of sales representatives);

(g) take any action requiring notice to employees, or triggering any other obligations, under the WARN Act or any similar state, local or foreign Law prior to the Closing;

(h) waive, release or limit any restrictive covenant of any current or former employee or independent contractor of the Company or any Subsidiary;

(i) make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment (other than purchases of inventory or supplies in the ordinary course of business consistent with past practice or capital expenditures permitted pursuant to Section 5.1(r)) in, any Person (other than direct or indirect wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice) in excess of $100,000 in the aggregate;

(j) forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or its Subsidiaries;

(k) acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any division of any of the foregoing, any equity interest in any of the foregoing, any real property or any interest therein, or all or any material portion of the assets (excluding ordinary course purchases consistent with past practice of inventory, surgical instruments, and supplies), business or properties of any Person;

(l) (i) sell, pledge, dispose of, transfer, abandon, lease (as lessor), license (except in accordance with Section 5.1(o)), mortgage, incur any Lien (other than Permitted Liens) (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible (other than Intellectual Property, which is addressed in clause (u) below) assets, business, any real property or any interest therein, properties or rights of the Company or any of its Subsidiaries except (A) sales of product inventory in the ordinary course of business and consistent with past practice, (B) for transactions solely among the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among such Subsidiaries of the Company in the ordinary course of business consistent with past practice or (C) in an amount not to exceed $25,000 in the aggregate, or (ii) enter into any new line of business or (iii) create any new Subsidiaries;

(m) (i) except as expressly required pursuant to the terms thereof, pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or its wholly owned Subsidiaries and solely owed to the Company or its wholly owned Subsidiaries) or (ii) cancel any material Indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value;

(n) (i) incur, create, assume or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for any Indebtedness, including by the issuance of any debt security, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for any Indebtedness of any Person, including by the issuance of any debt security and the assumption or guarantee of obligations of any Person (or enter into a “keep well” or similar arrangement) (in each case of clauses (i) and (ii), other than Indebtedness incurred by the Company or its direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practice and owed to the Company or its direct or indirect wholly owned Subsidiaries) or (iii) issue or sell any debt securities of the Company or any of its Subsidiaries, including options, warrants, calls or similar rights, in each case, to acquire any debt securities of the Company or any of its Subsidiaries;

(o) negotiate, amend, extend, renew (except, with respect to software license and product development Contracts, pursuant to the renewal provisions thereof) terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights under, any Company Material Contract, any Contract that would have been a Company Material Contract or a Lease had it been entered into prior to the date of this Agreement or any Lease for any Company Leased Real Property, except, in the case of any Contract of the type described in Sections 3.15(a)(i), 3.15(a)(iv), 3.15(a)(v) (only with respect to the types of Indebtedness specified in clauses (iii) and (v) of the definition of Indebtedness) or 3.15(a)(vii), in the ordinary course of business consistent with past practice; provided, however, that the foregoing exception shall not apply to any Contract that requires or provides for consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated by this Agreement;

(p) negotiate, amend, modify, enter into or terminate any Labor Agreement, except as required pursuant to an applicable Contract in effect as of the date of this Agreement;

(q) make any material change to its or any of its Subsidiaries’ methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;

(r) make or agree to make any capital expenditure, other than relating to the purchase of inventory or surgical instruments in the ordinary course of business, exceeding $500,000 in the aggregate;

(s) agree to, or otherwise commence to, release, compromise, assign, settle, or resolve, in whole or in part, any threatened or pending Proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any of its Subsidiaries of an amount not greater than $250,000 (net of insurance proceeds) in the aggregate;

(t) fail to use reasonable best efforts to maintain in effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(u) (i) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person any rights to any Company Intellectual Property material to the Company and its Subsidiaries, taken as a whole (except for licensing non-exclusive rights for the primary purpose of (A) conducting clinical research, entered into with a clinical research organization; (B) material transfer, sponsored research or other similar matters; (C) establishing confidentiality or non-disclosure obligations; (D) conducting clinical trials; or (E) manufacturing, labeling or selling the Company’s or any of its Subsidiaries’ products); (ii) fail to use all reasonable efforts not to cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents expiring in accordance with their terms) any Company Intellectual Property; (iii) fail to use all reasonable efforts to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Company Registered IP including allowing any such patent families with pending applications to close by not filing a continuing application; (iv) make any change in Company Intellectual Property that is or would reasonably be expected to materially impair the Company’s or any of its Subsidiaries’ rights with respect to the Company Intellectual Property; (v) disclose to any Person (other than Representatives of Parent and Merger Sub), any Trade Secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a Person that is subject to confidentiality obligations; or (vi) fail to take or maintain reasonable measures to protect the confidentiality and value of material Trade Secrets included in the Company Owned IP;

(v) except as required by applicable Law, (i) make or change any material Tax election or adopt or change any material method of Tax accounting; (ii) file any material amended Tax Return; (iii) settle or compromise any audit, assessment or other Proceeding relating to a material amount of Taxes; (iv) agree to an extension or waiver of the statute of limitations with respect to federal income Taxes or other material Taxes; (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax; or (vi) surrender any right to claim a material Tax refund;

(w) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(x) enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.

Nothing contained herein shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained herein shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2. Proxy Statement; Company Stockholders’ Meeting.

(a) The Company shall use reasonable best efforts to file the preliminary Proxy Statement with the SEC as soon as reasonably practicable (and in any event will file the Proxy Statement within twenty (20) Business Days after the date hereof). The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff, to clear the preliminary Proxy Statement with the SEC as promptly as reasonably practicable after filing and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. The Company will advise Parent promptly after receipt of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. The Company will promptly provide Parent with copies of all written correspondence between the Company (or its Representatives) and the SEC (or its staff) regarding the Proxy Statement or the Merger. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as reasonably practicable prepare and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or responding to any comments of the SEC (or its staff) with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response (and the Company shall give reasonable consideration to all reasonable comments provided by Parent or its Representatives).

(b) Subject to the earlier termination of this Agreement in accordance with Section 7.1, the Company shall, as soon as reasonably practicable following the date of this Agreement (in consultation with Parent), conduct one or more “broker searches,” establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval and shall submit such proposal to such holders at the Company Stockholders’ Meeting and, except for a proposal to adjourn the Company Stockholders’ Meeting if there are insufficient affirmative votes represented at the Company Stockholders’ Meeting to obtain the Company Stockholder Approval, shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of Parent. The Company shall not change such record date for the Company Stockholders’ Meeting without the prior written consent of Parent and shall not adjourn or otherwise postpone or delay the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholders’ Meeting (i) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (ii) after consultation with Parent, to the extent necessary to ensure the distribution of any supplement or amendment to the Proxy Statement required by Law within a reasonable amount of time in advance of the Company Stockholders’ Meeting, (iii) if there are insufficient affirmative votes represented (either in person or by proxy) at the Company Stockholders’ Meeting to obtain the Company Stockholder Approval, or (iv) after consultation with Parent, to the extent otherwise required to comply with applicable Law; provided, further, however, that (A) unless agreed to in writing by Parent, (x) any such adjournment or postponement under the preceding clause (i) or (iii) shall be for a period of no more than ten (10) Business Days each, and (y) the Company shall only be permitted to effect up to two (2) such adjournments or postponements pursuant to the preceding clauses (i) and (iii) (in the aggregate), (B) no postponement contemplated by the preceding clause (i) or (iii) shall be permitted if it would require a change to the record date for the Company Stockholders’ Meeting and (C) if requested by Parent, the Company shall effect an adjournment or postponement of the Company Stockholders’ Meeting under the circumstances contemplated by the preceding clause (i) or (iii) for a period of up to ten (10) Business Days each (provided, however, that Parent shall only make up to two (2) such requests, and no such request for a postponement shall be permitted if it would require a change in the record date for the Company Stockholders’ Meeting). If the Company Board has not made a Company Adverse Recommendation Change in accordance with Section 5.5(e), the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Proxy Statement, and use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Company Superior Proposal).

(c) As promptly as reasonably practicable following the date of such request, each of Parent and Merger Sub shall furnish the Company with all information reasonably requested by the Company and required pursuant to the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

(d) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 5.3. Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VI to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the defending of any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) prompt provision of any additional information to any Governmental Authority as such Governmental Authority may lawfully request and the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall as promptly as reasonably practicable after the date of this Agreement, upon a date to be mutually agreed upon by the parties hereto (and in any event within ten (10) Business Days following the date of this Agreement, unless agreed otherwise by the parties hereto), make its respective filings under the HSR Act. Each of the parties hereto shall as promptly as reasonably practicable after the date of this Agreement, upon a date to be mutually agreed upon by the parties hereto, make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, but in no event later than as required by Law. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company or any of their respective Affiliates shall be required to, and without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Affiliates will, grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third Person in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement (it being understood that this sentence does not apply to the actions required by Section 5.3(d) or Section 5.3(e)).

(b) In connection with and without limiting the efforts referenced in this Section 5.3, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a private party, in each case, under any applicable Antitrust Laws, including (i) promptly informing the other party of such inquiry or Proceeding, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, or in connection with any such Proceeding, to any other Person, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, or in connection with any such Proceeding, between either party and any other Person with respect to this Agreement and (iii) providing the other party with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) between either party and any Governmental Authority, or in connection with any such Proceeding, between either party and any other

Person with respect to this Agreement; provided that materials required to be provided by one party to another pursuant to this Section 5.3(b) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns or may be provided on an outside counsel basis, if reasonably appropriate. In addition, each of the parties hereto will give reasonable notice to and consult with the other in advance of any meeting or substantive telephone call or conference with any Governmental Authority, or in connection with any such Proceeding, with any other Person, and to the extent permitted by the Governmental Authority, give the other the opportunity to attend and participate in such meeting, telephone call or conference.

(c) The parties shall consult with each other with respect to obtaining all permits and Consents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

(d) Subject to the limitations set forth below in Section 5.3(e), Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate any impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Termination Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Company, (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company and (z) otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, in each case as may be required in order to obtain all expirations or terminations of waiting periods required under any Antitrust Law or to avoid the commencement of any action by a Governmental Authority to prohibit the transactions contemplated by the Agreement under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any action or proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the Termination Date. To assist Parent in complying with its obligations set forth in this Section 5.3(d), the Company shall enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Company’s freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action).

(e) Notwithstanding anything in this Agreement to the contrary, none of Parent or any of its Affiliates shall be required to take any Divestiture Action or otherwise agree to or proffer to sell, divest, hold separate, lease, license, transfer, dispose of or otherwise encumber or impair or take any other action with respect to Parent’s or any of its Affiliates’ ability to own or operate any assets, properties, businesses or product lines of Parent or any of its Affiliates (including, for the avoidance of doubt, any Securities of the Company or its Subsidiaries) or, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, any assets, properties, businesses or product lines of the Company or any of its Subsidiaries; provided, however, that none of Parent or any of its Affiliates shall be required to take any action contemplated in Section 5.3(d) or this Section 5.3(e) in connection with any Proceeding by a Person other than a Governmental Authority, and the Company shall not, and shall not cause or permit any of its Subsidiaries to, unless requested to do so by Parent, commit to or effect any action contemplated in Section 5.3(d) or this Section 5.3(e).

Section 5.4. Access to Information; Confidentiality. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Merger Sub, and their respective Representatives, reasonable access, during normal business hours and upon reasonable notice, to all of the officers, employees, agents, properties, books, contracts and records of the Company and its Subsidiaries, and during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent or

Merger Sub may reasonably request. Notwithstanding anything to the contrary provided herein, the Company may restrict or prohibit such access to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or prohibit such access, (b) granting such access would violate any Contract or material obligation of the Company or any of its Subsidiaries with a third Person with respect to confidentiality or otherwise breach, contravene or violate, constitute a default under, or give a third Person the right to terminate or accelerate any obligations under, any then-effective Contract to which the Company or any of its Subsidiaries is a party or would disclose any information that is competitively sensitive or (c) granting access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege in respect of such documents or information, provided, however, that the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or material obligation or waive such privilege or work-product doctrine. Prior to the Effective Time, Parent and Merger Sub will hold any information obtained pursuant to this Section 5.4 in accordance with the terms of the Confidentiality Agreement. No investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Notwithstanding anything contained herein to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 5.4 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties.

Section 5.5. No Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except as expressly provided in Section 5.5(b) or Section 5.5(d), (i) the Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and instruct its and its Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons (or any of their Representatives) with respect to any Company Acquisition Proposal (other than Parent or any of its Affiliates or Representatives with respect to the transactions contemplated by this Agreement); (ii) the Company shall not, and shall not permit its Subsidiaries and its and its Subsidiaries’ Representatives to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or knowingly encourage, or knowingly induce or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Company Acquisition Proposal, (B) enter into, continue or otherwise participate in any negotiations or discussions with, or furnish or cause to be furnished any information or data to, or furnish access to the Company’s (or any of its Subsidiaries’) properties with respect to, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal (other than informing any Persons of the provisions of this Section 5.5), or grant any waiver or release under (or terminate, amend or modify any provision of), or fail to use reasonable best efforts to enforce to the fullest extent permitted under applicable Law, any confidentiality or standstill or similar agreement (except that if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to grant any waiver or release would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third Person to make a Company Acquisition Proposal), (C) execute or enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding relating to or in connection with, or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (each, an “Alternative Acquisition Agreement”), (D) submit to the stockholders of the Company for their approval any Company Acquisition Proposal or Company Superior Proposal, or (E) resolve to do, or agree or announce an intention to do, any of the foregoing; (iii) the Company shall not provide (and will not permit its Subsidiaries and its and its Subsidiaries’ Representatives to provide) and shall promptly, and in any event, within twenty-four (24) hours of the date of this Agreement, terminate access of any third Person (and its Representatives) (other than Parent or any of its Affiliates or Representatives) to any data room (virtual or actual) containing any of the Company’s (or any Subsidiary of the Company’s) confidential information granted in connection with, or with the intent of obtaining, any possible Company Acquisition Proposal; and (iv) the Company, to the extent it has a right to do so, shall, and shall instruct its Subsidiaries and its and its Subsidiaries’ Representatives to, use their respective reasonable best efforts to request that any such third Person (and its Representatives) (other than Parent or any of its Affiliates or Representatives) in possession of confidential information about the Company or any of its Subsidiaries (or its or its

Subsidiaries’ businesses or operations) return or destroy all such information, and in connection therewith the Company shall, to the extent it has a right to do so, within twenty-four (24) hours of the date of this Agreement, demand the return or destruction of all confidential information and materials provided to any third Persons (or their Representatives) (other than Parent or any of its Affiliates or Representatives) relating to a possible Company Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, if the Company receives, after the date hereof, a bona fide written Company Acquisition Proposal from a third Person that did not result from a breach of this Section 5.5, then the Company may (i) furnish information concerning its business, properties or assets to such Person pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided to Parent promptly after execution) and (ii) negotiate and participate in discussions and negotiations with such Person concerning such Company Acquisition Proposal, in each case of clause (i) and (ii), if and only if the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that (x) such Company Acquisition Proposal constitutes or could reasonably be expected to lead to or result in a Company Superior Proposal and (y) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law. The Company (A) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (1) of the receipt of any Company Acquisition Proposal, which notice shall include, if applicable, a complete, unredacted copy of such Company Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations sought to be initiated or continued with, the Company, any of its Subsidiaries or any of its or its Subsidiaries’ Representatives concerning a Company Acquisition Proposal or proposal that is reasonably likely to constitute or lead to or result in a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and, if applicable, the terms (including any amendments thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials, (B) shall substantially concurrently (and in any case within twenty-four (24) hours) make available to Parent all information, including copies of all written materials, provided by the Company or any of its Subsidiaries or its or its Subsidiaries’ Representatives to such party but not previously made available to Parent and (C) shall keep Parent reasonably informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development, discussions or negotiations) of the status and details (including amendments and proposed amendments) of any such Company Acquisition Proposal or other inquiry, offer, proposal, request, discussion or negotiation (which shall include, if applicable, copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to any Company Acquisition Proposal exchanged between the Company or its Subsidiaries or any of its or its Subsidiaries’ Representatives in each case thereof, on the one hand, and the Person (or any of its Representatives) making such Company Acquisition Proposal or such other inquiry, offer or proposal, on the other hand).

(c) Except as expressly permitted by Section 5.5(d) or Section 5.5(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify in a manner adverse to Parent, or publicly propose to withdraw, qualify or modify in a manner adverse to Parent, the Company Recommendation, (ii) approve, authorize, declare advisable, endorse or recommend (or publicly propose to approve, authorize, declare advisable, endorse or recommend) any Company Acquisition Proposal, (iii) fail to include in the Proxy Statement the Company Recommendation, (iv) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following public disclosure of any Company Acquisition Proposal, (v) fail to recommend against any Company Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (any action described in clauses (i) through (v) of this sentence being referred to as a “Company Adverse Recommendation Change”) or (vi) adopt or approve, or propose to adopt or approve, or allow the Company or any of its Subsidiaries to execute or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement permitted under, and in compliance with Section 5.5(b)).

(d) Notwithstanding anything in this Agreement to the contrary, if at any time prior to the receipt of the Company Stockholder Approval, the Company or the Company Board receives a Company Superior Proposal, the Company Board may authorize and cause the Company to (x) effect a Company Adverse Recommendation Change and (y) terminate this Agreement pursuant to Section 7.1(c)(ii) and concurrently with such termination enter into a definitive agreement providing for such Company Superior Proposal (subject to the satisfaction of its obligations under Section 7.3) if (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; (ii) the Company has notified Parent in writing that it intends to take such action; (iii) the Company has provided Parent a copy of the proposed definitive agreements (and any related agreements) relating to such Company Superior Proposal (and has informed Parent of the identity of the Person making such Company Superior Proposal); (iv) until 11:59 p.m., New York City time, on the fourth (4th) Business Day following the notice delivered pursuant to clause (ii) of this Section 5.5(d), the Company and its Representatives shall have discussed and negotiated with Parent in good faith (to the extent Parent requests to negotiate) any proposed modifications to the terms and conditions of this Agreement (it being understood and agreed that any amendment to any material term or condition of any Company Superior Proposal shall require a new notice and a new negotiation period, which shall expire at 11:59 p.m., New York City time, on the second (2nd) Business Day following the delivery of such new notice); and (v) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to this Agreement made by Parent in writing during such period, that (A) the Company Acquisition Proposal that is the subject of the notice described in clause (ii) above still constitutes a Company Superior Proposal and (B) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e) Notwithstanding anything in this Agreement to the contrary, other than in connection with a Company Superior Proposal (which shall be subject to Section 5.5(d) and shall not be subject to this Section 5.5(e)), prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Intervening Event, effect a Company Adverse Recommendation Change if (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect such a Company Adverse Recommendation Change pursuant to this Section 5.5(e) (which notice shall reasonably specify the facts and circumstances providing the basis of the Company Intervening Event and for the Company Board’s determination to effect the Company Adverse Recommendation Change in detail); (iii) until 11:59 p.m., New York City time, on the fourth (4th) Business Day following the notice delivered pursuant to clause (ii) of this Section 5.5(e), the Company and its Representatives shall have discussed and negotiated with Parent in good faith any proposed modifications to the terms and conditions of this Agreement (to the extent Parent requests to negotiate) (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period, which shall expire at 11:59 p.m., New York City time, on the second (2nd) Business Day following the delivery of such new notice); and (iv) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith (after consultation with the Company’s outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to this Agreement made by Parent in writing during such period, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that (A) in no event shall this Section 5.5(f) permit the Company or the Company Board to make a Company Adverse Recommendation Change except as otherwise permitted pursuant to Section 5.5(d) or Section 5.5(e), (B) in no event shall this Section 5.5(f) affect, modify or supplement the definition of Company Adverse Recommendation Change herein (or to the consequences thereof in accordance with this Agreement) and (C) any such disclosure (other than issuance by the Company of a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not expressly reaffirm the Company Recommendation shall be deemed to be a Company Adverse Recommendation Change; provided further that any factually accurate public statement that describes the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto and expressly reaffirms the Company Recommendation shall not be deemed to be a Company Adverse Recommendation Change. The Company shall provide Parent with a copy of the text of any disclosure proposed to be made pursuant to this Section 5.5(f) at the earliest practicable time in advance of such disclosure.

Section 5.6. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the directors or officers of the Company at or prior to the Effective Time (the “D&O Indemnified Parties”) as provided in the Certificate of Incorporation, the Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Certificate of Incorporation and Bylaws as in effect immediately prior to the Effective Time solely with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.6.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, however, that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided, further, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(c) The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall cause proper provision to be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

Section 5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 6.2 not to be satisfied at any time from the date of this Agreement to the Effective Time; (b) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; and (c) any material regulatory notice, report or results of inspection from the FDA or any similar Governmental Authority. Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 6.3 not to be satisfied at any time from the date of this Agreement to the Effective Time; and (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto hereunder and any failure to give such notice with respect to clauses (b) or (c) above, or (ii) or (iii) above, as applicable, shall not constitute a breach of this Section 5.7 for purposes of Section 6.2(b) or Section 6.3(b). Except with respect to Antitrust Law, which is the subject of Section 5.3, the Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement.

Section 5.8. Public Disclosure. Parent and the Company shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, except as otherwise expressly permitted by this Agreement, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or other announcement with respect to the Merger, the other transactions contemplated by this Agreement or this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by Law or the rules of a national securities exchange or trading market on which such party’s Securities are listed, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance. Notwithstanding the foregoing, (a) the restrictions set forth in this Section 5.8 shall not apply to any press release or other announcement (i) made by the Company with respect to or in connection with a Company Adverse Recommendation Change effected by the Company Board in accordance with this Agreement or (ii) made by the Company or Parent concerning this Agreement, the Merger or the other transactions contemplated hereby in connection with a determination by the Company or the Company Board in accordance with Section 5.5(b) or Section 5.5(d) that a Company Acquisition Proposal constitutes, or is reasonably likely to constitute, a Company Superior Proposal or any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated hereby, provided, however, that in the case of the preceding clause (i) or (ii), to the extent not prohibited by applicable Law, the disclosing party gives the other party reasonable advance notice of (including contents of) its intended press release or other announcement, and (b) to the extent the content of any press release or other announcement has been previously approved and made in accordance with this Section 5.8, no separate approval shall be required in respect of such content to the extent such content is substantially replicated in a subsequent press release or other announcement or substantially consistent with a previously approved press release or announcement.

Section 5.9. Intellectual Property Matters. The Company shall, prior to the Closing use all reasonable efforts to ensure that title in all Company Registered IP is recorded in the name of the Company or one or more of its Subsidiaries, as applicable, and to the extent that any such Company Registered IP is recorded in any governmental registry in the name of any Person other than the Company or any of its Subsidiaries, or there are outstanding encumbrances of any type against such Company Registered IP, use all reasonable efforts to obtain appropriate assignments, discharges or other documents intended to place record ownership in the name of the Company or any of its Subsidiaries and/or effect the discharge prior to the Closing, as applicable. Without limiting Section 5.1(o), the Company shall use all reasonable efforts to ensure that all maintenance, annuity and other fees and all filings necessary to assure the continued enjoyment of any issued Company Registered IP, and all amendments, responses to office actions, issue fees and other fees and filings necessary to maintain the pendency of and pursue the prosecution of any pending applications, including the filing of continuation applications, have been and will be paid or filed on a timely basis through the Closing.

Section 5.10. Employee Matters.

(a) For the period commencing at the Effective Time and ending on the earlier of (x) the date that is twelve (12) months following the Effective Time and (y) the date on which the employment of an employee of the Company or any of its Subsidiaries who continues his or her employment with Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time (each, a “Continuing Employee”) terminates, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with (i) an annual base salary, at least equal to the annual base salary, provided to such Continuing Employee immediately prior to the Effective Time, (ii) cash bonus and cash incentive opportunities that are no less favorable than the cash bonus and cash incentive opportunities provided to similarly situated employees of Parent and its Affiliates, and (iii) employee benefits that are no less favorable (in the aggregate) to the employee benefits (including severance benefits but excluding for such purposes any equity or equity-related awards, and any defined benefit pension benefits) provided to similarly situated employees of Parent and its Affiliates.

(b) If the Closing occurs (i) prior to the completion of the 2018 fiscal year or (ii) after the completion of the 2018 fiscal year but prior to the payment of bonuses with respect to such fiscal year, Parent or its Subsidiaries (including the Surviving Corporation) shall pay an annual bonus under the applicable bonus plans of the Company and its Subsidiaries in respect of the 2018 fiscal year to each eligible employee of the Company or any of its Subsidiaries based on actual performance levels as of the date of this Agreement, extrapolated through the last day of the 2018 fiscal year, which payment shall be made at the time such bonuses would ordinarily be paid to eligible employees by the Company and its Subsidiaries pursuant to the terms of such plans and in compliance with Section 409A of the Code; provided that if such employee is terminated by the Company or its Subsidiaries without cause prior to the payment date, such bonus shall be paid on such employee’s termination date. If the Closing occurs during the 2019 fiscal year, Parent or its Subsidiaries (including the Surviving Corporation) shall pay a pro-rated annual bonus under the applicable bonus plans of the Company and its Subsidiaries in respect of the portion of the 2019 fiscal year that occurs prior to the Closing Date to each eligible employee of the Company or any of its Subsidiaries based on target level performance through the Closing Date, which payment will be made at the time such bonuses would ordinarily be paid by the Company and its Subsidiaries pursuant to the terms of such plans, but in no event later than the end of the first quarter of 2020 or such earlier date as may be required to comply with Section 409A of the Code.

(c) Parent agrees that each Continuing Employee shall, as of the Effective Time, receive full credit for service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of determining eligibility to participate, vesting and benefit accrual under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or any of their respective Affiliates in which such Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any defined benefit pension plan); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Affiliates for the benefit of Continuing Employees (including any medical, dental, pharmaceutical or vision benefit plans), Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements or required physical examinations, actively-at-work requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company or any of its Subsidiaries immediately prior to the Effective Time; and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid (or otherwise deemed paid) by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, for the plan year in which the Effective Time occurs; provided, however, that Parent’s obligations under this clause (ii) shall be subject to its receipt of all necessary information, from either the Company or such Continuing Employee, related to such amounts paid by such Continuing Employee.

(d) Unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall terminate, effective as of at least one (1) day prior to the Closing Date, any and all Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “Company 401(k) Plan”). No later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that the Company has taken action to terminate each Company 401(k) Plan (effective as of no later than one (1) day prior to the Closing Date) pursuant to resolutions of the Company Board, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent (which shall not be unreasonably withheld or delayed).

(e) The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.10 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any

Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Benefit Plans or other employee benefit plans or arrangements.

Section 5.11. Merger Sub. Parent will take all actions necessary to cause Merger Sub to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.12. Rule 16b-3 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative Securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.13. Repayment and Termination of Existing Credit Agreement. The Company shall use its reasonable best efforts to deliver to Parent, at least three (3) Business Days prior to the Closing Date, a draft of, and on or prior to the Closing Date, an executed copy of, a customary payoff letter from the agents under the Existing Credit Agreement in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the “Payoff Letter”). The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver to Parent (or the agent under the Existing Credit Agreement, in the case of prepayment and termination notices) on or prior to the Closing, in form and substance reasonably satisfactory to Parent, all the documents, filings and notices required for the termination of commitments under the Existing Credit Agreement and the release of all Liens securing the obligations thereunder, including the filing of UCC releases, termination of control agreements, and delivery of possessory collateral, which shall in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Existing Credit Agreement. At the Closing, Parent shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable under the Existing Credit Agreement in accordance with the Payoff Letter.

Section 5.14. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the shares of Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from NASDAQ prior to the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the Closing Date, the Company will use its reasonable best efforts to deliver to Parent at or prior to the Closing a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Section 5.15. State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other transactions contemplated by this Agreement, then the Company Board shall take any and all actions within its control as are necessary to render such statutes inapplicable to the foregoing.

Section 5.16. Stockholder Litigation. The Company shall give Parent notice as soon as possible of, and the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense or settlement of, any stockholder litigation against the Company and/or its directors or executive officers relating to or in connection with this Agreement, the Merger or any other transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to compromise or settle any such litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers relating to or in connection with this Agreement, the Merger or any other transaction contemplated by this Agreement, in each case, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 5.17. Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director of the Company and each subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time.

Section 5.18. Convertible Note Indentures.

(a) Prior to the Effective Time, the Company shall take all such actions as may be required in accordance with, and subject to, the terms of the applicable Convertible Note Indenture or under applicable Law, including the giving of any notices that may be required in connection with the Merger or any other transaction contemplated by this Agreement and any repurchases or conversions of the Convertible Notes issued under the applicable Convertible Note Indenture occurring as a result of, or in connection with, with the Merger or any other transaction contemplated by this Agreement. In addition, following the occurrence of any event that would require an adjustment to the Conversion Rate under any Convertible Note Indenture, the Company shall promptly provide Parent written notice accurately setting out (i) the updated Conversion Rate for each Convertible Note Indenture and (ii) the number of Additional Shares (as defined in the applicable Convertible Note Indenture), if any, by which such Conversion Rate will be increased upon the occurrence of a Make-Whole Fundamental Change (as defined in the applicable Convertible Note Indenture), in each case, as adjusted to reflect all events that have occurred through the date on which such update is provided that would result in an adjustment pursuant to the terms of the applicable Convertible Note Indenture.

(b) The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates, written or verbal responses to any substantive inquiries from holders of the Convertible Notes or other documents or instruments deliverable pursuant to or in connection with the Convertible Note Indentures prior to the dispatch or making thereof, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

(c) On or after the date hereof, the Company shall not elect a Settlement Method under the Convertible Note Indentures other than the Default Settlement Method as of the date hereof without the written consent of Parent.

(d) Capitalized terms in this Section 5.18 that are not otherwise defined in this Agreement shall have the meaning given them in the applicable Convertible Note Indenture.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) the Company shall have obtained the Company Stockholder Approval;

(b) (i) any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or termination thereof shall have been granted and (ii) any authorization or consent from a Governmental Authority required to be obtained with respect to the Merger under any Antitrust Law as set forth on Schedule 6.1(b) of the Company Disclosure Letter hereto shall have been obtained and shall remain in full force and effect; and

(c) no Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, that is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) (i) the representations and warranties of the Company contained in 3.2(a), 3.2(c)(i), 3.2(c)(ii), 3.2(c)(iv) (in each foregoing clause of Section 3.2(c), with respect to the Company and the Securities thereof), 3.3, 3.4, 3.5(a)(i),

3.7(b), 3.26, and 3.28 shall be true and correct in all respects (except in the case of Sections 3.2(a), 3.2(c)(i), 3.2(c)(ii), and 3.2(c)(iv) (in each foregoing clause of Section 3.2(c), with respect to the Company and the Securities thereof) for any de minimis inaccuracy) both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), (ii) the representations and warranties of the Company contained in Sections 3.1(a), 3.2(b), 3.2(c)(iii), 3.2(d), 3.2(e), and 3.27 (without giving effect to any materiality, Company Material Adverse Effect or similar qualifiers contained therein) shall be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), and (iii) the other representations and warranties of the Company contained in this Agreement (without giving effect to any materiality, Company Material Adverse Effect or similar qualifiers contained therein) shall be true and correct both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Effective Time;

(c) since the date of this Agreement, there shall not have been any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c); and

(e) there shall not be any pending Proceeding in a U.S. federal district court by any Governmental Authority against Merger Sub, Parent, the Company or any of their respective Subsidiaries (i) seeking to restrain or prohibit Parent or Merger Sub from retaining any portion of Parent’s or Merger Sub’s assets or to restrain or prohibit Parent or Merger Sub from acquiring any material portion of the Company’s or any of its Subsidiaries’ businesses or assets, or to compel Parent or Merger Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of the Company, Parent or their respective Subsidiaries in connection with the Merger; (ii) challenging, seeking to restrain or prohibit the Merger or the other transactions contemplated by the Agreement or seeking to obtain from the Company, Parent or Merger Sub any material damages or other remedy in connection with the Merger; (iii) seeking to impose material limitations on the ability of Merger Sub, or render Merger Sub unable, to consummate the Merger or other transactions contemplated by this Agreement; or (iv) seeking to impose limitations on the ability of Merger Sub or Parent to exercise full rights of ownership of the shares of Company Common Stock; provided, however, that this Section 6.2(e) shall not be operative with respect to any such Proceeding in which a U.S. federal district court of competent jurisdiction has considered and denied a Governmental Authority’s motion for preliminary injunction; and provided, further, however, that this Section 6.2(e) shall be deemed to be fulfilled and satisfied and of no further force and effect after June 29, 2019.

Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality, Parent Material Adverse Effect or similar qualifiers contained therein) shall be true and correct both as of the date of this Agreement and as of the Effective Time as though made on and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed or complied in all material respects with each of their respective obligations required under this Agreement to be performed or complied with on or prior to the Effective Time; and

(c) the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before 5:00 P.M. (New York City time) on August 29, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Termination Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated by this Agreement, and in the case of such an Order, such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the issuance of such Order; or

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not capable of being cured by Parent or Merger Sub, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.2(b); or

(ii) at any time prior to receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.5(d); provided, however, that immediately prior to or simultaneously with such termination, the Company pays to Parent the Company Termination Fee (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement).

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.3(b); or

(ii) if (A) the Company Board shall have made a Company Adverse Recommendation Change or (B) the Company or the Company Board, as applicable, shall have materially breached any of its obligations under Section 5.5(a).

Section 7.2. Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any material and intentional breach of this Agreement or fraud, in which case, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, however, that the Confidentiality Agreement, this Section 7.2, Section 7.3, and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1. For purposes of this Agreement, “material and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement. The failure of Parent or Merger Sub, for any reason, to have sufficient cash available on the date that the Closing is required to occur pursuant to Section 1.2 hereof to consummate the transactions contemplated hereby in accordance with the terms of this Agreement shall constitute a material and intentional breach of this Agreement.

Section 7.3. Termination Fees.

(a) If this Agreement is terminated by:

(i) (A) Parent pursuant to Section 7.1(d)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or (B) either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and in any such termination under clauses (A) or (B), (1) prior to such termination, a Company Acquisition Proposal made after the date of this Agreement has been publicly disclosed and not publicly withdrawn at least three (3) Business Days prior to the Company Stockholders’ Meeting in the case of termination pursuant to Section 7.1(b)(iii) or is otherwise known to the Company Board and not withdrawn (publicly, if publicly disclosed) prior to such termination in the case of termination pursuant to either Section 7.1(d)(i) or Section 7.1(b)(i), and (2) within twelve (12) months after any such termination under clauses (A) or (B), any Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to any Company Acquisition Proposal (regardless of when or whether such transaction is consummated) (provided, however, that for purposes of this Section 7.3(a)(i), the references to “fifteen percent (15%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) the Company pursuant to Section 7.1(c)(ii); or

(iii) Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay to Parent the Company Termination Fee.

Any payments required to be made under this Section 7.3(a) shall be made by wire transfer of same-day funds to the account or accounts designated by Parent, (x) in the case of clause (i) above, on the same day as the earlier of any consummation of, or entry into a definitive agreement with respect to, the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or simultaneously with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) The Company acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 7.3, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4. Amendment. This Agreement may be amended by mutual agreement of the parties hereto in writing at any time before or after receipt of the Company Stockholder Approval; provided, however, that after the Company Stockholder Approval has been obtained, there shall not be (i) any amendment that by applicable Law or in accordance with the applicable rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor (ii) any amendment or change not permitted under applicable Law.

Section 7.5. Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party hereto with any agreement or condition of such party contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time.

Section 8.2. Expenses. Except as expressly set forth herein (including Section 7.3), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger and the transactions contemplated by this Agreement are consummated.

Section 8.3. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent or Merger Sub:

Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
Phone: (269) 385-2600
Email: Michael.Hutchinson@stryker.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Phone: (312) 407-0700
Email: Richard.Witzel@skadden.com
Attention: Richard C. Witzel, Jr.

if to the Company:

K2M Group Holdings, Inc.
600 Hope Parkway SE
Leesburg, Virginia 20175
Phone: (703) 777-3155
Email: lmiller@k2m.com
Attention: Luke Miller

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Phone: (212) 455-2225
Email: eswedenburg@stblaw.com
Attention: Eric Swedenburg

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.3; provided, however, that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, however, that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.3.

Section 8.4. Interpretation; Certain Definitions.

(a) The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to August 29, 2018, unless the context requires otherwise. References to any information or document being “made available” or “furnished” and words of similar import shall include such information or document having been posted to the “Project Gladiator 2018” online data room hosted on behalf of the Company by Merrill DatasiteOne by 3:45 p.m. New York City time on the date of this Agreement. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided, however, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States.

Section 8.5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof, so long as such assignment would not have a Parent Material Adverse Effect and no such assignment shall release Parent or Merger Sub, as the case may be, from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.6 shall be null and void.

Section 8.7. Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement and the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 8.8. No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (a) the D&O Indemnified Parties (with respect to Section 5.6 and this Section 8.8 from and after the Effective Time) are intended third-party beneficiaries hereof and (b) from and after the Effective Time, the holders of other Company Common Stock and Company Equity Awards are intended third-party beneficiaries of Article II.

Section 8.9. Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.10. Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties hereto acknowledge and agree that, prior to any valid termination of this Agreement in accordance with Section 7.1, in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that, prior to any valid termination of this Agreement in accordance with Section 7.1, it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

Section 8.11. Consent to Jurisdiction.

(a) Each of the parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent, Merger Sub and the Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party hereto irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3, and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

Section 8.12. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.13. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STRYKER CORPORATION

By:	/s/ Timothy J. Scannell
Name: Timothy J. Scannell
Title: President and Chief Operating Officer

AUSTIN MERGER SUB CORP.

By:	/s/ Spencer S. Stiles
Name: Spencer S. Stiles
Title: President

K2M GROUP HOLDINGS, INC.

By:	/s/ Eric D. Major
Name: Eric D. Major
Title: President and Chief Executive Officer

[Signature Page to the Merger Agreement]

APPENDIX A

Definitions

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company’s ability to comply with any of the terms of this Agreement and (b) contains provisions that are no less favorable in the aggregate to the Company, or less restrictive to such third Person (in comparison to Parent), than those contained in the Confidentiality Agreement (provided, however, that such agreement need not contain any standstill agreement or similar obligation).

“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” shall mean a proposal or offer (whether or not in writing) from any Person (other than Parent or any of its Subsidiaries) relating to, or that is reasonably expected to lead to (in one transaction or a series of transactions), any (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation, joint venture or similar transaction involving the Company or any Subsidiary of the Company, pursuant to which any Person or group of related Persons would beneficially own or control, directly or indirectly, fifteen percent (15%) or more (on a non-diluted basis) of any class of equity or voting Securities of the Company or any resulting parent company of the Company, (ii) sale, lease, license or other disposition, directly or indirectly, of assets of the Company (including capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of the Company, in each case, representing in the aggregate fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing fifteen percent (15%) or more (on a non-diluted basis) of any class of equity or voting Securities of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of related Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing fifteen percent (15%) or more (on a non-diluted basis) of the aggregate voting power of the equity Securities of the Company or (v) a combination of the foregoing.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean the Company Options, the Company Restricted Stock Awards and the Company RSU Awards.

“Company Equity Plans” shall mean, collectively, other than the Company ESPP, (i) the Amended and Restated K2M, Inc. 2006 Stock Option and Grant Plan, as amended from time to time, (ii) the K2M Group Holdings, Inc. 2010 Equity Award Plan, as amended from time to time, (iii) the K2M Group Holdings, Inc. 2010 Independent Agent Stock Option Plan, as amended from time to time, (iv) the K2M, Inc. 2014 Omnibus Incentive Plan, as amended from time to time, and (v) the K2M Group Holdings, Inc. 2016 Omnibus Incentive Plan, as amended from time to time.

“Company ESPP” shall mean the K2M Group Holdings, Inc. 2014 Employee Stock Purchase Plan, as amended from time to time.

“Company Intellectual Property” shall mean (i) any and all Intellectual Property owned by, or purported to be owned by, the Company or any of its Subsidiaries and (ii) any and all Intellectual Property licensed to, or otherwise used by (with a valid right to use), the Company or any of its Subsidiaries, in each case of (i) and (ii), whether registered or unregistered.

“Company Intervening Event” shall mean a material effect, change, development, event, occurrence or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known to the Company Board as of the date of this Agreement), which effect, change, development, event, occurrence or circumstance, or any consequence thereof, becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal constitute a Company Intervening Event.

“Company Licensed IP” shall mean all Company Intellectual Property that is licensed to, or otherwise used by (with a valid right to use), the Company or any of its Subsidiaries, whether registered or unregistered.

“Company Material Adverse Effect” shall mean any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has a material adverse effect, individually or in the aggregate, (a) on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect, change, development, event, occurrence, condition or state of facts directly resulting from or arising out of the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general United States or other national, regional or global economic, regulatory or financial market conditions; (ii) changes in the economic, business and financial environment generally affecting the medical device industry; (iii) in and of itself, any change in the Company’s stock price or any failure by the Company to meet any revenue, earnings or other similar projections (it being understood that any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect to the extent not otherwise excluded by another exception herein); (iv) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters, national emergencies or other similar force majeure events, including any escalation or worsening of such conditions threatened or existing as of the date of this Agreement; (v) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in Laws or GAAP or any regulatory environment or regulatory enforcement environment; (vi) the public announcement or pendency of the Merger or the other transactions contemplated hereby; (vii) any action expressly required to be taken pursuant to this Agreement (it being understood and agreed that actions taken by the Company or its Subsidiaries pursuant to its obligations under Section 5.1 to conduct its business shall not be excluded in determining whether a Company Material Adverse Effect has occurred) or (viii) any action taken at the express written direction of Parent given after the date hereof; provided, further, however, that if the effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts set forth in clauses (i), (ii), (iv) and (v), have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the medical device industry, such effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact or (b) on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or on the consummation of, whether by prevention or material delay, any of the Merger and the other transactions contemplated by this Agreement.

“Company Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Owned IP” shall mean all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, whether registered or unregistered.

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

“Company Registered IP” shall mean all Company Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or domain name registrar, including the United States Patent and Trademark Office, the United States Copyright Office, or in any like foreign or international office or agency, or any applications for any of the foregoing.

“Company Restricted Stock Award” shall mean each award of Company Common Stock subject to vesting or other restrictions granted pursuant to a Company Equity Plan.

“Company RSU Award” shall mean each award of restricted stock unit covering shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Superior Proposal” shall mean a bona fide written Company Acquisition Proposal made after the date of this Agreement (provided, however, that for purposes of this definition, references to fifteen percent (15%) in the definition of “Company Acquisition Proposal” shall be deemed to be references to eighty percent (80%)) that did not result from a breach of Section 5.5 and is on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the holders of Company Common Stock from a financial point of view than the Merger and the other transactions contemplated by this Agreement, in each case of clause (i) and (ii), taking into account at the time of determination all legal, financial, regulatory and other aspects or conditions of such Company Acquisition Proposal as the Company Board considers to be appropriate (including the ability of the Person making such proposal to consummate the transactions contemplated by such proposal) and of this Agreement and any proposed amendments or modifications to the terms of this Agreement offered by Parent in response to such Company Acquisition Proposal pursuant to Section 5.5(d).

“Company Termination Fee” shall mean $47,600,000.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated September 29, 2017, between Parent and the Company.

“Contract” shall mean, in each case, whether written or oral, any contract, agreement, subcontract, binding arrangement, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, binding understanding, binding undertaking, permit, binding concession, franchise, commitment, partnership, limited liability company or other agreement or other binding instrument.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities or partnership or other interests, by Contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.

“Convertible Note Indentures” means (a) the Indenture with respect to the Company’s 4.125% Convertible Senior Notes due 2036, dated as of August 11, 2016, by and between the Company and The Bank of New York Mellon, as trustee, and (b) the Indenture with respect to the Company’s 3.00% Convertible Senior Notes due 2025, dated as of June 18, 2018, by and between the Company and The Bank of New York Mellon, as trustee (each as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).

“Copyrights” shall mean all rights in copyrightable works, mask works, works of authorship and moral rights, including copyrights in Software, and all other rights corresponding thereto throughout the world, whether published or unpublished, and any registrations or applications for any of the foregoing, including renewals and extensions.

“Customs & International Trade Authorizations” shall mean any and all licenses, registrations, and approvals required pursuant to the Customs & International Trade Laws for the lawful export, re-export, transfer or import of goods, software, technology, technical data, and services and international financial transactions.

“Customs & International Trade Laws” shall mean the applicable export control, sanctions, import, customs and trade, anti-bribery, and anti-boycott Laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended; the National Defense Authorization Act for Fiscal Year 2012; the National Defense Authorization Act for Fiscal Year 2013; and the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and Persons designated on the U.S. Department of State sanctions lists; the anti-boycott Laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury.

“Delaware Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Environmental Laws” shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, natural resources, or human health and safety (as affected by exposure to Hazardous Materials), including Laws relating to Releases of or exposure to Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), and other similar foreign, state and local statutes, in effect as of the date of this Agreement.

“ESPP Option” shall mean an “Option” as defined in the Company ESPP.

“ESPP Option Price” shall mean a “purchase price” as described in Section 4.02 of the Company ESPP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of October 29, 2012, among the Company, as a Guarantor, K2M, Inc., and K2M UK Limited, jointly and severally as Borrowers, the Guarantors from time to time parties thereto, the several lenders from time to time parties thereto and Silicon Valley Bank, as Administrative Agent, Issuing Lender and Swingline Lender, as amended prior to the date of this Agreement.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA Laws” shall mean all healthcare-related Laws applicable to the operation of the Company’s and each of its Subsidiaries’ business, including (i) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. § 321 et seq.); (ii) the Public Health Service Act of 1944; (iii) the rules and regulations promulgated and enforced by the FDA thereunder, including those requirements relating to quality systems, good manufacturing practices, good laboratory practices, good clinical practices, good tissue practices, medical device reporting, corrections and removals, distribution, import, export, establishment registration, investigational use, labeling, promotion, and pre-market review; and (iv) all comparable state, federal or foreign Laws relating to any of the foregoing.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste or protection of the environment or (ii) can form the basis of any liability under any Law relating to pollution, waste or protection of the environment.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short term or long term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean all intellectual property rights and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all Patents, Trademarks, Copyrights, Trade Secrets, and Software, all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world.

“Intellectual Property Agreement” shall mean any license-in, license-out, consent to use, covenant not to sue, non-assertion, coexistence, settlement or similar Contract concerning Intellectual Property that is material to the Company or its Subsidiaries or concerning material Software used by the Company or any of its Subsidiaries other than non-customized software subject to commercially available off the shelf, “shrink-wrap” or “click-through” type contracts.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of each of the officers and employees of the Company set forth on Section A-1 of the Company Disclosure Letter after reasonable inquiry by each such person.

“Law” shall mean any domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, directive (including those of any self-regulatory organization), arbitration award, agency requirement, license, permit or any other enforceable requirement of any Governmental Authority.

“Lien” shall mean any liens, covenants, charges, security interests, options, claims, mortgages, pledges, encumbrances or other restrictions of any nature whatsoever.

“NASDAQ” shall mean The NASDAQ Stock Market.

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, as amended from time to time, and applicable harmonized standards.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offering Period” shall mean an “Offering” as defined in Section 2.16 of the Company ESPP.

“Order” shall mean any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Parent Common Stock” shall mean the common stock, par value $0.10 per share, of Parent.

“Parent Organizational Documents” shall mean the certificate of incorporation and bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

“Patents” shall mean all issued letters or design patents, reissued or reexamined patents, patents surviving inter partes review, revival of patents, utility models, registered community designs, registered industrial designs, certificates of invention, registrations of patents and extensions thereof, supplemental protection certificates regardless of country issued or formal name and all published or unpublished non-provisional and provisional patent applications, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuation applications, continuation-in-part applications, requests for continued examination and divisions, divisional applications, patent term extension applications, applications for supplemental protection certificates, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof, regardless of the country filed or formal name.

“Permitted Lien” shall mean (i) Liens for Taxes, utilities or governmental assessments, charges or claims of payment (A) not yet due and payable or (B) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (ii) suppliers’, workers’, mechanics’, materialmen’s or other similar liens arising by operation of Law or otherwise incurred in the ordinary course of business consistent with past practice if the underlying obligations (A) are not yet due and payable or (B)

are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iii) Liens arising under equipment leases with third Persons entered into in the ordinary course of business consistent with past practice; (iv) any other Liens if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company and its Subsidiaries to which they relate in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (or in the case of Liens with respect to Parent and its Subsidiaries, do not, individually or in the aggregate, materially impair the continued use and operation of the assets of Parent and its Subsidiaries to which they relate in the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted); (v) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (vi) Liens resulting from securities Laws on Securities of the Company or its Subsidiaries; (vii) Liens incurred in connection with the Existing Credit Agreement or in the ordinary course of business consistent with past practice in connection with other Indebtedness; (viii) Liens created by Parent, Merger Sub or any of their respective Affiliates; and (ix) with respect to real property, zoning regulations, building codes and other land use regulations or similar laws imposed by any Governmental Authority (excluding liens imposed by applicable Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any of its Subsidiaries’ current use of such real property (or in the case of Liens with respect to Parent or any of its Subsidiaries, to the extent not violated by Parent’s or any of its Subsidiaries’ current use of such real property), or statutory or other Liens of landlords for amounts (A) not yet due and payable or (B) that are being contested in good faith and by appropriate proceedings.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Proceedings” shall mean legal, civil, criminal, administrative, regulatory, arbitral, enforcement, civil penalty, alternative dispute resolution, debarment, seizure or other proceedings, litigation, suits, actions, charges, complaints, subpoenas, prosecutions, claims, audits, assessments, inquiries or investigations (other than internal inquiries or investigations).

“Purchase Date” shall have the meaning set forth in the Company ESPP.

“Registrations” shall mean authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions or registrations issued or otherwise made available by any Regulatory Authority or Governmental Authority (including 510(k) pre-market notification clearances, de novo classifications, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, investigation, development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use or sale of the products of the Company and any of its Subsidiaries.

“Regulatory Authority” shall mean the FDA and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use, handling and control, safety, efficacy, reliability or manufacturing of medical devices or human cells, tissues, and cellular and tissue-based products, and any Notified Body.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or into the air, soil, surface water, groundwater or real property.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the target of Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United

Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state, (ii) any Person located, organized or resident in a Sanctioned Country, or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity interest or capital stock of such Person (including interests or rights of any kind convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock or any other equity interest or capital stock of such Person), however described and whether voting or non-voting.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Tax” or “Taxes” shall mean (i) any and all U.S. federal, state, local or foreign income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), windfall profit tax, custom duty, or other tax or other like assessment or charge in the nature of a tax imposed by a Governmental Authority, including any interest, penalty, or addition thereto.

“Tax Returns” shall mean any return, report, information statement, declaration, claim for refund or other similar filing, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority respect to Taxes.

“Trade Secrets” shall mean all trade secrets (protectable as such in any applicable jurisdiction), know-how and confidential or other proprietary information relating to technical, engineering, manufacturing, processing, marketing, financial, or business matters, including new developments, inventions and discoveries (whether patentable or not and whether or not reduced to practice and all improvements thereto), invention disclosures, processes, blueprints, manufacturing, engineering and other drawings and manuals, recipes, research data and results, flowcharts, diagrams, schematics, chemical compositions, formulae, diaries, notebooks, lab journals, design and engineering specifications and similar materials recording or evidencing expertise or information, designs, methods of manufacture, processing techniques, data processing techniques, compilation of information, customer, vendor and supplier lists, pricing and cost information, and business and marketing plans and proposals, all related documents thereof, and all claims and rights related thereto.

“Trademarks” shall mean any and all registered or unregistered trademarks, service marks, trade dress, trade names, corporate names, assumed financial business names, logos, slogans, Internet domain names, and any other source or business identifiers, and all applications, registrations and renewals in connection therewith throughout the world, and all goodwill associated with any of the foregoing.

“Trading Day” shall mean any day on which the NASDAQ is open for trading; provided, however, that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 P.M. New York City time.

“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.

EXHIBIT A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

K2M GROUP HOLDINGS, INC.

FIRST: The name of the Corporation is K2M Group Holdings, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one cent ($0.01).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)	Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2)	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
(3)	The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.
(4)	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders occurring at or prior to the effective time (the “Effective Time”) of the merger of Austin Merger Sub Corp., a Delaware corporation (“Merger Sub”), with and into the Corporation pursuant to the Agreement and Plan of Merger, dated August 29, 2018, by and among Merger Sub, Stryker Corporation and the Corporation. Neither the amendment nor repeal of this Article Eighth, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification for any breach of fiduciary duty by such director occurring at or prior to the Effective Time.

* * * * *

Annex B

800 Nicollet Mall, Minneapolis, MN 55402 Tel: 612-303-6000 [T]el: 800-333-6000 [F]ax: 612-303-1036 Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

August 29, 2018

Board of Directors
K2M Group Holdings, Inc.
600 Hope Parkway SE
Leesburg, Virginia 20175

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of K2M Group Holdings, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below), pursuant to a draft dated August 29, 2018 of the Agreement and Plan of Merger, (the “Agreement”), to be entered into among the Company, Stryker Corporation, a Michigan corporation (the “Acquiror”), and Austin Merger Sub Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of the Acquiror (“Merger Sub”). The Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or held directly by the Acquiror or any subsidiary of the Acquiror (including Merger Sub) immediately prior to the Effective Time (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement) (the “Excluded Shares”), will be converted into the right to receive $27.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the draft of the Agreement dated August 29, 2018; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available; (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries, including a selected publicly traded companies analysis, a selected M&A transaction analysis, a premiums paid analysis and a discounted cash flow analysis, and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

K2M Group Holdings, Inc.
August 29, 2018

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In particular, in the past three years we have acted as co-manager on the Company’s 2018 private offering for $75 million aggregate principal amount of convertible notes, sole book-running manager of the Company’s 2017 sale of 4 million shares of Company Common Stock by selling stockholders, and sole book-running manager on the Company’s 2016 private offering for $50 million aggregate principal amount of convertible notes. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

K2M Group Holdings, Inc.
August 29, 2018

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock (other than the Excluded Shares) of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the Merger Consideration, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing, and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Shares) as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title ), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within

60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Directions to the Special Meeting of K2M Group Holdings, Inc.
Please email our Investor Relations department at ir@k2m.com for directions to the Special Meeting

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

E45522-P03327

K2M GROUP HOLDINGS, INC.
Special Meeting of Stockholders
November 7, 2018 8:00 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Luke Miller and Gregory S. Cole, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of K2M GROUP HOLDINGS, INC. to be held on November 7, 2018, at 8:00 A.M. Eastern Standard Time, at the K2M Group Holdings, Inc. headquarters, 600 Hope Parkway SE, Leesburg, VA 20175, and at any adjournment or postponement thereof, and to vote as specified on this proxy all shares of common stock of the Company held of record by the signer(s) at the close of business on October 4, 2018 on all matters properly coming before the Special Meeting, including but not limited to the matters set forth on the reverse side of this proxy. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Special Meeting and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is signed but no such direction is made, this proxy will be voted (1) FOR the merger proposal; (2) FOR the named executive officer merger-related compensation proposal; and (3) FOR the adjournment proposal. This proxy will be voted on any other matters as may properly come before the meeting in accordance with the discretion of the named proxies and agents.

Continued and to be signed on reverse side